As filed with the Securities and Exchange Commission on September 5, 1996

                                                      Registration No. 333-11101

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                       SECURITIES AND EXCHANGE COMMISSION
                                  ------------

                               Amendment No. 1 to

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                                  ------------
                              SAKS HOLDINGS, INC.
             (Exact name of registrant as specified in its charter)

            DELAWARE                            5311                           52-1685667
  (State or other jurisdiction           (Primary Standard                  (I.R.S. Employer
      of incorporation or            Industrial Classification            Identification No.)
         organization)                      Code Number)

                                  ------------

                              12 EAST 49TH STREET
                            NEW YORK, NEW YORK 10017
                                 (212) 940-4048
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)
                                  ------------

                                  JOAN F. KREY
                                GENERAL COUNSEL
                              SAKS HOLDINGS, INC.
                              12 EAST 49TH STREET
                            NEW YORK, NEW YORK 10017
                                 (212) 940-4048
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                                  ------------

                                   Copies to:

CHARLES K. MARQUIS               PATRICIA A. CERUZZI
STEVEN R. FINLEY                 SULLIVAN & CROMWELL
GIBSON, DUNN & CRUTCHER LLP      125 BROAD STREET
200 PARK AVENUE                  NEW YORK, NEW YORK 10004
NEW YORK, NEW YORK 10166         (212) 558-4000
(212) 351-4000

                                  ------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

                                  ------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF
THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT
SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.
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                 SUBJECT TO COMPLETION, DATED SEPTEMBER 5, 1996.



                                  $200,000,000

[LOGO]                        SAKS HOLDINGS, INC.
                        % CONVERTIBLE SUBORDINATED NOTES
                           DUE                , 2006



   The Notes are convertible at any time prior to maturity, unless previously redeemed or repurchased, into shares of Common Stock, par value $.01 per share
("Common Stock"), of Saks Holdings, Inc. at a conversion rate of       shares
per each $1,000 principal amount of Notes (equivalent to a conversion price of approximately $ per share), subject to adjustment in certain circumstances. On September 4, 1996, the last reported sale price of the Common Stock, which is listed under the symbol "SKS" on the New York Stock Exchange, was $34 3/4 per share.


   Interest on the Notes is payable on           and           of each year,
commencing on           , 1997. The Notes are redeemable in whole or in part at
Saks Holdings' option at any time on or after           , 1999 at the redemption
prices set forth herein, plus accrued interest to the date of redemption. See "Description of Notes--Optional Redemption". The Notes are not entitled to any
sinking fund. The Notes will mature on           , 2006.

   In the event of a Change of Control (as defined herein), each holder of the Notes may require Saks Holdings to repurchase its Notes, in whole or in part, for cash or, at Saks Holdings' option, Common Stock (valued at 95% of the average closing prices for the five trading days immediately preceding and including the third trading day prior to the repurchase date) at a repurchase price of 100% of the principal amount of Notes to be repurchased, plus accrued interest to the repurchase date. See "Description of Notes--Repurchase at Option of Holders Upon a Change of Control".

   The Notes are unsecured obligations subordinated in right of payment to all existing and future Senior Indebtedness (as defined herein) of Saks Holdings and are effectively subordinated in right of payment to all indebtedness and other liabilities of its subsidiaries, including its wholly-owned subsidiary Saks & Company. As of August 3, 1996, Saks Holdings had no outstanding Senior Indebtedness (other than guarantees of subsidiary indebtedness). As of the same date, on a pro forma basis after giving effect to the offering and the application of the net proceeds therefrom, Saks Holdings' subsidiaries had outstanding indebtedness and other liabilities of $755.3 million (excluding intercompany obligations). See "Description of Notes--Subordination".


   Saks Holdings is a holding company with no business operations of its own. Saks Holdings' only material asset is the outstanding capital stock of Saks & Company and Saks Holdings is therefore dependent upon payments, dividends and distributions from Saks & Company in order to make payments of principal of and interest on the Notes. The Notes are not guaranteed by Saks & Company. See "Description of Notes--Subordination".



   The Notes will be represented by a global note registered in the name of the nominee of The Depository Trust Company ("DTC"), which will act as depositary. Beneficial interests in the global note will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its direct and indirect participants. Except as described herein, Notes in definitive form will not be issued. The Notes will be issued in registered form in denominations of $1,000 and integral multiples thereof. See "Description of Notes--Book-Entry".


   Concurrently with the offering of the Notes hereby, certain selling stockholders are offering 8,000,000 shares of Common Stock by a separate prospectus. The consummation of the Notes offering and the Common Stock offering are not conditioned upon each other.

   SEE "RISK FACTORS" BEGINNING ON PAGE 12 FOR A DISCUSSION OF CERTAIN RISKS RELEVANT TO AN INVESTMENT IN THE NOTES.
                              -------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
    THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
     COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
              ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                              -------------------

                                          INITIAL PUBLIC          UNDERWRITING          PROCEEDS TO
                                        OFFERING PRICE(1)         DISCOUNT(2)       SAKS HOLDINGS(1)(3)
                                        ------------------        ------------      --------------------
Per Note..........................              %                      %                     %
Total(4)..........................              $                      $                     $

- ------------

(1) Plus accrued interest, if any, from         , 1996.

(2) Saks Holdings has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

(3) Before deducting estimated expenses of $1,000,000 payable by Saks Holdings.


(4) Saks Holdings has granted the Underwriters an option for 30 days to purchase up to an additional $30 million principal amount of Notes at the initial public offering price per Note, less the underwriting discount, solely to cover over-allotments. If such option is exercised in full, the total initial public offering price, underwriting discount and proceeds to Saks
    Holdings will be $         , $         and $        , respectively. See
    "Underwriting".

                              -------------------


    Goldman, Sachs & Co. is acting as book running lead manager for the offering. Goldman, Sachs & Co., CS First Boston Corporation, Morgan Stanley & Co. Incorporated and Salomon Brothers Inc are acting as co-lead managers. The Notes offered hereby are offered severally by the Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that the Notes will be ready for delivery in book-entry form only through the facilities of DTC in New
York, New York on or about September   , 1996 against payment therefor in
immediately available funds.


GOLDMAN, SACHS & CO.
                   CS FIRST BOSTON
                                       MORGAN STANLEY & CO.
                                            INCORPORATED
                                                            SALOMON BROTHERS INC
                              -------------------
               The date of this Prospectus is September   , 1996.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                      [PHOTO OF SAK'S FIFTH AVENUE STORE]












    IN CONNECTION WITH THE OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE NOTES OFFERED HEREBY AND THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

    DURING THE OFFERING, CERTAIN PERSONS AFFILIATED WITH PERSONS PARTICIPATING IN THE DISTRIBUTION MAY ENGAGE IN TRANSACTIONS FOR THEIR OWN ACCOUNTS OR FOR THE ACCOUNTS OF OTHERS IN THE NOTES AND THE COMMON STOCK PURSUANT TO EXEMPTIONS FROM RULE 10B-6, 10B-7, AND 10B-8 UNDER THE SECURITIES EXCHANGE ACT OF 1934.

          "More than a store Saks Fifth Avenue is a brand marked by..."

                       "A Landmark Foundation"

                   [Photo of Saks' Fifth Avenue Store]


                          "A Nation Wide Presence"


               [United States Map Showing Sak's Store Locations]


                             "Worldwide Recognition"

                     "Signature Style"  "Legendary Service"


               "A Well-Defined Image"  "A Reputation for Quality"


                              "An Upscale Profile"




                   [Assorted Photos from Marketing Materials]

                               PROSPECTUS SUMMARY

    The following summary is qualified in its entirety by the more detailed information and consolidated financial statements (including the notes thereto) appearing elsewhere in this Prospectus. As used in this Prospectus, "Saks Holdings" refers to Saks Holdings, Inc. and "Saks" refers to Saks & Company, a wholly-owned subsidiary of Saks Holdings, which does business as Saks Fifth Avenue. The terms "fiscal year" and "fiscal" refer to Saks Holdings' fiscal year, which is the 52- or 53-week period ending on the Saturday closest to January 31 of the following calendar year (e.g., a reference to "fiscal 1995" is a reference to the fiscal year ended February 3, 1996). Unless the context otherwise requires, the information contained herein gives effect to a five-for-one split of the Common Stock effected on April 26, 1996 in the form of a stock dividend to all stockholders of record on April 26, 1996. In addition, unless the context otherwise requires, the information contained in this Prospectus assumes that the Underwriters' over-allotment option is not exercised. See "Underwriting". In addition to the historical information contained herein, certain statements in this Prospectus constitute "forward-looking statements" under the Private Securities Litigation Reform Act (the "Reform Act") which involve risks and uncertainties. Saks Holdings' actual results may differ significantly from those discussed herein. Factors that might cause such a difference include, but are not limited to, those discussed under the captions "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" as well as those discussed elsewhere in this Prospectus. See "Risk Factors-- Forward-Looking Statements".

                                  THE COMPANY

GENERAL

    Saks Fifth Avenue is recognized worldwide as a premier fashion retailer, offering the finest quality and latest style in women's and men's apparel. Supported by a strong commitment to personalized customer service, Saks primarily sells better, bridge and designer apparel, shoes, accessories, jewelry, cosmetics and fragrances for women and men, as well as gift merchandise and children's apparel. Capitalizing on its 70-year history as a fashion authenticator and the prominence of its landmark Fifth Avenue store in New York City, Saks Fifth Avenue has developed one of the most recognized retailing franchises in the world.

    Saks is experiencing significant momentum in its financial performance, reflecting the success of new business strategies developed and initially implemented in 1994 and the significant investments in stores, inventories, staff and systems made since 1990. Saks recorded net sales of $1.69 billion and $868.2 million in fiscal 1995 and the six months ended August 3, 1996, respectively, increases of 18.9% and 17.7% over fiscal 1994 and the six months ended July 29, 1995, respectively. Comparable sales increased 10.6% and 12.4% in fiscal 1995 and the six months ended August 3, 1996, respectively. Primarily due to certain impairment and special charges and increased interest costs, Saks Holdings' net loss in fiscal 1995 increased to $64.1 million from $10.6 million in fiscal 1994. Saks Holdings' net loss decreased to $28.9 million for the six months ended August 3, 1996 from $56.4 million for the six months ended July 29, 1995. The results for the six months ended July 29, 1995 include a special charge of $8.9 million for the costs of integrating four former I. Magnin store locations.

    Saks' net sales are generated through three retail formats: 46 full-line and resort stores; 23 Off 5th outlet stores; and Folio catalogs. The full-line and resort store operations are conducted from an exceptional portfolio of mostly owned stores in premier retail locations, including Fifth Avenue in New York City, Wilshire Boulevard in Beverly Hills, Michigan Avenue in Chicago and Union Square in San Francisco. Saks' rapidly growing Off 5th outlet store division sells high quality, upscale branded fashion apparel at exceptional prices. Saks' Folio catalogs offer fashionable women's apparel, accessories and home furnishings and gifts.

HISTORY

    Saks Fifth Avenue was founded in 1867 and was incorporated in New York as Saks & Company in 1902. Opened in New York City in September 1924 by Horace Saks and Bernard Gimbel, the landmark Fifth Avenue store offered exclusive merchandise from around the world. In 1973, Saks & Company was acquired by a subsidiary of B.A.T. Industries PLC ("B.A.T.") through its acquisition of Gimbel Bros., Inc. In July 1990, affiliates of Investcorp S.A. ("Investcorp") and a group of international investors acquired Saks from B.A.T. (the "1990 Acquisition").

BUSINESS STRATEGY

    After the 1990 Acquisition, Investcorp recruited a new executive management team to correct recognized weaknesses and develop a new business strategy designed to capitalize on the strength of the Saks franchise. By early 1994, management had implemented several key initiatives and developed and began implementing comprehensive, integrated merchandising, service and marketing strategies to position its core retail business for future growth and to extend the Saks franchise.

    These initiatives and strategies resulted in improvements in Saks' financial performance. From fiscal 1991 to fiscal 1995, Saks' net sales grew from $1.27 billion to $1.69 billion, a 32.9% increase. During this period gross margin as a percentage of net sales increased from 27.3% to 30.7%, and selling, general and administrative expenses as a percentage of net sales decreased from 30.5% to 26.0%. In addition, from fiscal 1991 to fiscal 1995, Saks' interest expense, net, decreased from $126.2 million to $94.2 million and Saks' net loss decreased from $180.5 million to $64.1 million. Operating income increased by $78.9 million from a loss of $42.8 million in fiscal 1991 to income of $36.1 million in fiscal 1995. Operating income is net of management fees paid to Investcorp International Inc. ("III") in both fiscal 1991 and fiscal 1995 and in fiscal 1995 is net of special charges of $36.4 million. Operating income excluding these fees and the special charges increased by $120.3 million to $79.5 million during this period. Management fees to III were discontinued in July 1996. Management believes that Saks' current momentum, as reflected by its recent results of operations and comparable sales performance relative to the industry, is directly attributable to implementation of its strategies during fiscal 1994, fiscal 1995 and fiscal 1996. Saks' comparable sales performance* is set forth below:

                                                     FISCAL    FISCAL    FISCAL
                                                      1994      1995      1996
                                                     ------    ------    ------
First quarter.....................................     4.1%     10.2%     13.3%
Second quarter....................................     5.3      11.3      11.3
Third quarter.....................................     5.9       9.9        --
Fourth quarter....................................     6.6      11.0        --

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* Represents the percentage increase in (i) net sales of stores (excluding major store expansions) open in both reporting periods for the portion of such periods open and (ii) Folio net sales. In fiscal 1995 and fiscal 1996, comparable sales excludes the impact of the 53rd week in fiscal 1995.

    Management believes that the ongoing execution and implementation of these strategies will continue to drive performance. A summary of these strategies is set forth below.

  TOP CUSTOMER FOCUS

    Based on extensive market research, Saks has identified certain top customers who generate a significant share of Saks' sales. The large number of customers who comprise this group change over time and are geographically dispersed. Management believes that Saks can capture a substantially greater share of apparel and related expenditures by these customers and has developed and implemented customer affinity programs designed to capitalize on the purchasing habits of top customers by increasing the frequency and productivity of customer contact, increasing cross-selling activities and enhancing customer loyalty. These programs include proactive customer clienteling programs, the Saks First Program and the Fifth Avenue Club.

  DIFFERENTIATED MERCHANDISE ASSORTMENTS

    In 1994, Saks began to specifically target the merchandise categories that, based on extensive research, were determined to be most important to its top customers. Saks is developing dominant assortments in these key merchandise categories by increasing inventory investments, upgrading the quality and congruency of merchandise assortments and by adding important vendors and brands. Saks' overall merchandising strategy is to offer congruent and balanced assortments of differentiated, upscale limited-distribution merchandise.

  STORE INTENSIFICATION

    Management is improving the productivity of its store portfolio through a comprehensive and integrated store intensification program. Saks initially concentrated its efforts and resources on those stores that represented the highest potential for increased sales and profit margins. Pursuant to this strategy, from the beginning of fiscal 1993 to the end of fiscal 1995 Saks made significant investments in 14 high potential stores, including $109 million in gross capital expenditures, $43 million in increased inventory levels, $21 million in additional annual store payroll costs and $4 million in increased annual localized marketing spending. As a result, net sales in these stores increased 29.5% from $698 million in fiscal 1992 to $904 million in fiscal 1995. Saks is expanding its store intensification program to additional stores in 1996 and 1997.

  STORE EXPANSION

    Saks continuously evaluates opportunities for profitable expansion of its store base. Management believes that the current retail environment, characterized by an accelerated pace of store rationalizations, downsizings and bankruptcies, as well as the re-tenanting of major malls, offers many attractive opportunities for Saks to continue to expand its store portfolio.

    FULL-LINE STORES. Saks currently operates 40 full-line stores. Excluding acquisitions, Saks plans to open three new full-line stores (including a store in Orlando, Florida in 1996) and two replacement stores and to complete nine remodels through fiscal 1998.

    RESORT STORES. Saks broadens its reach to the affluent tourist and permanent and seasonal residents of resort markets through its resort stores. Saks currently operates six resort stores, including a store in Charleston, South Carolina that was opened in August 1996. Saks plans to open four new 30,000 to 50,000 gross square foot resort stores through fiscal 1998.

    MAIN STREET STORES. Saks is testing a 35,000 square foot main street store format designed for the local shopping areas of affluent suburban markets. The first main street store is scheduled to open in Greenwich, Connecticut in September 1996.

    ACQUISITIONS. Management believes that the current retail environment will continue to offer selected opportunities to increase Saks' presence in important markets. For example, Saks intensified its presence on the west coast and in the southwest by acquiring four former I. Magnin stores in February 1995.

    Similarly, Saks intends to expand its presence in the demographically attractive Texas market. In July 1996, Saks entered into an agreement with Dayton Hudson Corporation and certain of its affiliates to acquire, subject to certain conditions, three Marshall Field store locations in Texas which would add 250,000 square feet of store space to Saks' presence in this market. Two of these stores are intended to replace two smaller stores that Saks currently operates in Houston and Dallas. Saks intends to spend approximately $100 million in connection with the acquisition and renovation of these stores. There can be no assurance that Saks will satisfy the conditions under the agreement and acquire these store locations.


    In addition, Saks has agreed with Japanese department store operator Isetan Company Limited and its affiliate, Isetan of America, Inc. (collectively, "Isetan"), which are creditors of Barneys Inc. and its affiliates (collectively, "Barneys"), to begin exploring on a preliminary basis the financial feasibility of co-sponsoring a plan of reorganization for Barneys, which filed for Chapter 11 bankruptcy protection in January 1996. Saks would only proceed with such a plan if management concludes that Barneys represents an attractive investment opportunity. There can be no assurance that Saks and Isetan will reach agreement on the terms of a proposed plan of reorganization or that Saks and Isetan will be successful in introducing any such plan in Barneys' bankruptcy case.

    See "Business--Business Strategy--Store Expansion--Acquisitions".

  FRANCHISE EXTENSION STRATEGIES

    Management believes that the Saks Fifth Avenue franchise is extendable over multiple formats and has developed the following specific growth strategies:

    OFF 5TH. Through its Off 5th division, Saks extends its customer reach by offering high quality, upscale branded fashion apparel in an outlet store setting at 40% to 70% off original and comparable retail prices. Off 5th provides attractive financial returns and an economically superior form of inventory liquidation for Saks' retail stores. Saks currently operates 23 Off 5th stores and expects to open approximately 12 additional stores in the remainder of fiscal 1996.

    FOLIO. Saks extends its reach to direct response customers through its Folio catalogs which offer fashionable women's apparel, accessories, home furnishings and gifts and unique selections of Saks' private label merchandise. Folio mailed 29 million catalogs in fiscal 1995, an increase of 26% over fiscal 1994. Management plans to increase Folio's sales through further development of its customer list, increased circulation and the development of new catalogs, including home and gift and outlet catalogs, both domestically and in international markets.

  CAPITAL EXPENDITURES

    Saks is committed to expanding and improving its store portfolio. From the beginning of fiscal 1993 to the end of fiscal 1995, Saks made capital expenditures of approximately $148 million on new stores, remodels, replacements and expansions and, excluding acquisitions, plans to make additional such capital expenditures of approximately $270 million through fiscal 1998. Management believes that cash generated from Saks' operations, funds available under Saks' credit facility and funds available from lease financing and developer contributions will be sufficient to satisfy Saks' cash requirements over this period. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources--Capital Expenditures".

    Saks Holdings is headquartered at 12 East 49th Street, New York, New York 10017, next to the flagship Saks Fifth Avenue store which occupies the entire block on Fifth Avenue between 49th and 50th Streets in New York City, directly across from Rockefeller Center. Its telephone number is (212) 940-4048. Saks is a wholly-owned subsidiary of Saks Holdings.

                                  THE OFFERING

    The following summary of certain terms of the Notes is not complete and is qualified by all of the terms contained in the Notes and in the Indenture (as defined). For a more detailed description of the terms of the Notes, see "Description of Notes".

Securities Offered...........................  $200 million aggregate principal amount of
                                                 % Convertible Subordinated Notes due 2006
                                                 (the "Notes"). Saks Holdings has granted
                                                 the Underwriters an option for 30 days to
                                                 purchase up to an additional $30 million
                                                 principal amount of Notes at the initial
                                                 public offering price per Note, less the
                                                 underwriting discount, solely to cover
                                                 over-allotments, if any.
Maturity Date................................  , 2006 unless earlier redeemed or converted.

Interest Payment Dates.......................  Interest on the Notes is payable at the rate set forth on the cover page hereof,
                                                 semi-annually on each        and        ,
                                                 commencing on , 1997.
Conversion...................................  The Notes are convertible at any time prior to maturity, unless previously redeemed or
                                                 repurchased, into shares of Common Stock at
                                                 a conversion rate of   shares per $1,000
                                                 principal amount of Notes (equivalent to a
                                                 conversion price of approximately $  per
                                                 share), subject to adjustment in certain
                                                 circumstances as described herein. See
                                                 "Description of Notes--Conversion Rights".
Optional Redemption..........................  The Notes will be redeemable at Saks
                                               Holdings' option, in whole or in part, at any
                                                 time on or after             , 1999 at the
                                                 redemption prices set forth herein, plus
                                                 accrued interest to the date of redemption.
                                                 See "Description of Notes--Optional
                                                 Redemption".
Repurchase at Option of Holders Upon a Change
of Control...................................  In the event of a Change of Control (as defined herein), each holder of Notes may
                                                 require Saks Holdings to repurchase its
                                                 Notes, in whole or in part, for cash or, at
                                                 Saks Holdings' option, Common Stock (valued
                                                 at 95% of the average of the closing prices
                                                 for the five trading days immediately
                                                 preceding and including the third trading
                                                 day prior to the repurchase date) at a
                                                 repurchase price of 100% of the principal
                                                 amount of the Notes to be repurchased, plus
                                                 accrued interest to the repurchase date;
                                                 provided that Saks Holdings may repurchase
                                                 Notes for cash only after repayment of all
                                                 outstanding indebtedness under Saks' credit
                                                 facility. See "Description of
                                                 Notes--Repurchase at Option of Holders upon
                                                 a Change of Control".

Subordination................................  The Notes are subordinated in right of payment to all existing and future Senior
                                                 Indebtedness (as defined herein) of Saks
                                                 Holdings. As of August 3, 1996, Saks
                                                 Holdings had no Senior Indebtedness (other
                                                 than guarantees of subsidiary
                                                 indebtedness). The Notes also are
                                                 effectively subordinated in right of
                                                 payment to all indebtedness and other
                                                 liabilities of the subsidiaries of Saks
                                                 Holdings, including Saks. As of August 3,
                                                 1996, on a pro forma basis after giving
                                                 effect to the offering and the application
                                                 of the net proceeds therefrom, the amount
                                                 of all indebtedness and other liabilities
                                                 of Saks Holdings' subsidiaries would have
                                                 been $755.3 million (excluding intercompany
                                                 obligations). The Indenture will not
                                                 restrict the incurrence of Senior
                                                 Indebtedness or other indebtedness by Saks
                                                 Holdings or any of its subsidiaries. See
                                                 "Description of Notes--Subordination".
                                               Saks Holdings is a holding company with no
                                                 business operations of its own. Saks
                                                 Holdings' only material asset is the
                                                 outstanding capital stock of Saks and Saks
                                                 Holdings is therefore dependent upon
                                                 payments, dividends and distributions from
                                                 Saks in order to make payments of principal
                                                 of and interest on the Notes. The Notes are
                                                 not guaranteed by Saks.
Use of proceeds..............................  Saks Holdings intends to loan substantially all of the estimated net proceeds of $194
                                                 million to Saks to enable Saks to (i)
                                                 prepay $138 million aggregate principal
                                                 amount of term loans outstanding under
                                                 Saks' credit facility, (ii) prepay $35
                                                 million aggregate principal amount of Saks'
                                                 existing subordinated indebtedness and
                                                 (iii) use the balance for working capital
                                                 and general corporate purposes. See "Use of
                                                 Proceeds".
Listing......................................  The Notes will not be listed on any securities exchange or quoted on Nasdaq. The
                                                 Underwriters have advised Saks Holdings
                                                 that they intend to make a market in the
                                                 Notes. The Underwriters are not obligated
                                                 to make a market in the Notes, and any such
                                                 market making may be discontinued at any
                                                 time at the sole discretion of the
                                                 Underwriters without notice.
Common Stock.................................  The Common Stock is listed on the New York
                                                 Stock Exchange under the symbol "SKS".

    Concurrently with the offering of the Notes hereby, certain selling stockholders of Saks Holdings are offering 8 million shares of Common Stock
(up to 9.2 million shares if the underwriters, over-allotment options are exercised) by a separate prospectus (the "Secondary Offering"). Investcorp and its affiliates are not participating in the Secondary Offering. The consummation of the Notes offering and the Secondary Offering are not conditioned upon each other.


                                  RISK FACTORS

    See "Risk Factors" beginning on page 12 for a description of certain risks relevant to an investment in the Notes.

                      SUMMARY CONSOLIDATED FINANCIAL DATA


    The summary historical consolidated financial data presented below for each of the five fiscal years in the period ended February 3, 1996 have been derived from the audited Consolidated Financial Statements. The summary historical financial data presented below for the six months ended July 29, 1995 and August 3, 1996 were derived from Saks Holdings' unaudited Condensed Consolidated Financial Statements which contain all accruals and adjustments (consisting only of normal recurring adjustments) which management considers necessary for a fair presentation of the financial information for such periods. The results of operations for the six months ended August 3, 1996 are not necessarily indicative of the operating results that may be expected for the full fiscal year. This financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations", the Consolidated Financial Statements and Notes thereto, the unaudited Condensed Consolidated Financial Statements and Notes thereto and the other financial information included elsewhere in this Prospectus.


                                                                                                SIX MONTHS
                                                                                                  ENDED
                                                                                           --------------------
                                     FISCAL     FISCAL     FISCAL     FISCAL     FISCAL    JULY 29,   AUGUST 3,
                                      1991       1992       1993       1994       1995       1995       1996
                                    --------   --------   --------   --------   --------   --------   ---------
                                                  (IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Net sales.........................  $1,269.4   $1,343.5   $1,395.5   $1,418.2   $1,686.8   $  737.8   $  868.2
Cost of sales, including buying
 and occupancy....................    (922.7)    (933.1)    (975.4)    (979.7)  (1,168.7)    (525.4)    (621.1 )
                                    --------   --------   --------   --------   --------   --------   ---------
 Gross margin.....................     346.7      410.4      420.1      438.5      518.1      212.4      247.1
Selling, general and
 administrative expenses..........    (387.5)    (396.0)    (394.8)    (370.4)    (438.6)    (209.8)    (229.5 )
Management fees (1)...............      (2.0)      (2.0)      (2.0)      (2.0)      (7.0)      (1.0)      (1.0 )
Impairment and special charges
(2)...............................        --         --     (177.7)        --      (36.4)      (8.9)        --
                                    --------   --------   --------   --------   --------   --------   ---------
 Operating income (loss)..........     (42.8)      12.4     (154.4)      66.1       36.1       (7.3)      16.6
Interest expense, net.............    (126.2)     (89.5)     (73.8)     (76.2)     (94.2)     (43.4)     (42.2 )
                                    --------   --------   --------   --------   --------   --------   ---------
 Income (loss) before income taxes
   and extraordinary charge.......    (169.0)     (77.1)    (228.2)     (10.1)     (58.1)     (50.7)     (25.6 )
Income taxes (3)..................        --         --         --         --         --         --         --
                                    --------   --------   --------   --------   --------   --------   ---------
 Income (loss) before
   extraordinary charge...........    (169.0)     (77.1)    (228.2)     (10.1)     (58.1)     (50.7)     (25.6 )
Extraordinary charge (4)..........     (11.5)      (8.4)     (27.6)       (.5)      (6.0)      (5.7)      (3.3 )
                                    --------   --------   --------   --------   --------   --------   ---------
 Net income (loss)................  $ (180.5)  $  (85.5)  $ (255.8)  $  (10.6)  $  (64.1)  $  (56.4)  $  (28.9 )
                                    --------   --------   --------   --------   --------   --------   ---------
                                    --------   --------   --------   --------   --------   --------   ---------
 Net income (loss) per share
   before extraordinary charge....  $  (5.63)  $  (1.93)  $  (5.07)  $   (.22)  $  (1.29)  $  (1.13)  $   (.49 )
                                    --------   --------   --------   --------   --------   --------   ---------
                                    --------   --------   --------   --------   --------   --------   ---------
 Net income (loss) per share......  $  (6.02)  $  (2.14)  $  (5.68)  $   (.24)  $  (1.43)  $  (1.25)  $   (.55 )
                                    --------   --------   --------   --------   --------   --------   ---------
                                    --------   --------   --------   --------   --------   --------   ---------
Weighted average number of shares
outstanding (000s)................    30,000     40,015     45,030     45,010     44,955     44,955     52,311
                                    --------   --------   --------   --------   --------   --------   ---------
                                    --------   --------   --------   --------   --------   --------   ---------
                                                                            AUGUST 3, 1996
                                                                     -----------------------------
                                                                      ACTUAL       AS ADJUSTED (5)
                                                                     --------      ---------------
                                                                             (IN MILLIONS)
BALANCE SHEET DATA:
Inventories.......................................................   $  389.6         $   389.6
Property and equipment............................................      798.4             798.4
Total assets......................................................    1,421.6           1,424.8
Total debt (6)....................................................      652.1             658.1
Stockholders' equity..............................................      472.3             469.5

                                                                                             SIX MONTHS
                                                                                               ENDED
                                                                                        --------------------
                                       FISCAL    FISCAL    FISCAL    FISCAL    FISCAL   JULY 29,   AUGUST 3,
                                        1991      1992      1993      1994      1995      1995       1996
                                       ------    ------    ------    ------    ------   --------   ---------
                                             (DOLLARS IN MILLIONS, EXCEPT SALES PER SQUARE FOOT DATA)
OTHER DATA:
Change in comparable sales (7)......     (1.9%)     3.4%      1.7%      5.6%     10.6%     10.7%       12.4%
Retail sales per average square foot
 (8):
 Full-line and resort...............   $  251    $  258    $  264    $  288    $  311    $  143     $   156
 Off 5th............................   $  411    $  452    $  440    $  362    $  352    $  171     $   154
Gross margin rate...................     27.3%     30.5%     30.1%     30.9%     30.7%     28.8%       28.5%
Selling, general and administrative
 expense rate.......................     30.5%     29.5%     28.3%     26.1%     26.0%     28.4%       26.4%
EBIT (9)............................   $(40.8)   $ 14.4    $ 25.3    $ 68.1    $ 79.5    $  2.6     $  17.6
Depreciation and amortization.......   $ 87.7    $ 89.0    $ 86.8    $ 68.0    $ 66.8    $ 32.7     $  32.5
Capital expenditures................   $ 50.4    $ 67.5    $ 49.8    $ 71.7    $ 87.0    $ 35.6     $  57.0
Deficiency of earnings to fixed
charges (10)........................   $169.7    $ 76.8    $227.5    $ 10.5    $ 58.6    $ 51.4     $  25.8
Pro forma ratio of earnings to fixed
charges (11)........................                                             1.29
Pro forma deficiency of earnings to
 fixed charges (11).................                                                     $ 13.8     $   1.8
Number of stores:
 Full-line and resort
   --beginning of period............       47        48        49        49        45        45          45
   --opened.........................        1         1        --         1         2         2           0
   --closed.........................       --        --        --        (5)       (2)       (1)          0
                                       ------    ------    ------    ------    ------   --------   ---------
   --end of period..................       48        49        49        45        45        46          45
                                       ------    ------    ------    ------    ------   --------   ---------
                                       ------    ------    ------    ------    ------   --------   ---------
 Off 5th
   --beginning of period............        1         1         3         4         8         8          19
   --opened.........................       --         2         1         4        11         1           3
                                       ------    ------    ------    ------    ------   --------   ---------
   --end of period..................        1         3         4         8        19         9          22
                                       ------    ------    ------    ------    ------   --------   ---------
                                       ------    ------    ------    ------    ------   --------   ---------
End of period gross square feet
 (000s):
 Full-line and resort...............    4,888     4,918     4,959     4,549     4,806     4,686       4,806
 Off 5th............................       26        83       114       227       456       239         504
CASH FLOW DATA (12):
Net cash provided by (used in)
 operating activities...............   $ 69.4    $(27.5)   $ 15.6    $ 53.8    $ (6.1)   $(18.5)    $ (43.8)
Net cash provided by (used in)
 investing activities...............   $ 11.2    $ 42.6    $(30.3)   $ (1.7)   $(57.1)   $(32.1)    $ (48.3)
Net cash provided by (used in)
 financing activities...............   $(78.2)   $(13.2)   $ 15.1    $(47.9)   $ 60.2    $ 48.7     $  88.2

- ------------

 (1) Management fees represent amounts paid or payable to III, an affiliate of Investcorp. Such fees relate to advisory services on matters that include review of operating performance, treasury activities and other strategic planning and real estate alternatives. Management fees to III were discontinued in July 1996.

 (2) Impairment and special charges represent costs associated with (i) adjustments to long-lived assets, an early retirement program and store closings and space reductions in fiscal 1993 and (ii) distribution center exit costs, integration of former I. Magnin locations and write-off of capitalized EDP software in fiscal 1995. See Note 3 to Consolidated Financial Statements.

 (3) At February 3, 1996 Saks had a net operating loss carryforward of $728 million which may be used to reduce taxes payable on future taxable income. The carryforward begins to expire in 2005 if not used in full. See Note 9 to Consolidated Financial Statements.

 (4) The extraordinary charge in each period relates to early extinguishment of debt. See Note 5 to Consolidated Financial Statements and Note 2 to unaudited Condensed Consolidated Financial Statements.

 (5) Adjusted to give effect to (i) the sale of $200 million aggregate principal amount of Notes and application of the net proceeds therefrom to repay $194 million of debt and (ii) the write-off of $2.8 million of deferred financing costs resulting from repayment of debt.

 (6) Includes obligations under capital leases. See Note 10 to Consolidated Financial Statements.

 (7) Comparable sales represents (i) net sales of stores (excluding major store expansions) open in both reporting periods for the portion of such period open and (ii) Folio net sales. In fiscal 1995 and fiscal 1996, comparable sales excludes the impact of the 53rd week in fiscal 1995.

 (8) Sales per average square foot in each period represent net sales for such period divided by the average of total gross square feet of store buildings. The number for fiscal 1994 excludes net sales and square feet for stores identified in the store closing and downsizing program.

 (9) EBIT represents earnings before interest expense, net, income taxes, management fees, impairment and special charges and extraordinary charges. Saks Holdings has included information concerning EBIT because management believes that it is a widely used comparative measure for Saks Holdings' peer group and that, net of depreciation and amortization, it is useful information regarding a company's ability to service and incur debt. EBIT should not be considered in isolation or as a substitute for net income, cash flows, operating income or other consolidated income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of a company's profitability or liquidity.

(10) For purposes of this computation, earnings consist of income (loss) from operations before income taxes and extraordinary charges plus fixed charges excluding capitalized interest and related amortization. Fixed charges consist of interest expense, amortization of deferred financing costs and the interest component of rent expense.

(11) Adjusted to give effect to (i) the sale of $200 million aggregate principal amount of Notes and the sale of 18,062,500 shares of Common Stock in Saks Holdings' initial public offering in May 1996 and the application of the net proceeds therefrom to repay $591 million of debt and (ii) the write-off of $6.1 million of deferred financing costs resulting from repayment of debt, as if each transaction had taken place at the beginning of the period indicated.


(12) For more information regarding cash flow data, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources", the Consolidated Financial Statements and the unaudited Condensed Consolidated Financial Statements included elsewhere in this Prospectus.

                                  RISK FACTORS


    Prospective purchasers of the Notes should consider carefully the following risk factors relating to the offering and the business of Saks Holdings, together with the information and financial data set forth elsewhere in this Prospectus, prior to making an investment decision. Certain statements under this caption constitute "forward-looking statements" under the Reform Act.
See "--Forward-Looking Statements".


RELIANCE ON FIFTH AVENUE STORE

    Saks' flagship Fifth Avenue store in New York City accounted for approximately 22% of consolidated net sales in fiscal 1995 and in the six months ended August 3, 1996 and plays a significant role in marketing the Saks Fifth Avenue name. The loss of, or any significant impairment to the operations of, the Fifth Avenue store could have a material adverse effect on Saks' results of operations and financial condition. See "Business--Full-Line and Resort Stores".

INDEBTEDNESS AND LIQUIDITY

    Saks Holdings is a holding company with no business operations of its own. Saks Holdings' only material asset is the outstanding capital stock of Saks. Saks Holdings' ability to make payments of principal of and interest on the Notes depends upon the future financial performance of Saks, including Saks' earnings and cash flow from operations. See "Risk Factors--Subordination" and "Management's Discussion and Analysis of Financial Condition and Results of Operations". Saks Holdings' earnings were insufficient to cover fixed charges by $169.7 million, $76.8 million, $227.5 million, $10.5 million and $58.6 million, respectively, in fiscal 1991, 1992, 1993, 1994 and 1995 and $51.4 million and $25.8 million, respectively, for the six months ended July 29, 1995 and August 3, 1996. There will be no sinking fund for the repayment of the Notes.

    Saks had outstanding indebtedness of $652.1 million at August 3, 1996, bearing interest at a weighted average rate of 8.8%. Any default by Saks with respect to its outstanding indebtedness, or any inability on the part of Saks to obtain necessary liquidity, would have a material adverse effect on Saks Holdings' results of operations and financial condition. At August 3, 1996, after giving effect to the consummation of the offering and the application of the net proceeds therefrom (after deducting the underwriting discount and estimated expenses of the offering), the consolidated indebtedness of Saks would have been approximately $658.1 million. Such indebtedness would have had an average interest rate of 8.2% and Saks would have had interest expense, net, of $26.8 million during the six months ended August 3, 1996. Although the application of the net proceeds from the offering will result in a permanent reduction of the principal amount of the term loans outstanding under Saks' credit facility, it will not reduce amounts available to Saks under its revolving credit facility. The revolving credit facility permits Saks to borrow funds for working capital and capital expenditure purposes, including store acquisitions. See "Use of Proceeds" and "Description of Certain Indebtedness".

    The level of consolidated indebtedness of Saks also could have important consequences to the holders of Common Stock, including the following: (i) a substantial portion of Saks' cash flow from operations must be dedicated to the payment of principal of and interest on its indebtedness and will not be available for other purposes; (ii) the ability of Saks to obtain financing in the future for working capital needs, capital expenditures, acquisitions, investments, general corporate purposes or other purposes may be materially limited or impaired; and (iii) Saks' level of indebtedness may reduce its flexibility to respond to changing business and economic conditions. See "Description of Certain Indebtedness".

SUBORDINATION

    The Notes are unsecured obligations subordinated in right of payment to all existing and future Senior Indebtedness of Saks Holdings and effectively subordinated in right of payment to all indebtedness and other liabilities of Saks and Saks' subsidiaries. Neither the Indenture nor the

Notes limit the ability of Saks Holdings, Saks or Saks' subsidiaries to incur additional Senior Indebtedness or other indebtedness. As of August 3, 1996, Saks Holdings had no outstanding indebtedness. As of the same date, on a pro forma basis after giving effect to the offering and the application of the net proceeds therefrom, Saks Holdings' subsidiaries, including Saks, had outstanding indebtedness and other liabilities of $755.3 million (excluding intercompany obligations). See "Description of Notes--Subordination". The Indenture and the Notes do not contain any financial covenants or similar restrictions respecting Saks Holdings or its subsidiaries and, therefore, the holders of the Notes will have no protection (other than rights upon Events of Default as described under the caption "Description of Notes") from adverse changes in Saks
Holdings' financial condition. Due to the subordination of the Notes, in the event of insolvency, bankruptcy, liquidation, reorganization, dissolution or winding up of the business of Saks Holdings or upon a default in payment with respect to any indebtedness of Saks Holdings or an event of default with respect to such indebtedness resulting from the acceleration thereof, the assets of Saks Holdings will be available to pay the amounts due on the Notes only after all Senior Indebtedness has been paid in full.


    Saks Holdings is a holding company with no business operations of its own. Saks Holdings therefore is dependent upon payments, dividends and distributions from Saks for funds to pay its obligations, including payment of principal of and interest on the Notes. The Notes are not guaranteed by Saks. The ability of Saks to make distributions to Saks Holdings is and will continue to be restricted by, among other things, applicable provisions of state law and contractual provisions. Saks' credit facility and existing subordinated debt contain restrictions on Saks' ability to pay dividends or make other distributions to Saks Holdings. Saks' credit facility and existing subordinated debt provide that Saks may not declare any dividends or make any other payments or distributions to Saks Holdings except for amounts necessary (i) to pay Saks Holdings' expenses up to $4 million per fiscal year and (ii) to pay Saks Holdings' taxes. The lenders who are party to Saks' credit facility also have consented to the issuance of the Notes and certain payments by Saks to Saks Holdings to permit Saks Holdings to fund payments of principal of and interest on the Notes. See "Description of Certain Indebtedness--Credit Agreement" and "Description of Certain Indebtedness--Subordinated Debt". Neither the Indenture nor the Notes limit the ability of Saks to incur restrictions on Saks' ability to declare dividends or make any other payments or distributions to Saks Holdings in the future. The right of Saks Holdings to participate in the assets of Saks upon liquidation of Saks (and therefore the ability of the holders of the Notes to benefit indirectly from such assets) are generally subject to the prior claims of creditors of Saks except to the extent that Saks Holdings is recognized as a creditor of Saks, in which case Saks Holdings' claims would still be subject to any security interests of other creditors of Saks. Therefore, the Notes are effectively subordinated to creditors of Saks with respect to the assets of Saks against which such creditors have claims.

NO DIVIDENDS


    Saks Holdings currently does not intend to pay any cash dividends on the Common Stock. Saks Holdings is a holding company with no business operations of its own. Saks Holdings therefore is dependent upon payments, dividends and distributions from Saks for funds to pay its expenses and to pay future cash dividends or distributions, if any, to holders of the Common Stock. Saks currently intends to retain any earnings for support of its working capital, repayment of indebtedness, capital expenditures and general corporate purposes. Saks has no current intention of paying dividends or making other distributions to Saks Holdings in excess of amounts necessary to pay Saks Holdings' expenses and taxes. Saks' credit facility and existing subordinated debt contain restrictions on Saks' ability to pay dividends or make other distributions to Saks Holdings. See "Risk Factors--Subordination", "Price Range of Common Stock and Dividend Policy" and "Description of Certain Indebtedness--Credit Agreement" and "Description of Certain Indebtedness--Subordinated Debt".

RECENT LOSSES

    Saks Holdings incurred net losses of $180.5 million, $85.5 million, $255.8 million, $10.6 million and $64.1 million, respectively, during the five year period from fiscal 1991 through fiscal 1995. Saks Holdings incurred a net loss of $28.9 million for the six months ended August 3, 1996. Saks Holdings also incurred operating losses in fiscal 1991 and 1993. Saks' interest expense, net, was $126.2 million in fiscal 1991, $89.5 million in fiscal 1992, $73.8 million in fiscal 1993, $76.2 million in fiscal 1994, $94.2 million in fiscal 1995 and $42.2 million for the six months ended August 3, 1996. See "Management's Discussion and Analysis of Financial Condition and Results of Operations". There can be no assurance that Saks will attain profitability or achieve continued growth in operating performance.

RELOCATION OF DISTRIBUTION FACILITY

    Saks plans to relocate its primary distribution center from Yonkers, New York to a new facility in Aberdeen, Maryland, which is scheduled to open in early 1997. The Aberdeen distribution center may be operated simultaneously with the Yonkers distribution center for up to six months as the new facility is brought on-line, after which time the Yonkers distribution center will be closed. Any significant disruptions in inventory delivery, storage or distribution during transition to the new facility could have a material adverse effect on Saks' ability to receive inventory, deliver inventory to its stores or locate and ship its Folio merchandise, which in turn could negatively affect Saks' financial condition and results of operations. See "Business--Distribution Facilities".

INTRODUCTION OF NEW MIS SYSTEM

    Saks has made and continues to make substantial investments in information systems designed to support its business strategy. Saks' capital expenditures on information systems in fiscal 1993, fiscal 1994 and fiscal 1995 aggregated $21 million, and Saks plans additional capital expenditures of approximately $43 million through fiscal 1998 on such systems. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources". New information systems are scheduled to be implemented by early 1997. The new information systems will be operated simultaneously with Saks' present information systems for up to six months as the new systems are brought on-line, after which time use of the existing information systems will be terminated. Any significant disruptions in the use of Saks' information systems resulting from the transition to the new system could have an adverse effect on Saks' ability to conduct its operations and may adversely affect financial condition and results of operations. See "Business--Management Information Systems" and "Business--Business Strategy".

CONTROL BY PRINCIPAL STOCKHOLDERS


    Investcorp, its affiliates and others who frequently co-invest with Investcorp may be deemed to be the beneficial owners of approximately 77.5% of the outstanding shares of Common Stock (65.52% if the Secondary Offering is consummated). Until such time, if ever, that there is a significant decrease in the percentage of outstanding shares held by such stockholders, these stockholders will be able to control Saks Holdings through their ability to determine the outcome of votes of stockholders regarding, among other things, election of directors and approval of significant transactions. In particular, Investcorp, as the beneficial owner of 16.73% of the Common Stock of Saks Holdings and with representatives on the board of directors of Saks Holdings, may be able to exert influence over the operations of Saks Holdings and Saks. In addition, executive officers and directors; of Saks Holdings and Saks own an aggregate of approximately 2,107,700 shares, or 3.25%, of Common Stock on a fully-diluted basis, after giving effect to the exercise of all outstanding options held by such officers and directors. See "Principal Stockholders".

DEPENDENCE ON KEY PERSONNEL

    The recent growth and development of Saks has been largely dependent upon the services of Philip Miller, Chairman of Saks, Brian Kendrick, Vice Chairman of Saks, and Rose Marie Bravo, President of Saks. The loss of Mr. Miller's, Mr. Kendrick's or Ms. Bravo's services could have a material adverse effect on Saks. Neither Saks Holdings nor Saks maintains any key-man or similar insurance policies. See "Management".

SENSITIVITY TO ECONOMIC CONDITIONS; CHANGING CONSUMER PREFERENCES

    The retail apparel business is dependent upon the level of consumer spending, which may be adversely affected by an economic downturn or a decline in consumer confidence. An economic downturn, particularly in the Northeast and other regions from which Saks derives a significant portion of its net sales, could have a material adverse effect on Saks' results of operations and financial condition. In addition, Saks' success depends in part upon its ability to anticipate and respond to changing consumer preferences and fashion trends in a timely manner. Although Saks attempts to stay abreast of emerging lifestyle and consumer preferences affecting its merchandise, any sustained failure by Saks to identify and respond to such trends would have a material adverse effect on Saks' business, results of operations and financial condition.

SEASONALITY

    The retail apparel industry is seasonal in nature, with a high proportion of sales and operating income generated in November and December. During fiscal 1994 and fiscal 1995, the fourth quarter provided approximately 31% and 32%, respectively, of Saks' net sales and the majority of its operating income. As a result, Saks' operating results depend significantly on the holiday selling season. Operating results usually are weakest in the second quarter of Saks' fiscal year. Working capital requirements fluctuate during the year, increasing substantially in October and November in anticipation of the holiday selling season as significantly higher inventory levels are necessary. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Seasonality and Quarterly Fluctuations".

COMPETITION

    All aspects of the retail industry, including attracting customers, securing merchandise and locating appropriate retail sites, are highly competitive. Saks competes for customers in this industry primarily with large specialty apparel retailers, better department stores, national apparel chains, designer boutiques and individual specialty apparel stores. Many of these competitors are larger and have significantly greater financial resources than Saks. See "Business--Competition".

EFFECT OF CERTAIN CHARTER, CHANGE OF CONTROL AND STATUTORY PROVISIONS

    Saks Holdings' Board of Directors is authorized, subject to certain limitations prescribed by law, to issue up to 10 million shares of preferred stock in one or more classes or series and to fix the designations, powers, preferences, rights, qualifications, limitations or restrictions, including voting rights, of those shares without any further vote or action by stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of Saks Holdings. Saks Holdings has no current plans to issue shares of preferred stock. Saks' credit facility and subordinated indebtedness contain provisions that, under certain circumstances, will cause such indebtedness to become due upon the occurrence of a change of control of Saks. See "Description of Certain Indebtedness--Credit Agreement" and "--Subordinated Debt". These provisions could have the effect of making it more difficult for a third party to acquire control of Saks Holdings. See "Description of Capital Stock--Preferred Stock".

    Saks Holdings is subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. See "Description of Capital Stock--Certain Provisions of Delaware Law".

LIMITATIONS ON REPURCHASE OF NOTES

    Upon a Change of Control, each holder of Notes will have the right, at the holder's option, to require Saks Holdings to repurchase all of or a portion of such holder's Notes. If a Change of Control were to occur, there can be no assurance that Saks Holdings would have sufficient funds to pay the repurchase price for all Notes tendered by the Holders thereof. In addition, the Indenture and the Notes provide that Saks Holdings may repurchase Notes for cash only after repayment of all outstanding indebtedness under Saks' credit facility. Saks Holdings also may elect to make such payment using shares of Common Stock. In addition, Saks Holdings' repurchase of Notes as a result of the occurrence of a Change of Control may be prohibited or limited by, or create an event of default under, the terms of agreements related to borrowings which Saks Holdings may enter into from time to time, including agreements relating to Senior Indebtedness. See "Risk Factors-- Subordination" and "Description of Notes--Repurchase at Option of Holders Upon a Change of Control".

ABSENCE OF PUBLIC MARKET FOR THE NOTES; POSSIBLE VOLATILITY OF PRICE

    Prior to the offering, there has been no public market for the Notes. Certain of the Underwriters have advised Saks Holdings that they intend to make a market in the Notes. The Underwriters are not obligated, however, to make a market in the Notes and any such market making may be discontinued at any time at the sole discretion of any such Underwriter without notice. There can be no assurance that an active market for the Notes will develop or be sustained after the offering or that the market price of the Notes will not decline. Various factors such as changes in prevailing interest rates or changes in perceptions of Saks Holdings' creditworthiness could cause the market price of the Notes to fluctuate significantly. The trading price of the Notes also could be significantly affected by the market price of the Common Stock, which could be subject to wide fluctuations in response to a number of factors, including quarterly variations of operating results, investor perceptions of Saks and other retailers and general economic and market conditions. The Notes will not be listed on any securities exchange or quoted on Nasdaq.

SUBSTANTIAL AMOUNT OF COMMON STOCK ELIGIBLE FOR FUTURE SALE


    As of August 28, 1996, 63,037,464 shares of Common Stock were outstanding. Pursuant to the Secondary Offering, certain stockholders who frequently co-invest with Investcorp currently are offering for sale up to 9,200,000 shares of Common Stock (including up to 1,200,000 shares to be sold pursuant to over-allotment options). The 18,062,500 shares of Common Stock sold in Saks Holdings' initial public offering in May 1996 are, and the shares sold in the Secondary Offering will be, freely transferable without restriction under the Securities Act of 1933, as amended (the "Securities Act"), except for shares acquired in the offerings by "affiliates" of Saks Holdings as that term is defined in Rule 144 under the Securities Act. The remaining 35,774,964 outstanding shares of Common Stock are deemed to be "restricted securities" as that term is defined in Rule 144, all of which are eligible for sale in the public market in compliance with Rule 144.

    Saks Holdings has agreed with the Underwriters that, during the period of 90 days from the date of this Prospectus, subject to certain exceptions, it will not issue, sell, offer or agree to sell, grant any options for the sale of (other than employee stock options) or otherwise dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable for Common Stock, other than pursuant to the offering. In addition, certain stockholders and the selling stockholders in the Secondary Offering have agreed with the underwriters of the Secondary

Offering that, subject to certain exceptions, they will not offer, pledge, sell, transfer or otherwise dispose of the 34,197,567 shares of Common Stock owned by them for a period of 180 days after the date of the prospectus relating to the Secondary Offering. See "Underwriting". Further, in connection with the initial public offering, certain other stockholders owning 1,497,029 shares of Common Stock agreed with the Underwriters of the initial public offering that, subject to certain exceptions, they will not offer, pledge, sell, transfer or otherwise dispose of such shares of Common Stock prior to November 17, 1996. At the expiration of the lock-up periods described above, or earlier with the written consent of the applicable underwriters, the holders of 53,086,502 shares of Common Stock (assuming consummation of the Secondary Offering, including shares to be sold thereby pursuant to over-allotment options) will have the right to sell shares of Common Stock without regard to the volume or other limitations of Rule 144 under the Securities Act.


    Saks Holdings has filed a registration statement on Form S-8 under the Securities Act to register the sale of the 6,209,045 shares of Common Stock reserved for issuance under its Senior Management Stock Incentive Plan and 1996 Management Stock Incentive Plan. As a result, any shares issued upon exercise of stock options granted under such plans will be available, subject to special rules for affiliates, for resale in the public market, subject to applicable lock-up arrangements. See "Management--Stock Incentive Plans".

    No prediction can be made as to the effect, if any, that future sales of shares of Common Stock or the availability of shares of Common Stock for future sale would have on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock in the public market following the offering, or the perception that such sales could occur, could have an adverse effect on prevailing market prices for the Common Stock. See "Shares Eligible for Future Sale" and "Underwriting".

FORWARD-LOOKING STATEMENTS

    Certain statements contained in this Prospectus, including, without limitation, statements containing the words "believes", "anticipates", "intends", "expects" and words of similar import, constitute "forward-looking statements" within the meaning of the Reform Act. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Saks Holdings, Saks or the retail industry to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: general economic and business conditions, both nationally and in those areas in which Saks operates; demographic changes; prospects for the retail industry; competition; changes in business strategy or development plans; the loss of key personnel; the availability of capital to fund the expansion of Saks' business; and other factors referenced in this Prospectus, including, without limitation, under the captions "Prospectus Summary", "Risk Factors", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business". Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. Saks Holdings disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

                                USE OF PROCEEDS

    The net proceeds to Saks Holdings from the sale of the Notes offered hereby (after deducting the underwriting discount and estimated expenses of the offering) are estimated to be $194 million. Saks Holdings intends to loan substantially all of the net proceeds to Saks to enable Saks to (i) prepay $138 million aggregate principal amount of term loans outstanding under Saks' credit facility, (ii) prepay $35 million aggregate principal amount of Saks' existing subordinated indebtedness and (iii) use the balance for working capital and general corporate purposes. If the offering is not completed prior to September 15, 1996, Saks intends to use funds from its revolving credit facility to prepay the existing subordinated debt and subsequently repay such borrowings following the completion of the offering. Although the application of the net proceeds will result in a permanent reduction of the principal amount of the term loans, it will not reduce amounts available to Saks under the revolving credit facility. The revolving credit facility permits Saks to borrow funds for working capital and capital expenditure purposes, including store acquisitions. Saks from time to time may consider store acquisitions as part of its business strategy. Saks currently does not have any understandings or agreements with respect to potential acquisitions other than those discussed under the caption "Business--Business Strategy--Store Expansion--Acquisitions". For information on interest rates and terms of the credit facility and Saks' existing subordinated debt, see "Description of Certain Indebtedness--Credit Agreement", "Description of Certain Indebtedness--Subordinated Debt" and Note 5 to Consolidated Financial Statements.

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

    The Common Stock has been traded on the New York Stock Exchange under the symbol "SKS" following Saks Holdings' initial public offering on May 21, 1996. The following table sets forth, for the periods indicated, the range of high and low sales prices for the Common Stock as reported on the New York Stock Exchange.


1996                                                            HIGH    LOW
- ----                                                            ----    ----

Second quarter (from May 22, 1996)...........................  35 7/8  25 1/2
Third quarter (through September 4, 1996)....................  36 3/8  32 1/8



    On September 4, 1996, the last reported sale price of the Common Stock was $34 3/4 per share. At September 4, 1996, Saks Holdings had approximately 360 stockholders of record.


    Saks Holdings currently does not intend to pay any cash dividends on the Common Stock.

    Saks Holdings is a holding company with no business operations of its own. Saks Holdings therefore is dependent upon payments, dividends and distributions from Saks for funds to pay dividends to stockholders of Saks Holdings. Saks currently intends to retain any earnings for support of its working capital, repayment of indebtedness, capital expenditures and other general corporate purposes. Saks has no current intention of paying dividends or making other distributions to Saks Holdings in excess of amounts necessary to pay Saks Holdings' expenses up to $4 million per fiscal year, obligations under the Notes and taxes. Saks' credit facility and existing subordinated debt contain restrictions on Saks' ability to pay dividends or make payments or other distributions to Saks Holdings. See "Risk Factors--No Dividends", "Description of Certain Indebtedness--Credit Agreement" and "Description of Certain Indebtedness--Subordinated Debt".

                                 CAPITALIZATION


    The following table sets forth the consolidated capitalization of Saks Holdings at August 3, 1996 and as adjusted as of such date to give effect to the issuance and sale of the Notes offered hereby (after deducting the underwriting discount and estimated expenses of the offering) and the application of the net proceeds therefrom. This table should be read in conjunction with the Consolidated Financial Statements and the Notes thereto, the unaudited Condensed Consolidated Financial Statements and the Notes thereto and the other financial information included elsewhere in this Prospectus.


                                                                         AUGUST 3, 1996
                                                                    -------------------------
                                                                                      AS
                                                                      ACTUAL      ADJUSTED(1)
                                                                    ----------    -----------
                                                                     (DOLLARS IN THOUSANDS)
Short-term debt (including current maturities)...................   $   17,317    $    4,749
                                                                    ----------    -----------
Long-term debt
  Senior credit facility (2).....................................   $  150,950    $    4,518
  Subordinated debt (2)..........................................       50,000        15,000
  REMIC certificates (2).........................................      330,841       330,841
  Obligations under capital leases (3)...........................      102,995       102,995
  % Convertible Subordinated Notes due 2006......................           --       200,000
                                                                    ----------    -----------
    Total long-term debt.........................................   $  634,786    $  653,354
                                                                    ----------    -----------
Stockholders' equity:
  Preferred stock, par value $.01 per share; 10 million shares
authorized, no shares issued and outstanding.....................           --            --
  Common Stock, par value $.01 per share; 150 million shares authorized, 63,049,315 issued and 63,034,489 shares
outstanding (4)..................................................          631           631
  Additional paid-in capital (4).................................    1,340,017     1,340,017
  Accumulated deficit (5)........................................     (868,064)     (870,859 )
  Treasury stock, at cost (4)....................................         (297)         (297 )
                                                                    ----------    -----------
    Total stockholders' equity...................................      472,287       469,492
                                                                    ----------    -----------
    Total capitalization.........................................   $1,124,390    $1,127,595
                                                                    ----------    -----------
                                                                    ----------    -----------

- ------------

(1) As of August 28, 1996, the amount of indebtedness to be repaid with the estimated net proceeds of the offering would be approximately $194 million.

(2) See Note 5 to Consolidated Financial Statements.

(3) See Note 10 to Consolidated Financial Statements.

(4) See Notes 6 and 15 to Consolidated Financial Statements.

(5) Reflects the write-off of $2.8 million of deferred financing costs resulting from the repayment of the term loans under the credit facility with the net proceeds of the offering.

                      SELECTED CONSOLIDATED FINANCIAL DATA


    The selected consolidated financial data presented below for each of the five fiscal years in the period ended February 3, 1996 have been derived from the audited Consolidated Financial Statements. The selected historical financial data presented below for the six months ended July 29, 1995 and August 3, 1996 were derived from Saks Holdings' unaudited Condensed Consolidated Financial Statements which contain all accruals and adjustments (consisting only of normal recurring adjustments) which management considers necessary for a fair presentation of the financial information for such periods. The results of operations for the six months ended August 3, 1996 are not necessarily indicative of the operating results that may be expected for the full fiscal year. The financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations", the Consolidated Financial Statements and Notes thereto, the unaudited Condensed Consolidated Financial Statements and Notes thereto and the other financial information included elsewhere in this Prospectus.


                                                                                                               SIX MONTHS
                                                                                                                 ENDED
                                                                                                         ----------------------
                                              FISCAL      FISCAL      FISCAL      FISCAL      FISCAL     JULY 29,    AUGUST 3,
                                               1991        1992        1993        1994        1995        1995         1996
                                             --------    --------    --------    --------    --------    --------    ----------
                                                               (IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Net sales.................................   $1,269.4    $1,343.5    $1,395.5    $1,418.2    $1,686.8    $  737.8     $  868.2
Cost of sales, including buying and
occupancy.................................     (922.7)     (933.1)     (975.4)     (979.7)   (1,168.7)     (525.4)      (621.1)
                                             --------    --------    --------    --------    --------    --------    ----------
 Gross margin.............................      346.7       410.4       420.1       438.5       518.1       212.4        247.1
Selling, general and administrative
expenses..................................     (387.5)     (396.0)     (394.8)     (370.4)     (438.6)     (209.8)      (229.5)
Management fees (1).......................       (2.0)       (2.0)       (2.0)       (2.0)       (7.0)       (1.0)        (1.0)
Impairment and special charges (2)........         --          --      (177.7)         --       (36.4)       (8.9)          --
                                             --------    --------    --------    --------    --------    --------    ----------
Operating income (loss)...................      (42.8)       12.4      (154.4)       66.1        36.1        (7.3)        16.6
Interest expense, net.....................     (126.2)      (89.5)      (73.8)      (76.2)      (94.2)      (43.4)       (42.2)
                                             --------    --------    --------    --------    --------    --------    ----------
 Income (loss) before income taxes and
extraordinary charge......................     (169.0)      (77.1)     (228.2)      (10.1)      (58.1)      (50.7)       (25.6)
Income taxes (3)..........................         --          --          --          --          --          --           --
                                             --------    --------    --------    --------    --------    --------    ----------
 Income (loss) before extraordinary
charge....................................     (169.0)      (77.1)     (228.2)      (10.1)      (58.1)      (50.7)       (25.6)
Extraordinary charge (4)..................      (11.5)       (8.4)      (27.6)        (.5)       (6.0)       (5.7)        (3.3)
                                             --------    --------    --------    --------    --------    --------    ----------
 Net income (loss)........................   $ (180.5)   $  (85.5)   $ (255.8)   $  (10.6)   $  (64.1)   $  (56.4)    $  (28.9)
                                             --------    --------    --------    --------    --------    --------    ----------
                                             --------    --------    --------    --------    --------    --------    ----------
 Net income (loss) per share before
   extraordinary charge...................   $  (5.63)   $  (1.93)   $  (5.07)   $   (.22)   $  (1.29)   $  (1.13)    $   (.49)
                                             --------    --------    --------    --------    --------    --------    ----------
                                             --------    --------    --------    --------    --------    --------    ----------
Net income (loss) per share...............   $  (6.02)   $  (2.14)   $  (5.68)   $   (.24)   $  (1.43)   $  (1.25)    $   (.55)
                                             --------    --------    --------    --------    --------    --------    ----------
                                             --------    --------    --------    --------    --------    --------    ----------
Weighted average number of shares
 outstanding (000s).......................     30,000      40,015      45,030      45,010      44,955      44,955       52,311
                                             --------    --------    --------    --------    --------    --------    ----------
                                             --------    --------    --------    --------    --------    --------    ----------
                                     FEBRUARY 1,    JANUARY 30,    JANUARY 29,    JANUARY 28     FEBRUARY 3,    AUGUST 3,
                                        1992           1993           1994           1995           1996          1996
                                     -----------    -----------    -----------    -----------    -----------    ---------
                                                                        (IN MILLIONS)
BALANCE SHEET DATA:
Inventories.......................    $   198.6      $   236.1      $   253.2      $   271.9      $   339.7     $  389.6
Total assets......................      2,541.7        1,471.0        1,305.9        1,289.2        1,366.2      1,421.6
Total debt (5)....................      1,146.0          861.7          891.5          874.4          975.9        652.1
Stockholders' equity..............        197.1          411.4          159.1          147.2           83.2        472.3

                                                                                                         SIX MONTHS
                                                                                                            ENDED
                                                                                                    ---------------------
                                                  FISCAL    FISCAL    FISCAL    FISCAL    FISCAL    JULY 29,    AUGUST 3,
                                                   1991      1992      1993      1994      1995       1995        1996
                                                  ------    ------    ------    ------    ------    --------    ---------
                                                                  (DOLLARS IN MILLIONS, EXCEPT SALES PER
                                                                             SQUARE FOOT DATA)
OTHER DATA:
Change in comparable sales (6).................     (1.9%)     3.4%      1.7%      5.6%     10.6%      10.7%        12.4%
Retail sales per average square foot (7):
 Full-line and resort..........................   $  251    $  258    $  264    $  288    $  311     $  143      $   156
 Off 5th.......................................   $  411    $  452    $  440    $  362    $  352     $  171      $   154
Gross margin rate..............................     27.3%     30.5%     30.1%     30.9%     30.7%      28.8%        28.5%
Selling, general and administrative expense
rate...........................................     30.5%     29.5%     28.3%     26.1%     26.0%      28.4%        26.4%
EBIT (8).......................................   $(40.8)   $ 14.4    $ 25.3    $ 68.1    $ 79.5     $  2.6      $  17.6
Depreciation and amortization..................   $ 87.7    $ 89.0    $ 86.8    $ 68.0    $ 66.8     $ 32.7      $  32.5
Capital expenditures...........................   $ 50.4    $ 67.5    $ 49.8    $ 71.7    $ 87.0     $ 35.6      $  57.0
Deficiency of earnings to fixed charges (9)....   $169.7    $ 76.8    $227.5    $ 10.5    $ 58.6     $ 51.4      $  25.8
Pro forma ratio of earnings to fixed charges
(10)...........................................                                             1.29
Pro forma deficiency of earnings to fixed
charges (10)...................................                                                      $ 13.8      $   1.8
Number of stores:
 Full-line and resort
   --beginning of period.......................       47        48        49        49        45         45           45
   --opened....................................        1         1        --         1         2          2            0
   --closed....................................       --        --        --        (5)       (2)        (1)           0
                                                  ------    ------    ------    ------    ------    --------    ---------
   --end of period.............................       48        49        49        45        45         46           45
                                                  ------    ------    ------    ------    ------    --------    ---------
                                                  ------    ------    ------    ------    ------    --------    ---------
 Off 5th
   --beginning of period.......................        1         1         3         4         8          8           19
   --opened....................................       --         2         1         4        11          1            3
                                                  ------    ------    ------    ------    ------    --------    ---------
   --end of period.............................        1         3         4         8        19          9           22
                                                  ------    ------    ------    ------    ------    --------    ---------
                                                  ------    ------    ------    ------    ------    --------    ---------
End of period gross square feet (000s):
 Full-line and resort..........................    4,888     4,918     4,791     4,549     4,806      4,686        4,806
 Off 5th.......................................       26        83       114       227       456        239          504
CASH FLOW DATA (11):
Net cash provided by (used in) operating
activities.....................................   $ 69.4    $(27.5)   $ 15.6    $ 53.8    $ (6.1)    $(18.5)     $ (43.8)
Net cash provided by (used in) investing
activities.....................................   $ 11.2    $ 42.6    $(30.3)   $ (1.7)   $(57.1)    $(32.1)     $ (48.3)
Net cash provided by (used in) financing
activities.....................................   $(78.2)   $(13.2)   $ 15.1    $(47.9)   $ 60.2     $ 48.7      $  88.2

- ------------
 (1) Management fees represent amounts paid or payable to III. Such fees relate to advisory services on matters that include review of operating performance, treasury activities and other strategic planning and real estate alternatives. Management fees to III were discontinued in July 1996.

 (2) Impairment and special charges represent costs associated with (i) adjustments to long-lived assets, an early retirement program and store closings and space reductions in fiscal 1993 and (ii) distribution center exit costs, integration of former I. Magnin locations and write-off of capitalized EDP software in fiscal 1995. See Note 3 to Consolidated Financial Statements.

 (3) At February 3, 1996 Saks had a net operating loss carryforward of $728 million which may be used to reduce taxes payable on future taxable income. The carryforward begins to expire in 2005 if not used in full. See Note 9 to Consolidated Financial Statements.

 (4) The extraordinary charge in each period relates to early extinguishment of debt. See Note 5 to Consolidated Financial Statements and Note 2 to unaudited Condensed Consolidated Financial Statements.

 (5) Includes obligations under capital leases. See Note 10 to Consolidated Financial Statements.

 (6) Comparable sales represents (i) net sales of stores (excluding major store expansions) open in both reporting periods for the portion of such period open and (ii) Folio net sales. In fiscal 1995 and fiscal 1996, comparable sales excludes the impact of the 53rd week in fiscal 1995.

 (7) Sales per average square foot in each period represents net sales for such period divided by the average of total gross square feet of store buildings. The number for the year ended January 28, 1995 excludes net sales and square feet for stores identified in the store closing and downsizing program.

 (8) EBIT represents earnings before interest expense, net, income taxes, management fees, impairment and special charges and extraordinary charges. Saks Holdings has included information concerning EBIT because management believes that it is a widely used comparative measure for Saks Holdings' peer group and that, net of depreciation and amortization, it is useful information regarding a company's ability to service and incur debt. EBIT should not be considered in isolation or as a substitute for net income, cash flows, operating income or other consolidated income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of a company's profitability or liquidity.

 (9) For purposes of this computation, earnings consist of income (loss) from operations before income taxes and extraordinary charge plus fixed charges excluding capitalized interest and related amortization. Fixed charges consist of interest expense, amortization of deferred financing costs and the interest component of rent expense.


(10) Adjusted to give effect to (i) the sale of $200 million aggregate principal amount of Notes and the sale of 18,062,500 shares of Common Stock in Saks Holdings' initial public offering in May 1996 and the application of the net proceeds therefrom to repay $591 million of debt and (ii) the write-off of $6.1 million of deferred financing costs resulting from repayment of debt, as if each transaction had taken place at the beginning of the period indicated.


(11) For more information regarding cash flow data, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and the Consolidated Financial Statements and the unaudited Condensed Consolidated Financial Statements included elsewhere in this Prospectus.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    Certain statements under this caption constitute "forward-looking statements" under the Reform Act which involve risks and uncertainties. Saks Holdings' actual results may differ significantly from the results discussed in such forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed under the caption "Risk Factors".

GENERAL

  OVERVIEW

    After the 1990 Acquisition, Investcorp recruited a new executive management team to correct recognized weaknesses and develop a new business strategy designed to capitalize on the strength of the Saks franchise. New management began to implement several key initiatives, including: (i) rebuilding Saks' senior corporate, merchandising and store management teams; (ii) creating a more efficient cost structure; (iii) upgrading and differentiating merchandise assortments; (iv) improving the quality of the store portfolio through expansions and renovations and by closing underperforming stores; (v) investing in incremental growth formats including the Off 5th outlet store and Folio catalog businesses; and (vi) developing management information systems to support these activities. By early 1994, management had implemented these important initiatives and developed and began implementing comprehensive, integrated merchandising, service and marketing strategies to position its core retail business for future growth and extend the Saks franchise.

    These initiatives and strategies resulted in improvements in Saks' financial performance. From fiscal 1991 to fiscal 1995, Saks' net sales increased by $417.4 million, or 32.9%, to $1,686.8 million from $1,269.4 million. During this period gross margin increased from 27.3% to 30.7%, and selling, general and administrative expenses as a percentage of net sales decreased from 30.5% to 26.0%. In addition, from fiscal 1991 to fiscal 1995, Saks' interest expense, net, decreased from $126.2 million to $94.2 million and Saks' net loss decreased from $180.5 million to $64.1 million. Operating income increased by $78.9 million from a loss of $42.8 million in fiscal 1991 to income of $36.1 million in fiscal 1995. Operating income is net of management fees paid to III in both fiscal 1991 and fiscal 1995 and in fiscal 1995 is net of special charges of $36.4 million. Operating income excluding these fees and the special charges increased by $120.3 million during this period to $79.5 million. Management fees to III were discontinued in July 1996. These results were achieved in a retail environment generally characterized by weak consumer spending and intensifying competition. Management believes that Saks' current momentum, as demonstrated in its recent results of operations and comparable sales performance, is directly attributable to the implementation of these merchandising, service and marketing strategies during fiscal 1994, fiscal 1995 and fiscal 1996. Saks' comparable sales performance is set forth below.

                          CHANGE IN COMPARABLE SALES*

                                                                 FISCAL      FISCAL      FISCAL
                                                                  1994        1995        1996
                                                                 ------      ------      ------
First quarter.................................................     4.1%       10.2%       13.3%
Second quarter................................................     5.3        11.3        11.3
Third quarter.................................................     5.9         9.9          --
Fourth quarter................................................     6.6        11.0          --

- ------------

* Represents the percentage increase in (i) net sales of stores (excluding major store expansions) open in both reporting periods for the portion of such periods open, and (ii) Folio net sales. In fiscal 1995 and fiscal 1996, comparable sales excludes the impact of the 53rd week in fiscal 1995.

RESULTS OF OPERATIONS

    The following table sets forth selected consolidated financial data expressed as a percent of total net sales for the periods indicated:

                                                                           SIX MONTHS ENDED
                                                                        -----------------------
                                 FISCAL       FISCAL       FISCAL       JULY 29,      AUGUST 3,
                                 1993(1)      1994(1)      1995(1)        1995          1996
                                 -------      -------      -------      --------      ---------
Net sales.....................    100.0%       100.0%       100.0%        100.0%        100.0%
Cost of sales, including
  buying and occupancy........    (69.9)       (69.1)       (69.3)        (71.2)        (71.5)
                                 -------      -------      -------      --------      ---------
    Gross margin..............     30.1         30.9         30.7          28.8          28.5
Selling, general and
administrative expenses.......    (28.3)       (26.1)       (26.0)        (28.4)        (26.4)
Management fees...............     (0.1)        (0.1)        (0.4)         (0.1)         (0.1)
Impairment and special
charges.......................    (12.7)        (0.0)        (2.2)         (1.2)           --
                                 -------      -------      -------      --------      ---------
    Operating income (loss)...    (11.0)         4.7          2.1          (0.9)          2.0
Interest expense, net.........     (5.3)        (5.4)        (5.6)         (5.9)         (4.9)
                                 -------      -------      -------      --------      ---------
    Income (loss) from
      operations before income
      taxes and extraordinary
charge........................    (16.3)        (0.7)        (3.5)         (6.8)         (2.9)
Income taxes..................      0.0          0.0          0.0            --            --
Extraordinary charge..........     (2.0)         0.0         (0.3)         (0.8)         (0.4)
                                 -------      -------      -------      --------      ---------
    Net income (loss).........    (18.3)%       (0.7)%       (3.8)%        (7.6)%        (3.3)%
                                 -------      -------      -------      --------      ---------
                                 -------      -------      -------      --------      ---------

- ------------

(1) Fiscal 1995 consisted of 53 weeks. Fiscal 1993 and fiscal 1994 each consisted of 52 weeks.

  SIX MONTHS ENDED AUGUST 3, 1996 COMPARED TO SIX MONTHS ENDED JULY 29, 1995


    NET SALES. Net sales for the six months ended August 3, 1996 were $868.2 million, an increase of $130.4 million, or 17.7%, over net sales of $737.8 million for the six months ended July 29, 1995. Comparable sales increased 12.9% from the fiscal 1995 period. Because fiscal 1995 included 53 weeks, the six month periods in fiscal 1995 and 1996 are not comparable. Adjusting for the week difference in the calendar, the increases in net sales and comparable sales were 16.9% and 12.4%, respectively. Full-line and resort store net sales increased $86.6 million, or 13.0%, from $665.5 million for the six months ended July 29, 1995 to $752.1 million for the six months ended August 3, 1996. Comparable sales for full-line and resort stores increased 12.0% from the comparable calendar period in fiscal 1995. Off 5th store net sales for the six months ended August 3, 1996 increased $37.4 million, or 92.9%, from $40.2 million for the six months ended July 29, 1995 to $77.6 million, primarily as a result of the opening of 14 new stores in the fall of 1995 and the spring of 1996. Comparable sales for Off 5th stores increased 12.3% from the comparable calendar period in fiscal 1995. Folio catalog net sales for the six months ended August 3, 1996 increased by $6.4 million, or 20.0%, from $32.1 million for the six months ended July 29, 1995 to $38.5 million.



    COST OF SALES. Cost of sales includes the cost of merchandise and buying and occupancy costs. Cost of sales increased $95.8 million, or 18.2%, during the six months ended August 3, 1996 compared to the six months ended July 29, 1995. As a percentage of net sales, cost of sales, including buying and occupancy costs, was 71.5% for the six months ended August 3, 1996 compared to 71.2% for the six months ended July 29, 1995. The increase in the cost of sales rate for the six months ended August 3, 1996 was primarily due to the increased penetration of lower margin Off 5th sales and an increase in the Folio cost of sales rate.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased by $19.7 million, or 9.4%, to $230.5 million for the six months ended August 3, 1996 from the comparable period in fiscal 1995, primarily due to higher sales volume related costs. As a percentage of net sales, selling, general and administrative expenses were 26.4% for the six months ended August 3, 1996 compared to 28.4% for the six months ended July 29, 1995. The improvement in the selling, general and administrative expense rate resulted primarily from expense leverage associated with the sales growth.


    MANAGEMENT FEES. Saks paid management fees of $1 million to III in the first six months of both fiscal 1996 and fiscal 1995. Such fees relate to advisory services on matters that include the review of operating performance, treasury activities and other strategic planning and real estate alternatives. Management fees to III were discontinued in July 1996.

    SPECIAL CHARGES. Special charges of $8.9 million ($.20 per share) were recorded for the six months ended July 29, 1995. These charges represent costs associated with the integration of four former I. Magnin store locations.

    OPERATING INCOME. Operating income was $16.6 million for the six months ended August 3, 1996, an increase of $23.9 million from the six months ended July 29, 1995. Excluding the special charges incurred in the six months ended July 29, 1995, operating income increased by $15 million.

    INTEREST EXPENSE. Interest expense decreased by 2.8% to $42.2 million for the six months ended August 3, 1996 compared to the six months ended July 29, 1995, primarily due to reduced debt levels following Saks Holdings' initial public offering.

    INCOME TAXES. Saks Holdings anticipates that the income tax provision for the full year will not be material, therefore no tax benefit or provision has been reflected in the six month period ended August 3, 1996.

  FISCAL 1995 COMPARED TO FISCAL 1994

    NET SALES. Net sales for fiscal 1995 increased by $268.6 million, or 18.9%, to $1,686.8 million from $1,418.2 million in fiscal 1994. Comparable sales increased by 10.6%. Full-line and resort store net sales increased $193.7 million, or 14.9%, from $1,302.3 million to $1,496.0 million with significant increases resulting from Saks' west coast intensification through the acquisition of four former I. Magnin stores and its strategic focus on its top customer segments, target merchandise categories and high-potential stores. All of Saks' geographic regions experienced increased net sales. The net sales of Off 5th outlet stores increased by $50.8 million, or 88.8%, from $57.2 million to $108.0 million primarily as a result of the addition of 11 new stores. Folio catalog net sales increased by $24.1 million, or 41.1%, from $58.7 million to $82.8 million reflecting increased mailings, new catalog titles and an increase in the average order in fiscal 1995 compared to fiscal 1994.

    COST OF SALES. Cost of sales includes the cost of merchandise sold and buying and occupancy costs. Cost of sales increased from $979.7 million, or 69.1% of net sales, in fiscal 1994 to $1,168.7 million, or 69.3% of net sales in fiscal 1995. This increase as a percentage of net sales resulted from the increased penetration of lower margin Off 5th sales, which increased the cost of sales rate by .7%, partially offset by slightly higher retail and Folio gross margins, which decreased the cost of sales rate by .2%, and improved leverage of buying and occupancy costs, which decreased the cost of sales rate by .3%. The change in mix of merchandise assortments featured in full-line and resort stores did not have a significant impact on cost of sales. The inclusion of leased department sales in net sales and the portion of such sales remitted to the leased department operator in cost of sales increased the cost of sales rate by
 .6% and .7% in fiscal 1994 and fiscal 1995, respectively.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased from $370.4 million, or 26.1% of net sales, in fiscal 1994 to $438.6 million, or 26.0% of net sales, in fiscal 1995. This decrease as a percentage of net sales was achieved as a result of lower depreciation and amortization and improved store expense leverage, which decreased the selling, general and administrative expense rate by 1.7%, offset in part by slightly lower finance charge income net of securitization costs and higher bad debt charges, which increased the selling, general and administrative expense rate by .6%, as well as investments in Saks' central organization (management information systems, merchandising, training and communications and planning) to better position Saks for future growth, which increased the selling, general and administrative expense rate by 1.0%. Selling, general and administrative expenses are net of gross finance charge income of $56.6 million and $69.1 million in fiscal 1994 and fiscal 1995, respectively. Finance charge income net of accounts receivable securitization costs was $34.4 million and $37.1 million in fiscal 1994 and fiscal 1995, respectively.

    MANAGEMENT FEES. Management fees paid to III, an affiliate of Investcorp, increased from $2 million in fiscal 1994 to $7 million in fiscal 1995. This increase reflected the payment of fees for additional advisory services relating to strategic planning and real estate alternatives rendered in fiscal 1995. Management fees to III were discontinued in July 1996.

    IMPAIRMENT AND SPECIAL CHARGES. Impairment and special charges of $36.4 million were recorded in fiscal 1995. These charges consist of $19.0 million relating to exit costs associated with the Yonkers distribution facility (write-down to net realizable value, severance and occupancy costs following exit), $8.9 million of costs to integrate four former I. Magnin store locations and $8.5 million to write-down capitalized EDP software which became obsolete. The anticipated costs of relocating distribution activities to the Aberdeen distribution facility have not been accrued and are not expected to materially impact future results. Additionally, Saks will receive incentive payments from various government agencies which are expected to approximate these costs.

    OPERATING INCOME. Operating income decreased to $36.1 million in fiscal 1995 from $66.1 million in fiscal 1994. This decrease was a result of the $5 million increase in management fees and the $36.4 million of special charges discussed above. Excluding these items, operating income increased to $77.5 million in fiscal 1995, an increase of $11.4 million or 17.3%.

    INTEREST EXPENSE. Interest expense increased by $18.0 million in fiscal 1995 to $94.2 million from $76.2 million in fiscal 1994. The increase resulted primarily from a general increase in short-term interest rates and increased costs associated with the refinancing in May 1995 of Euronotes with REMIC certificates, as well as increased borrowing levels to support Saks' working capital growth and capital expenditures.

  FISCAL 1994 COMPARED TO FISCAL 1993

    NET SALES. Net sales for fiscal 1994 were $1,418.2 million, an increase of $22.6 million, or 1.6%, from net sales of $1,395.5 million in fiscal 1993. Comparable sales increased 5.6%. Full-line and resort store net sales increased by $2.7 million. This increase resulted from significant net sales gains at the New York Fifth Avenue store and recently remodeled stores offset by the closure of five stores and by weak net sales in the Florida markets. The net sales of Off 5th stores increased by $14.3 million, or 33.3% from $42.9 million to $57.2 million, primarily as a result of opening four stores. Folio catalog net sales increased by $6.7 million, or 13.0%, from $51.6 million to $58.3 million.

    COST OF SALES. Cost of sales increased from $975.4 million, or 69.9% of net sales, in fiscal 1993 to $979.7 million, or 69.1% of net sales, in fiscal 1994. This decrease as a percentage of net sales was primarily due to lower net markdowns, which decreased the cost of sales rate by .5%, and improved leverage of buying and occupancy costs, which decreased the cost of sales rate by

 .5%, and occurred despite an increase in penetration of lower margin Off 5th sales, which increased the cost of sales rate by .2%. The inclusion of leased department sales in net sales and the portion of such sales remitted to the leased department operator in cost of sales increased the cost of sales rate by
 .6% and .6% in fiscal 1993 and fiscal 1994, respectively.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses decreased from $394.8 million, or 28.3% of net sales, in fiscal 1993 to $370.4 million, or 26.1% of net sales, in fiscal 1994. The decrease as a percentage of net sales is primarily due to lower depreciation and amortization in fiscal 1994 resulting from the impairment and special charges recorded in fiscal 1993. Additionally, selling, general and administrative expenses in fiscal 1994 versus fiscal 1993 were reduced by higher finance charge income net of accounts receivable securitization costs and bad debt charges, which decreased the selling, general and administrative expense rate by .5%. The higher finance charge income resulted from higher receivable balances associated with the change in payment terms on Saks' proprietary credit card program. Selling, general and administrative expenses are net of gross finance charge income of $45.8 million and $56.6 million in fiscal 1993 and fiscal 1994, respectively. Finance charge income net of accounts receivable securitization costs was $30.4 million and $34.4 million in fiscal 1993 and fiscal 1994, respectively.

    MANAGEMENT FEES. Saks paid management fees of $2 million to III in both fiscal 1993 and fiscal 1994. Such fees relate to advisory services on matters that include review of operating performance, treasury activities and other strategic planning and real estate alternatives.

    IMPAIRMENT AND SPECIAL CHARGES. Impairment and special charges of $177.7 million were recorded in fiscal 1993. These charges consist of $118.0 million to reduce the carrying value of property and equipment, goodwill and intangible assets, $40.2 million relating to store closings and downsizings (write-down of property and equipment to net realizable value, lease related costs, inventory liquidations and severance) and $19.5 million related to an early retirement program.

    OPERATING INCOME. Operating income increased to $66.1 million in fiscal 1994 from an operating loss of $154.4 million in fiscal 1993. This increase was partially a result of the $177.7 million impairment and special charge recorded in fiscal 1993. Excluding this charge, fiscal 1994 operating income increased by $42.8 million, or 183.7%, from $23.3 million in fiscal 1993.

    INTEREST EXPENSE. Interest expense for fiscal 1994 increased by $2.3 million to $76.2 million from $73.8 million in fiscal 1993 due primarily to higher interest rates on Saks' floating rate debt, which increase was partially offset by the refinancing and repayment of certain high cost debt.

SEASONALITY AND QUARTERLY FLUCTUATIONS

    Saks' business is highly seasonal, with a substantial percentage of net sales and operating income occurring in the fourth quarter, which includes the holiday selling season. Saks incurred a net loss in the first three quarters of both fiscal 1994 and fiscal 1995 and in the six months ended August 3, 1996. Seasonality also affects Saks' working capital requirements and cash flow as inventories peak in October and November in anticipation of the holiday selling season. The following table illustrates this seasonality:

                                                                       PERCENTAGE      NET INCOME
                                                       NET SALES      OF FULL YEAR     (LOSS) (1)
                                                     -------------    ------------    -------------
                                                     (IN MILLIONS)                    (IN MILLIONS)
FISCAL 1995
First quarter.....................................      $ 384.6            23%           $ (16.6)
Second quarter....................................        353.2            21              (39.8)
Third quarter.....................................        408.0            24              (35.3)
Fourth quarter....................................        541.0            32               27.6

FISCAL 1994
First quarter.....................................      $ 333.6            24%           $  (9.3)
Second quarter....................................        298.5            21              (26.3)
Third quarter.....................................        343.4            24               (5.4)
Fourth quarter....................................        442.7            31               30.4

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(1) Saks recorded special charges of $8.9 million and $27.5 million in the first and third quarters, respectively, of fiscal 1995.

LIQUIDITY AND CAPITAL RESOURCES

  CASH FLOWS

    Saks' principal sources of liquidity are cash on hand, cash from operations, borrowings under its credit facility and sale of its accounts receivable through its securitization agreements.

    In May 1996, Saks Holdings sold 18,062,500 shares of Common Stock pursuant to an initial public offering. The net proceeds of $417.8 million from the initial public offering were used primarily to prepay term loan borrowings under Saks' credit facility and to repay outstanding balances on the revolving loan portion of the credit facility.

    Saks' net cash provided by (used in) operating activities was $15.6 million, $53.8 million and $(6.1) million in fiscal 1993, fiscal 1994 and fiscal 1995, respectively. The increase in cash flow from operating activities in fiscal 1994 is primarily due to increased operating income. The decrease in cash flow from operating activities in fiscal 1995 is primarily due to Saks' investment in additional inventory to drive its merchandise and west coast intensification programs and reduced net income. Net cash used in operating activities was $43.8 million during the six months ended August 3, 1996 compared to $18.5 million in the six months ended July 29, 1995. This increase was primarily attributable to increased use of working capital in the 1996 period. The primary items affecting working capital in the 1996 period were a decrease in accrued liabilities of $25.9 million due to the timing of payments and the timing of redemptions against the liability established for customer affinity programs and a net increase in merchandise inventories of $22.3 million due to a seasonal increase and an increase to support sales growth.

    Saks' net cash used in investing activities was $30.3 million, $1.7 million and $57.1 million in fiscal 1993, fiscal 1994 and fiscal 1995, respectively. The decrease in fiscal 1994 is primarily due to the sale and leaseback of one of Saks' store locations and the sale of subordinated certificates under Saks accounts receivable securitization program. The increase in fiscal 1995 results primarily from increased capital expenditures, net of construction allowances, to fund the remodeling of former I. Magnin stores and the opening of 11 Off 5th stores. In fiscal 1995, Saks engaged in fewer asset sales. Net cash used in investing activities was $48.3 million during the six months ended August 3, 1996 compared to $32.1 million in the six months ended July 29, 1995. Capital expenditures were $47.3 million, net of construction allowances, during the six months ended

August 3, 1996 and consisted principally of construction of new stores. Capital expenditures, net of construction allowances in the six months ended July 29, 1995 were $35.4 million. Saks plans to open five new full-line and resort stores and 13 Off 5th stores in the fall of 1996.

    Saks' net cash (used in) provided by financing activities was $15.1 million, $(47.9) million and $60.2 million in fiscal 1993, fiscal 1994 and fiscal 1995, respectively. The decrease in fiscal 1994 resulted from repayments of debt. The increase in fiscal 1995 is primarily due to increased term loan borrowings to support the acquisition and remodeling of four former I. Magnin stores and working capital growth. In addition, in fiscal 1995, Saks incurred greater financing costs in connection with its increased borrowings under the credit facility and the refinancing of its real estate borrowings.


    Net cash provided from financings during the six months ended August 3, 1996 was $88.2 million compared to $48.7 million in the six months ended July 29, 1995. The 1996 amount reflects the proceeds from Saks Holdings' May 1996 initial public offering, net of debt repayments. The 1995 amount reflects increased borrowings used to acquire four former I. Magnin locations, net of financing costs related to the refinancing of real estate borrowings.


  FINANCING FACILITIES

    Saks has a credit facility with a syndicate of banks and financial institutions. See "Description of Certain Indebtedness--Credit Agreement". The facility consists of a $322 million two-tiered revolving loan and a two-tiered term loan. At August 3, 1996, there was approximately $25 million outstanding under the Tranche A term loan and approximately $113 million outstanding under the Tranche B term loan. Tranche A has scheduled repayments which began in 1993 and end in 1998 and Tranche B has scheduled repayments which begin in 1997 and end in the year 2000. Saks intends to prepay the outstanding balance of the term loans with the proceeds from the offering. At August 3, 1996, borrowing availability under the revolving loan was $291 million. The credit facility contains restrictive covenants which include, among others, limitations on capital expenditures, limitations on indebtedness, and specified minimum levels of consolidated net worth and minimum consolidated operating profit levels as well as maintaining specified levels of interest coverage, all as defined in the credit facility, and which restrict payment of dividends on capital stock.

    Saks may borrow up to $20 million in aggregate principal amount of swingline loans which bear interest at the Alternate Base Rate (as defined in the credit facility) plus an applicable margin ranging from 0.0% to 1.0% depending on the Interest Coverage Ratio (as defined in the credit facility). All other loans under the credit facility bear interest at a rate equal to, at Saks' option, (a) the Alternate Base Rate plus a percentage ranging from 0.0% to 1.5% depending on the Interest Coverage Ratio or (b) the Eurodollar Rate (as defined in the credit facility) plus a percentage ranging from 1.0% to 2.5% depending on the Interest Coverage Ratio. Eurodollar Rate loans can have maturities of one-, two-, three- or six-month periods. Interest is payable on these loans on the last day of the applicable interest period, except for six-month period loans, which provide for interest to be payable quarterly. Interest on Alternate Base Rate loans is payable quarterly.

    Saks and its lenders currently are reviewing Saks' revolving loan facility and intend to modify the terms of the facility to reflect Saks' improved creditworthiness.

  RECEIVABLES SECURITIZATION

    Saks also has an accounts receivable securitization program. The program includes a $225 million floating rate Euronote series, a $413 million floating rate medium term note series and a $121 million variable principal amount series. The floating rate Euronote series matures in November 1996. The medium term note series and the variable principal amount series mature in

April 1999. See "Description of Certain Indebtedness" for a further description of Saks' indebtedness.

  DERIVATIVES ACTIVITY

    Saks utilizes interest rate caps to manage its interest rate exposure. See
Note 11 to Consolidated Financial Statements. Saks' policy is to use financial derivatives only to reduce risk in conjunction with specific business transactions. In August 1996, Saks entered into $250 million notional amount of fixed interest rate swap agreements to reduce its exposure to changes in prevailing market interest rates.

  LOSS CARRYFORWARDS

    At February 3, 1996 Saks had a net operating loss carryforward of $728 million which is available to offset taxes otherwise payable on Saks' future taxable income. The carryforwards begin to expire, unless used, in fiscal 2005. Although the Secondary Offering may result in an "ownership change" (as defined in Section 382 of the Internal Revenue Code of 1986, as amended) that limits the amount of future taxable income that Saks may offset against pre-ownership change losses in any year, Saks expects that any such limitation would not have a material impact on Saks' utilization of operating loss carryforwards.

  CAPITAL EXPENDITURES

    Excluding acquisitions, Saks plans to make capital expenditures of approximately $150 million in fiscal 1996 and to make additional capital expenditures of approximately $225 million in fiscal 1997 and fiscal 1998. These expenditures include amounts relating to its store intensification, store expansion and franchise extension strategies, as well as operations including MIS systems. Management believes that cash generated from Saks' operations, funds available under Saks' credit facility and funds available from lease financing and developer contributions will be sufficient to satisfy Saks' cash requirements in each of the periods. Management believes that cash generated from operations will be sufficient to fund expenses and working capital requirements for its top customer focus and store intensification strategies, as well as store operations.

    In connection with the possible acquisition and renovation of three Marshall Field store locations in Texas, Saks intends to spend approximately $100 million. See "Business--Business Strategy--Store Expansion--Acquisitions".

    A new distribution center in Aberdeen, Maryland currently is under construction and is expected to be completed in early 1997. Saks will receive incentive payments from various government agencies which are expected to approximate the costs of relocating its processing activities to the new facility. Saks will occupy the facility pursuant to a lease, with the net present value of future rental payments equal to approximately $23 million. Saks expects to sell its Yonkers facility after exiting it in early 1997. Saks recorded a charge in fiscal 1995 to reduce the carrying value of the Yonkers facility to its net realizable value. If Saks or a purchaser is successful in obtaining rezoning for the use of the property, a gain on sale could be realized. Management is unable to determine if rezoning will occur.

EFFECTS OF INFLATION

    Management does not believe inflation had a material impact on the financial statements for the periods presented.

                                    BUSINESS

    In addition to the historical information contained herein, certain statement under this caption constitute "forward-looking statements" under the Reform Act which involve risks and uncertainties. Saks Holdings' actual results may differ significantly from those discussed herein. Factors that might cause such a difference include, but are not limited to, those discussed under the captions "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" as well as those discussed elsewhere in this Prospectus.

GENERAL

  OVERVIEW

    Saks Fifth Avenue is recognized worldwide as a premier fashion retailer offering the finest quality and latest style in women's and men's apparel. Supported by a strong commitment to personalized customer service, Saks primarily sells better, bridge and designer apparel, shoes, accessories, jewelry, cosmetics and fragrances for women and men, as well as gift merchandise and children's apparel. Capitalizing on its 70-year history as a fashion authenticator and the prominence of its landmark Fifth Avenue store in New York City, Saks Fifth Avenue has developed one of the most recognized retailing franchises in the world.

    Saks is experiencing significant momentum in its financial performance, reflecting the success of new business strategies developed and initially implemented in 1994 and the significant investments in stores, inventories, staff and systems made since 1990. Saks recorded net sales of $1.69 billion and $868.2 million in fiscal 1995 and the six months ended August 3, 1996, respectively, increases of 18.9% and 17.7% over fiscal 1994 and the six months ended July 29, 1995, respectively. Comparable sales increased 10.6% and 12.4% in fiscal 1995 and the six months ended August 3, 1996, respectively. Primarily due to certain impairment and special charges and increased interest costs, Saks Holdings' net loss in fiscal 1995 increased to $64.1 million from $10.6 million in fiscal 1994. Saks Holdings' net loss decreased to $28.9 million for the six months ended August 3, 1996 from $56.4 million for the six months ended July 29, 1995. The results for the six months ended July 29, 1995 include a special charge of $8.9 million for the costs of integrating four former I. Magnin store locations.

    Saks' net sales are generated through three retail formats: 46 full-line and resort stores; 23 Off 5th outlet stores; and Folio catalogs. The full-line and resort store operations are conducted from an exceptional portfolio of mostly owned stores in premier retail locations, including Fifth Avenue in New York City, Wilshire Boulevard in Beverly Hills, Michigan Avenue in Chicago and Union Square in San Francisco. Saks' rapidly growing Off 5th outlet store division sells high quality, upscale branded fashion apparel at exceptional prices. Saks' Folio catalogs offer fashionable women's apparel, accessories and home furnishings and gifts. The following table provides net sales and percent of total sales information for each of these formats.

                                          FISCAL 1993          FISCAL 1994          FISCAL 1995
                                       ------------------   ------------------   ------------------
                                       DOLLARS    PERCENT   DOLLARS    PERCENT   DOLLARS    PERCENT
                                       --------   -------   --------   -------   --------   -------
                                                          (DOLLARS IN MILLIONS)

Full-line and resort stores..........  $1,231.2      88%    $1,288.5      91%    $1,486.0      88%
Off 5th outlet stores................      42.9       3         57.2       4        108.0       6
Folio catalog........................      51.6       4         58.3       4         82.8       5
Closed stores........................      69.8       5         14.2       1         10.0       1
                                       --------   -------   --------   -------   --------   -------
    Total............................  $1,395.5     100%    $1,418.2     100%    $1,686.8     100%
                                       --------   -------   --------   -------   --------   -------
                                       --------   -------   --------   -------   --------   -------

  HISTORY

    Saks Fifth Avenue was founded in 1867 and was incorporated in New York as Saks & Company in 1902. Opened in New York City in September 1924 by Horace Saks and Bernard Gimbel, the landmark Fifth Avenue store offered exclusive merchandise from around the world. In 1926, Adam Gimbel, son of Bernard, became President of Saks and set out to create a Saks Fifth Avenue network of high-fashion retail stores throughout the United States as a division of Gimbel Bros. Inc. By the time Adam Gimbel retired in 1969, Saks & Company owned and operated 28 stores in 16 states. In 1973, Saks & Company was acquired by B.A.T. through its acquisition of Gimbel Bros., Inc. In July 1990, affiliates of Investcorp and a group of international investors acquired Saks from B.A.T.

INDUSTRY

    Industry sources indicate that the market for better, bridge and designer apparel and other luxury goods is substantial. Saks is positioned to capitalize on the following trends affecting this market:

    DEMOGRAPHICS. The female population aged 45 to 54, which includes Saks' core customers, is expected to be the fastest growing population segment over the next five years. The population aged 45 to 54 has the highest average household income among all demographic groups.

    LUXURY GOODS. Management believes that certain luxury goods brands have experienced substantial sales growth in the last few years. Because bridge and designer merchandise, generally considered luxury goods, comprises a significant portion of Saks' merchandise assortments, Saks is positioned to benefit from any continuation of this trend.

    RETAIL ENVIRONMENT. The current retail environment is characterized by (i) the continuing consolidation of department store and national apparel chains,
(ii) a de-emphasis by department stores on bridge and designer merchandise,
(iii) bankruptcies and restructurings of several competing providers of upscale merchandise and (iv) the re-tenanting of many major malls. Management believes that this environment will present significant opportunities for acquisitions and other market share gains.

BUSINESS STRATEGY

    After the 1990 Acquisition, Investcorp recruited a new executive management team to correct recognized weaknesses and develop a new business strategy designed to capitalize on the strength of the Saks franchise. New management began to implement several key initiatives, including: (i) rebuilding Saks' senior corporate, merchandising and store management teams; (ii) creating a more efficient cost structure; (iii) upgrading and differentiating merchandise assortments; (iv) improving the quality of the store portfolio through expansions and renovations and by closing underperforming stores; (v) investing in incremental growth formats including the Off 5th outlet store and Folio catalog businesses; and (vi) developing management information systems to support these activities. By early 1994, management had implemented these important initiatives and developed and began implementing comprehensive, integrated merchandising, service and marketing strategies to position its core retail business for future growth and to extend the Saks franchise.

    These initiatives and strategies resulted in improvements in Saks' financial performance. From fiscal 1991 to fiscal 1995, Saks' net sales grew from $1.27 billion to $1.69 billion, a 32.9% increase. During this period gross margin as a percentage of net sales increased from 27.3% to 30.7%, and selling, general and administrative expenses as a percentage of net sales decreased from 30.5% to 26.0%. In addition, from fiscal 1991 to fiscal 1995, Saks' interest expense, net, decreased from $126.2 million to $94.2 million and Saks' net loss decreased from $180.5 million to

$64.1 million. Operating income increased by $78.9 million from a loss of $42.8 million in fiscal 1991 to income of $36.1 million in fiscal 1995. Operating income is net of management fees paid to III in both fiscal 1991 and fiscal 1995 and in fiscal 1995 is net of special charges of $36.4 million. Operating income excluding these fees and the special charges increased by $120.3 million to $79.5 million during this period. Management fees to III were discontinued in July 1996. Management believes that Saks' current momentum, as reflected by its recent results of operations and comparable sales performance relative to the industry, is directly attributable to the implementation of its strategies during fiscal 1994, fiscal 1995 and fiscal 1996.

    Saks' comparable sales performance* is set forth below:

                                                     FISCAL    FISCAL    FISCAL
                                                      1994      1995      1996
                                                     ------    ------    ------
First quarter.....................................     4.1%     10.2%     13.3%
Second quarter....................................     5.3      11.3      11.3
Third quarter.....................................     5.9       9.9      --
Fourth quarter....................................     6.6      11.0      --

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* Represents the percentage increase in (i) net sales of stores (excluding major store expansions) open in both reporting periods for the portion of such periods open and (ii) Folio net sales. In fiscal 1995 and fiscal 1996, comparable sales excludes the impact of the 53rd week in fiscal 1995.

    Management believes that the ongoing execution and implementation of these strategies will continue to drive performance. A summary of these strategies is set forth below.

  TOP CUSTOMER FOCUS

    Based on extensive market research, Saks has identified certain top customers who generate a significant share of Saks' sales. The large number of customers who comprise this group change over time and are geographically dispersed. Management believes that Saks can capture a substantially greater share of apparel and related expenditures by these customers and has developed and implemented customer affinity programs designed to capitalize on the purchasing habits of top customers by increasing the frequency and productivity of customer contact, increasing cross-selling activities and enhancing customer loyalty. These programs include proactive customer clienteling programs, the Saks First Program and the Fifth Avenue Club.

  DIFFERENTIATED MERCHANDISE ASSORTMENTS

    In 1994, Saks began to specifically target the merchandise categories that, based on extensive research, were determined to be most important to its top customers. Saks is developing dominant assortments in these key merchandise categories by increasing inventory investments, upgrading the quality and congruency of merchandise assortments and by adding important vendors and brands. Saks' overall merchandising strategy is to offer congruent and balanced assortments of differentiated, upscale limited-distribution merchandise. Saks achieves differentiation through disciplined merchandise purchasing, development of high visibility vendor relationships, dominant designer assortments and exclusive product offerings, Saks' private label apparel collections and the continual editing of its merchandise to reflect the forefront of fashion. In addition, Saks customizes its merchandise assortments at the store level to take advantage of differences in store size, local competitive offerings, fashion tastes, seasonality and lifestyles.

  STORE INTENSIFICATION

    Management is improving the productivity of its store portfolio through a comprehensive and integrated store intensification program. Saks initially concentrated its efforts and resources on those stores that represented the highest potential for increased sales and profit margins.

Pursuant to this strategy, from the beginning of fiscal 1993 to the end of fiscal 1995, Saks made significant investments in 14 high potential stores, including $109 million in gross capital expenditures, $43 million in increased inventory levels, $21 million in additional annual store payroll costs and $4 million in increased annual localized marketing spending. As a result, net sales in these stores increased 29.5% from $698 million in fiscal 1992 to $904 million in fiscal 1995. Saks is expanding its store intensification program to additional stores in 1996 and 1997.


  STORE EXPANSION

    Saks continuously evaluates opportunities for profitable expansion of its store base. Management believes that the current retail environment, characterized by an accelerated pace of store rationalizations, downsizings and bankruptcies, as well as the re-tenanting of major malls, offers many attractive opportunities for Saks to continue to expand its store portfolio.

    FULL-LINE STORES. Saks currently operates 40 full-line stores. Excluding acquisitions, Saks plans to open three new full-line stores (including a store in Orlando, Florida in 1996) and two replacement stores, and to complete nine remodels through fiscal 1998.

    RESORT STORES. Saks broadens its reach to the affluent tourist and permanent and seasonal residents of resort markets through its resort stores. Saks currently operates six resort stores, including a store in Charleston, South Carolina that was opened in August 1996. Saks plans to open four new 30,000 to 50,000 gross square foot resort stores through fiscal 1998.

    MAIN STREET STORES. Saks is testing a 35,000 square foot main street store format designed for the local shopping areas of affluent suburban markets. The first main street store is scheduled to open in Greenwich, Connecticut in September 1996.

    ACQUISITIONS. Management believes that the current retail environment will continue to offer selected opportunities to increase Saks' presence in important markets. For example, Saks intensified its presence on the west coast and in the southwest by acquiring four former I. Magnin stores in February 1995.


    Similarly, Saks intends to expand its presence in the demographically attractive Texas market. In July 1996, Saks entered into an agreement with Dayton Hudson Corporation and certain of its affiliates to acquire, subject to certain conditions, three Marshall Field store locations in Texas which would add 250,000 square feet of store space to Saks' presence in this market. Two of these stores are intended to replace two smaller stores that Saks currently operates in Houston and Dallas. Saks intends to spend approximately $100 million in connection with the acquisition and renovation of these stores. There can be no assurance that Saks will satisfy the conditions under the agreement and acquire these store locations. In addition, Saks is exploring other markets in Texas.


    In July 1996, Saks agreed with Japanese department store operator Isetan, a creditor of Barneys, to begin exploring the financial feasibility of co-sponsoring a plan of reorganization for Barneys, which filed for Chapter 11 bankruptcy protection in January 1996. The preliminary terms presently being discussed would result in Saks obtaining control of Barneys and Isetan leasing the Barneys store locations in Chicago, Beverly Hills and on Madison Avenue in New York to the reorganized Barneys. However, Saks has only partially completed its financial and business assessment of Barneys and is currently without access to confidential information concerning Barneys. Saks would only proceed with such a plan if management concludes that Barneys represents an attractive investment opportunity. There can be no assurance that Saks and Isetan will reach agreement on the terms of a proposed plan of reorganization. Even if Saks and Isetan were to agree on the terms of such a plan, they could not file a plan at this time without the support of Barneys, which currently retains the exclusive right to file a plan of reorganization in its bankruptcy case. Barneys has publicly opposed the cooperation between Saks and Isetan.

  FRANCHISE EXTENSION STRATEGIES

    Management believes that the Saks Fifth Avenue franchise is extendible over multiple formats and has developed the following specific growth strategies:

    OFF 5TH. Through its Off 5th division, Saks extends its customer reach by offering high quality, upscale branded fashion apparel in an outlet store setting at 40% to 70% off original and comparable retail prices. Off 5th provides attractive financial returns and an economically superior form of inventory liquidation for Saks' retail stores. Saks currently operates 23 Off 5th stores and expects to open approximately 12 additional stores in the remainder of fiscal 1996.

    FOLIO. Saks extends its reach to direct response customers through its Folio catalogs which offer fashionable women's apparel, accessories, home furnishings and gifts and unique selections of Saks' private label merchandise. Folio mailed 29 million catalogs in fiscal 1995, an increase of 26% over fiscal 1994. Management plans to increase Folio's sales through further development of its customer list, increased circulation and the development of new catalogs, including home and gift and outlet catalogs, both domestically and in international markets.

    INTERNATIONAL. Although Saks currently does not have significant sales abroad, management believes that Saks' worldwide reputation and international customer base offer attractive opportunities for future international growth. Saks is exploring outreach programs in Japan, with selected catalog mailings and the sale of Saks' private label merchandise to an established Japanese department store, and in Latin America, through trunk shows and special events. None of Saks' current intentions with respect to international expansion would involve any material capital expenditures.

  CAPITAL EXPENDITURES

    Saks is committed to expanding and improving its store portfolio. From the beginning of fiscal 1993 to the end of fiscal 1995 Saks made capital expenditures of approximately $148 million on new stores, remodels, replacements and expansions and, excluding acquisitions, plans to make additional such capital expenditures of approximately $270 million through fiscal 1998. Management believes that cash generated from Saks' operations, funds available from Saks' credit facility and funds available from lease financing and developer contributions will be sufficient to satisfy Saks' cash requirements over this period. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources".

FULL-LINE AND RESORT STORES

  GENERAL

    Saks operates a nationwide portfolio of 40 full-line stores and six resort stores under the Saks Fifth Avenue name. The store portfolio includes premier retail locations such as Fifth Avenue in New York City, Wilshire Boulevard in Beverly Hills, Michigan Avenue in Chicago and Union Square in San Francisco. In fiscal 1995, the percentage of total full-line and resort store net sales by region were 41% in the Northeast, 20% in the Midwest, 15% in the Southeast and 24% in the West. Saks enjoys strong competitive positions in a number of the most important retail markets in the United States, including New York City, Florida and California.

    Unlike many of its competitors, Saks owns, rather than leases, a large portion of its retail gross square footage, including its landmark Fifth Avenue store. The following table sets forth certain information regarding Saks' real estate portfolio at February 3, 1996.

                                                             PERCENT OF
                                                            TOTAL GROSS
                                                           SQUARE FOOTAGE
                                                           --------------
Own building and own land...............................         30%
Own building and lease land.............................         48
Lease building and lease land...........................         22

    FULL-LINE STORES. Saks' 40 full-line stores are located in major markets in the United States and range from 60,000 to 646,000 gross square feet. Since the beginning of 1990, Saks has opened four new stores, replaced three stores, expanded and remodeled 11 stores and closed four stores. Excluding acquisitions, Saks plans to open three new full-line stores (including a store in Orlando, Florida in 1996) and two replacement stores and to complete nine remodels through fiscal 1998.

    As part of a strategy to enhance its presence in California, in February 1995 Saks acquired four former I. Magnin store locations in Beverly Hills, San Diego, Phoenix and Carmel. Saks converted three of these stores to its format within two months, and the Beverly Hills store within six months, of acquisition. This transaction resulted in additions to Saks' Beverly Hills and Carmel stores, replacement of its Phoenix store and a new store in San Diego. In addition to adding 234,000 gross square feet of store space, the I. Magnin transaction permitted Saks to gain access to exclusive merchandise arrangements previously unavailable to Saks in that part of the United States. Prior to the acquisition, Saks had closed four underperforming stores located in non-strategic areas of this market. Management believes that the current retail environment will provide other opportunities for expansion through acquisition.

    RESORT STORES. Saks' resort stores are located in markets characterized by affluent vacationers and permanent and seasonal residents. The resort store format allows Saks to capture sales from customers who are increasingly migrating to resort areas during parts of the year. Saks' resort stores average 34,000 gross square feet. Since the 1990 Acquisition, Saks has opened two new stores, expanded and remodeled two stores and closed one store. Saks currently operates six resort stores including a store in Charleston, South Carolina that was opened in August 1996. Saks plans to open four new resort stores through fiscal 1998.

    MAIN STREET STORES. Saks is testing a 35,000 square foot main street format store designed for the local shopping areas of affluent suburban markets. The first of these main street stores is scheduled to open in Greenwich, Connecticut in September 1996. If successful, this format will be tested in similar communities.

    CAPITAL INVESTMENT. Management has committed substantial capital to upgrade the size and shopping environment of many of its stores. From the 1990 Acquisition through fiscal 1995, Saks spent in excess of $183 million on new stores, remodels, replacements and expansions. These investments have yielded strong financial returns. As a result of these investments, over 60% of Saks' selling space is either new or remodeled since the 1990 Acquisition.

    Management continually evaluates the performance of Saks' assets. During fiscal 1993, through a strategic review of Saks' existing stores and asset base, management developed a plan to close underperforming stores and redeploy their assets. Accordingly, in fiscal 1994 Saks closed three full-line stores, one resort store, its 17 specialty stores (2,000 to 4,000 square foot mall shops operated under designer names) and Saks' service center in New York City. In fiscal 1995 Saks closed its full-line store in Owings Mills, Maryland and announced the relocation of its primary distribution center from Yonkers, New York to a new, state-of-the-art facility in Aberdeen, Maryland. See "Distribution Facilities".

    The evolution of Saks' full-line and resort store portfolio since fiscal 1991 is set forth below:

                                                      FISCAL    FISCAL    FISCAL    FISCAL    FISCAL
                                                       1991      1992      1993      1994      1995
                                                      ------    ------    ------    ------    ------
TOTAL STORES:
Beginning of period................................      47        48        49        49        45
Closures...........................................       0         0         0        (5 )      (2 )
Openings...........................................       1         1         0         1         2
                                                      ------    ------    ------    ------    ------
End of period......................................      48        49        49        45        45
                                                      ------    ------    ------    ------    ------
                                                      ------    ------    ------    ------    ------
TOTAL SQUARE FOOTAGE (in thousands):
Beginning of period................................   4,813     4,888     4,918     4,959     4,549
Closures...........................................      --        --        --      (523 )    (154 )
Openings...........................................      75        30        --       106       272
Expansions.........................................      --        --        41         7       139
                                                      ------    ------    ------    ------    ------
End of period......................................   4,888     4,918     4,959     4,549     4,806
                                                      ------    ------    ------    ------    ------
                                                      ------    ------    ------    ------    ------

    At August 29, 1996, Saks operates 46 full-line and resort stores.

    Saks' store management is comprised of a general manager and an assistant general manager of administration in charge of operations and human resources and a manager of sales and service training. In larger stores, management is augmented by one or more assistant general managers for merchandising, an assistant general manager of operations and a human resources director. General managers are accountable for sales training, service standards, customer relationships, merchandising, operations and profitability of their stores. A typical Saks store also has ten to 15 department managers, depending on the store size, who have responsibility for customer development, sales associate management, specific merchandise areas, and approximately five managers overseeing support functions including shipping, receiving and security.

  MERCHANDISING

    Over its 70 year history, Saks Fifth Avenue has developed a reputation as a leading fashion authenticator. Saks' position is strengthened by its relationships with internationally acclaimed fashion design houses such as Giorgio Armani, Bill Blass, Chanel, Escada, Salvatore Ferragamo, Gucci, Donna Karan, Calvin Klein, Ralph Lauren, Judith Leiber, Prada, Oscar de la Renta, Jil Sander, St. John, Yves St. Laurent, Ellen Tracy, Emanuel Ungaro and Ermenegildo Zegna. These design houses establish trends and create product from which Saks develops its merchandise mix. In turn, Saks enhances the image of these vendors by presenting their merchandise in elegant shopping environments and, in many cases, in-store shops. Management believes that Saks is a significant, if not the largest, customer of many of these vendors. As a result, Saks is advantageously positioned to obtain exclusive merchandise assortments, new product introductions and financial incentives from these vendors.

    Saks' merchandise strategy is to offer congruent and balanced assortments of differentiated, upscale merchandise. Saks offers a predominantly better, bridge and designer assortment of fashionable apparel, shoes, accessories, cosmetics and fragrances for women and men, as well as gift merchandise and children's apparel. Within these merchandise categories, Saks focuses on vendors and merchandise offerings that are distinctive and differentiated and that contribute to profit growth. The following table sets forth the percentage of retail sales by merchandise category for fiscal 1995:

                                                             PERCENTAGE OF
                                                              FISCAL 1995
    MERCHANDISE CATEGORY                                     RETAIL SALES
- ----------------------------------------------------------   -------------
Women's designer apparel..................................         14%
Women's sportswear........................................         32
Men's apparel.............................................         16
Shoes, jewelry, handbags and other accessories............         22
Fragrances and cosmetics..................................         14
Other.....................................................          2

    Saks achieves differentiation through its focus on upscale merchandise, its preferred vendor relationships which provide access to product that is sold exclusively through Saks, Saks' private label collections, special size apparel offerings and the continual editing of its merchandise to reflect the forefront of fashion. Saks has exited lower price point and broadly distributed merchandise categories where it cannot differentiate its assortments. In fiscal 1995, Saks no longer offered certain vendors' merchandise which, in fiscal 1992, comprised net sales of $85 million.

    Capitalizing on its status as a leading fashion authenticator, Saks has created a private label business, with a differentiated product offering and relatively lower price points, that allows it to serve a broader customer base interested in fashion. Saks offers private label apparel in most merchandise categories. Saks' merchandising staff, with the assistance of freelance designers, creates exclusive designs and oversees production through contract manufacturers. Saks' leading private labels are Saks Fifth Avenue Collections (women's bridge sportswear), Real Clothes (casual/active sportswear for women), The Works (career coordinates for women) and Saks Fifth Avenue Mens Collection (sportswear and furnishings for men). Saks continually seeks opportunities to expand its private label business. Recent additions include the Como Sport for Cobra Golf line of golf apparel for men and women. Private label merchandise comprised 8% of consolidated net sales in fiscal 1995.

    In order to extend its customer base and to differentiate its merchandise, Saks has devoted considerable efforts to the development of its special size apparel categories: petites and, for the larger woman, "Salon Z". Saks has invested in inventory and selling space, and has prompted a number of its vendors to create designs for its Salon Z merchandise that are consistent with Saks' strategy of offering distinctive, high quality fashion merchandise. These special size categories comprised 5% of consolidated net sales in fiscal 1995. Net sales of these categories in fiscal 1995 increased 24% from fiscal 1994.

    Although Saks draws its customers from a broad group, women in the 40 to 55 year old age bracket comprise a core component of Saks' customer base. In 1994, Saks began to specifically target the merchandise categories that, based on extensive research, were determined to be most important to these top customers. Saks is increasingly developing dominant assortments in these categories by increasing inventory allocation, upgrading the quality and congruency of merchandise and increasing the number of important vendors and brands.

    In developing Saks' merchandise assortments, management monitors the relationship between merchandise mix and profitability. Saks balances a complex mix of merchandise at different price points and profitability levels, using appropriate quantities of designer apparel to build image, create merchandise excitement and drive sales of higher margin merchandise in order to increase profits.

    Management believes that the success of Saks' resort stores is driven to a significant degree by Saks' ability to tailor assortments to local climate, preferences and social events. Similarly, Saks anticipates selling merchandise assortments in its main street stores that are customized to local market conditions.

    To support its merchandising strategy, Saks has increased capital expenditures, inventory and marketing support to improve merchandise assortments and presentation and to increase customer awareness. In addition, Saks has modified its training and incentive compensation programs to improve product knowledge and selling efforts and cross-selling among merchandise categories.

    At August 3, 1996, Saks employed approximately 280 people in its merchandising and buying offices. Saks' largest supplier in fiscal 1995 accounted for less than 4% of total merchandise purchases. Saks believes that the loss of any one of its vendors would not have a material adverse effect on Saks' business.

  MERCHANDISE PLANNING AND MONITORING

    In 1995, Saks completed a comprehensive review of its merchandise planning process. The review evaluated Saks' existing organization and processes as well as retail industry best practices. Saks redesigned its planning process and organization and established the framework of a store-level merchandise planning process to drive sales and gross margin performance by store. The key elements of the process include the development and maintenance of store profiles which identify, among other things, important store characteristics such as customer demographics, physical plant, competitive environment, seasonality and local events. This information is used by the buying and planning organizations to tailor merchandise assortments and flows by store.

    The planning process involves the interactive development of total company merchandise plans by department and merchandise groups as well as on a store-by-store basis. The planning organization is structured to work as a partnership with the merchandise buying organization with a ratio of one planner for every two buyers. The merchants are focused on top-side merchandise issues including merchandising guidelines, strategic vendor alliances, assortment planning, shopping the market, negotiating with vendors and meeting financial targets. The planners are focused on development of store specific congruent merchandise assortments and meeting financial targets. The planners also function as the "controllers" for buying responsibilities and monitor the ongoing execution of the plan and open-to-buy on a by-store basis throughout the season. This process includes semi-monthly review of results and forecasts with senior merchants, store management and finance groups. Management believes that the new planning process is essential to improving sales and gross margin and Saks' productivity of its inventory investment.

  CUSTOMER AFFINITY PROGRAMS

    Management believes its strong customer service and marketing abilities, supported by its sophisticated client data base, are key competitive advantages. Saks is enhancing the quality of its customer service through improved recruiting and training of sales associates, implementation of performance-based compensation policies, increased accountability for performance of both sales associates and managers, increased clienteling and data base marketing activities and increased selling payroll.

    In keeping with its top customer focus, management developed several programs designed to increase sales to its top customers. These initiatives have resulted in increased average dollar amounts spent by these customers at Saks each year and retention of such customers from year to year.

    CUSTOMER CLIENTELING. Through its customer clienteling program, Saks' top customers are identified for each store and individually assigned to sales associates who have been trained in sophisticated sales, service and relationship-building techniques. Saks currently is implementing The Link, its state-of-the-art automated client book, to assist sales associates in their clienteling efforts through better understanding of the purchasing behavior and merchandise preferences of their customers. Management expects that this system will enable sales associates to further personalize selling efforts and thereby generate increased sales per customer.

    SAKS FIRST PROGRAM. To foster customer loyalty and increase sales, in late 1994 Saks improved the benefits of its Saks First Program, an affinity program directed to customers who charge in excess of $2,000 annually on their Saks credit card. Saks First customers are rewarded with points convertible into Saks gift certificates based on spending levels. Saks First customers also receive fashion newsletters, invitations to one-of-a-kind special events, such as fashion shows, movie premiers and celebrity dining, and advance notice of sale events.

    THE FIFTH AVENUE CLUB. Fifth Avenue Club membership offers participants service-intensive private shopping environments within Saks' stores. Historically, the Fifth Avenue Club has accounted for a significant portion of Saks' full price designer sales. Based upon performance in selected markets, management believes that the Fifth Avenue Club is underpenetrated in the majority of its stores. In order to enhance the attractiveness of, and participation in, the Fifth Avenue Club, management recently increased marketing support to broaden customer awareness, improved the quality and quantity of club staff, upgraded club facilities and heightened accountability on the part of store general managers for the program.

  MARKETING

    Saks' marketing program supports its focus on top customers, target merchandise groups and high potential stores while maintaining a high profile, consistently visible image on both national and local levels. These programs are designed to reinforce Saks' position as one of the world's premier fashion retailers, to increase awareness of Saks' merchandise range and customer service standards and to reaffirm Saks' cachet and reputation.

    All marketing activities, including advertising, in-store special events and window display, are developed and managed by Saks' in-house marketing and visual departments on a centralized basis. Although Saks markets through a variety of media, including direct mail, newspaper, public relations, magazines, radio and television, customer outreach programs and other means, Saks focuses its efforts on those media that effectively reaffirm Saks' position as a leading fashion authenticator and efficiently reach Saks' top customer group. Saks actively pursues vendor co-operative advertising, substantially increasing the advertising resources available to Saks. Saks promotes its image as a fashion leader primarily through regular advertisements in authoritative fashion and life-style magazines, such as Vogue, W, Gourmet and Town and Country, store events hosted by designers such as Calvin Klein, Isaac Mizrahi and Oscar de la Renta, and sponsorship of fashion oriented charity events. Saks continually evaluates and adjusts its marketing programs to efficiently drive sales.

OFF 5TH STORES

    Through its Off 5th division, Saks extends its customer reach by offering high quality branded fashion apparel in an outlet store setting at prices that are 40% to 70% off original and comparable retail prices. Off 5th opened its first store in Franklin Mills, Pennsylvania in 1990 to provide a more efficient means of liquidating end-of-season merchandise from Saks' retail stores. The concept gained immediate consumer acceptance due to Off 5th's exceptional prices, high quality fashion merchandise and pleasant shopping environment in combination with the Saks Fifth Avenue name. Based upon this initial success, management continued to develop Off 5th's supporting infrastructure, and Saks today operates 23 Off 5th stores in 15 states.

    Off 5th occupies a unique market position with its multi-brand assortment of exceptionally priced, high quality fashion merchandise, including better, bridge and designer apparel. Management believes that Off 5th possesses the following important competitive advantages: (i) access to end-of-season merchandise from Saks' retail stores; (ii) Saks' strong vendor relationships that provide access to high quality merchandise; (iii) vendor willingness to clear overstocks with, and extend production runs for, Off 5th; and (iv) the broad aspirational appeal to customers of the Saks Fifth Avenue brand name. In addition, Off 5th offers an economically superior form of inventory liquidation for Saks' retail stores.

    Off 5th's merchandise strategy is to offer women's and men's apparel consistent with the level of quality and fashion found in Saks' retail stores. In fiscal 1995, Off 5th purchased approximately 40% of its inventory from Saks with the balance purchased directly from vendors. Management expects to purchase a greater percentage of its merchandise directly from vendors as the number of Off 5th stores increases.

    Located primarily in outlet malls, Off 5th stores average approximately 23,000 square feet. Management believes that the stores maintain fixturing, visual presentation and service standards superior to those generally associated with outlet stores.

    Off 5th generates attractive economic returns resulting from its relatively high sales productivity, favorable lease economics (due to Off 5th's status as a desirable anchor tenant), and low corporate overhead (as Off 5th shares in the economies of scale of Saks' corporate and logistics structures). Management plans to substantially increase its store base by opening new stores in selected outlet malls and off-price centers throughout the United States. Saks expects to open approximately 12 additional Off 5th stores in the remainder of fiscal 1996. Information regarding Off 5th's historical growth is set forth below.

                                                  FISCAL    FISCAL    FISCAL    FISCAL    FISCAL
                                                   1991      1992      1993      1994      1995
                                                  ------    ------    ------    ------    ------
Net sales (in millions)........................   $ 10.6    $ 27.9    $ 42.9    $ 57.2    $108.0
Net sales per average square foot..............   $  411    $  452    $  440    $  362    $  352
Number of stores at period end.................        1         3         4         8        19

FOLIO CATALOGS

    Saks offers designer fashion brands and unique selections of Saks Fifth Avenue private label merchandise to direct response customers through its Folio catalogs. Folio enjoys a strong position in the relatively underserved catalog market for upscale designer merchandise. Folio's merchandise is of a quality and fashion consistent with that carried in Saks' retail stores, with an emphasis on classic styling.

    Folio began operations in 1972 when it mailed its first holiday catalog. For the next 20 years, Folio operated as both a marketing vehicle for Saks' retail stores and a direct response business. In 1993 management began to establish Folio as an independent operating division with a catalog format and merchandise offerings tailored to the direct response customer. In 1994, Folio recruited its own merchandise and marketing staff. In 1995, Folio installed a new state-of-the-art customized catalog management information system. Also in 1995, Folio successfully introduced two new merchandise concepts, Folio Designs For The Home, a catalog offering upscale home and gift merchandise, and Folio Outlet By Mail, an off-price catalog marketing upscale branded fashion merchandise at a discount. In addition, Folio initiated international mailings, primarily to Japan.

    Folio has developed a highly productive customer list primarily derived from Saks' retail stores customer data base and prior customer purchases from Folio. In addition, Folio utilizes a variety of sources to acquire new names, including list rentals and exchanges with other catalogs and credit card companies. Names of the most active of Folio's customers are maintained in a 12-month buyer file which lists those customers who have purchased from Folio in the past 12 months. As of July 1996, Saks' 12-month buyer list included 335,000 names, an increase of approximately 27% over July 1995.

    Folio mailed a total of 23 catalogs with a total circulation of 29 million in fiscal 1995. This compares to a total of 20 catalogs with a total circulation of 23 million in fiscal 1994. Folio generated net sales in fiscal 1995 of $82.8 million, a 42% increase over fiscal 1994. Based upon the success of its initiatives in fiscal 1995, management has added catalogs and increased the circulation of its new titles and international mailings in fiscal 1996.

    Orders for merchandise are received by telephone, fax and mail at Folio's telemarketing and fulfillment facility located within Saks' Yonkers, New York distribution center. Management expects the recent installation of a dedicated catalog management information system for use by its telemarketing agents to improve customer service and increase the productivity of its catalog operations. Folio's telemarketing and fulfillment capabilities will be transferred to Saks' new Aberdeen, Maryland facility upon the relocation of Saks' Yonkers distribution center.

    The economies of scale available to Folio through the use of Saks' merchandising, corporate and logistics infrastructure contribute to Folio's relatively strong profit margins. In turn, Folio facilitates the testing of new products and markets, which Saks may then capitalize on through its retail stores.

SAKS FIFTH AVENUE PROPRIETARY CREDIT CARD

    Established over 40 years ago, Saks' proprietary credit card accounted for approximately half of Saks' net sales in fiscal 1995. As of February 3, 1996, Saks had approximately 1.4 million credit card customers that had made a purchase within 24 months.

    The proprietary credit card provides Saks with valuable customer information and an excellent marketing and communications tool for its customers. During fiscal 1995, Saks mailed approximately 500,000 statements per month to its credit card holders. Saks is able to analyze its customer data by purchasing patterns, including frequency, amount spent and merchandise category. Saks uses this information to more effectively target merchandise information, special events and promotions to its customers. Folio utilizes the Saks credit card customer lists to develop new customers for its direct marketing mailings. The Saks First Program also is linked directly to the credit card. In addition, management believes that Saks' proprietary credit card promotes customer affinity and loyalty because these customers on average generate greater sales per transaction than the average customer.

    Saks outsources its credit card operations to a third party, while maintaining control over credit policy decisions and customer service standards. Customers who apply for the Saks credit card are approved for credit based on a satisfactory evaluation of a credit bureau report along with employment and bank information.

MANAGEMENT INFORMATION SYSTEMS

    Saks has made substantial investments in information systems designed to support its strategies. Saks made capital expenditures of approximately $21 million on information systems in fiscal 1993 through fiscal 1995 and plans to make additional capital expenditures of approximately $43 million on such systems through fiscal 1998. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources".

    To increase sales and assist selling personnel, Saks has implemented an industry-leading automated client book and a merchandise locator. The automated client book enables sales associates throughout Saks to access from any POS register a database of the purchasing preferences of their top customers. The merchandise locator allows a sales associate to locate merchandise on a real-time basis in any Saks store and arrange for that merchandise to be promptly shipped to a customer. In addition, Saks' POS terminals utilize bar code scanning technology to enhance customer service and inventory management.

    In support of Saks' merchandising operations and new merchandise planning processes, Saks continues to invest in further developing existing and new systems. Saks' newest system is "Merchants Workbench", which provides detailed information on merchandise sales by store utilizing a relational database and client server technologies. Saks' inventory management is supported by quick response electronic data interchange systems and by an automatic replenishment system that utilizes actual sales, sales forecasts and seasonal selling profiles down to the SKU level to replenish certain merchandise categories automatically, resulting in improved assortments, in-stock position and sales. Saks has implemented the automatic replenishment system in categories such as dress shirts, hosiery, leather belts and accessories.

STORE PROPERTIES

    The following table sets forth the location, mall name or street address, year opened and gross square footage of each full-line, resort and Off 5th store open as of August 29, 1996:

FULL-LINE STORES

                                               MALL NAME/                YEAR         GROSS
    STORE LOCATION                           STREET ADDRESS             OPENED    SQUARE FOOTAGE
- --------------------------------   ----------------------------------   ------    --------------
                                                                                  (IN THOUSANDS)
 NEW YORK CITY
    New York, NY................   611 Fifth Avenue                      1924           646

  NORTHEAST REGION
    Stamford, CT................   Stamford Town Center                  1983            78
    Boston, MA..................   Prudential Center                     1971           110
    Chevy Chase, MD.............   555 Wisconsin Avenue                  1964           108
    Hackensack, NJ..............   Riverside Square                      1977           107
    Short Hills, NJ.............   Short Hills Mall                      1994           106
    Garden City, NY.............   1300 Franklin Avenue                  1962           106
    White Plains, NY............   Bloomingdale Road                     1954           128
    Bala Cynwyd, PA.............   No. 2 Decker Square                   1969           102
    McLean, VA..................   The Galleria at Tyson's II            1988           120

                                               MALL NAME/                YEAR         GROSS
    STORE LOCATION                           STREET ADDRESS             OPENED    SQUARE FOOTAGE
- --------------------------------   ----------------------------------   ------    --------------
                                                                                  (IN THOUSANDS)
  SOUTHEAST REGION
    Boca Raton, FL..............   Town Center                           1986            75
    Ft. Lauderdale, FL..........   Galleria Mall                         1980            74
    Bal Harbour, FL.............   Bal Harbour Mall                      1976           104
    Miami, FL...................   Dadeland Mall                         1984            78
    Palm Beach Gardens, FL......   The Gardens                           1991            75
    Atlanta, GA.................   Phipps Plaza                          1968           130

  MIDWEST REGION
    Chicago, IL.................   700 North Michigan, Chicago Place     1990           150
    Oakbrook, IL................   Oakbrook Shopping Center              1981            90
    Skokie, IL..................   Old Orchard Mall                      1978           105
    New Orleans, LA.............   Canal Place                           1983            75
    Dearborn, MI................   Fairlane Town Center                  1980            91
    Troy, MI....................   Somerset Mall                         1967           121
    Minneapolis, MN.............   Nicollett Mall                        1989           120
    Frontenac, MO...............   Plaza Frontenac                       1973           123
    Kansas City, MO.............   Country Club Plaza                    1982            73
    Beachwood, OH...............   Beachwood Place                       1978           102
    Cincinnati, OH..............   Fifth and Race Streets                1984            76
    Tulsa, OK...................   Utica Square                          1986            62
    Pittsburgh, PA..............   513 Smithfield Street                 1977            86

  WESTERN REGION
    Phoenix, AZ.................   Biltmore Fashion Park                 1995            90
    Beverly Hills, CA...........   9600/9634 Wilshire Blvd               1938/95        175/100
    Costa Mesa, CA..............   South Coast Plaza                     1979           105
    San Diego, CA...............   Fashion Valley                        1995            80
    San Francisco, CA...........   Union Square                          1981           136
    Denver, CO..................   Cherry Creek Mall                     1990            90
    Las Vegas, NV...............   The Fashion Show                      1981            68
    Portland, OR................   Pioneer Place                         1990            60
    Dallas, TX..................   Dallas Galleria                       1982           117
    Houston, TX.................   Pavilion/Post Oak                     1974           125
    San Antonio, TX.............   650 North Star Mall                   1985            84

RESORT STORES
                                               MALL NAME/                YEAR         GROSS
    STORE LOCATION                           STREET ADDRESS             OPENED    SQUARE FOOTAGE
- --------------------------------   ----------------------------------   ------    --------------
                                                                                  (IN THOUSANDS)

  NORTHEAST REGION
    Southampton, NY.............   8-12 Main Street                      1987             8

  SOUTHEAST REGION
    Naples, FL..................   Westside Shops Pelican Bay            1992            30
    Palm Beach, FL..............   The Esplanade                         1979            37
    Charleston, SC..............   Majestic Square                       1996            30

  WESTERN REGION
    Carmel-by-the-Sea, CA.......   Carmel Plaza                          1986/95         24/24
    Palm Springs, CA............   Desert Fashion Plaza                  1985            50

OFF 5TH STORES

                                             MALL NAME/                YEAR         GROSS
    STORE LOCATION                         STREET ADDRESS             OPENED    SQUARE FOOTAGE
- -------------------------------   ---------------------------------   ------    --------------
                                                                                (IN THOUSANDS)
  NORTHEAST REGION
    Clinton, CT................   Clinton Crossing Factory Outlets     1996            18
    Danvers, MA................   Liberty Tree Mall                    1996            19
    Worcester, MA..............   Worcester Common Fashion Outlets     1994            29
    Niagara Falls, NY..........   Factory Outlet Mall                  1995            20
    Franklin Mills Circle,        Franklin Mills                       1990            28
PA.............................

  SOUTHEAST REGION
    Orlando, FL................   International Designer Outlet        1994            22
                                  Center
    Sunrise, FL................   Sawgrass Mills                       1992            46
    Dawsonville, GA............   North Georgia Premium Outlets        1996            20
    Raleigh, NC................   Triangle Factory Shops               1996            20
    Myrtle Beach, SC...........   Myrtle Beach Factory Stores          1995            15
    Nashville, TN..............   Oaks Shopping Center                 1995            25
    Woodbridge, VA.............   Potomac Mills                        1992            28

  MIDWEST REGION
    Gurnee, IL.................   Gurnee Mills                         1993            29
    Aurora, OH.................   Aurora Farms                         1995            15
    Jeffersonville, OH.........   Jeffersonville Outlet Mall           1994            15

  WESTERN REGION
    Phoenix, AZ................   Arizona Factory Stores               1995            16
    Camarillo, CA..............   Camarillo Factory Stores             1995            16
    Milpitas, CA...............   The Great Mall of the Bay Area       1995            25
    Petaluma, CA...............   Petaluma Village Factory Outlet      1995            15
    Honolulu, HI...............   Waikele Center                       1994            30
    Hillsboro, TX..............   Southwest Outlet Center              1995            15
    San Marcos, TX.............   San Marcos Factory Shops             1995            22
    Auburn, WA.................   Supermall of the Great Northwest     1995            25

DISTRIBUTION FACILITIES

    Saks operates two distribution centers that service Saks' full-line, resort and Off 5th stores, as well as Folio. Saks owns a 509,000 square foot distribution center in Yonkers, New York that serves as Saks' primary distribution facility and handles 85% of Saks' retail store distribution, all Folio catalog telemarketing and fulfillment and Off 5th merchandise processing. Saks also leases an 88,000 square foot distribution center in Ontario, California that handles the balance of Saks' retail distribution. The distribution centers employ state-of-the-art bar code scanning and tracing technology, as well as integrated purchase-order tracking capabilities that assist in merchandise planning. During fiscal 1995, the two distribution centers processed approximately 15 million pieces of merchandise.

    Saks recently announced plans to relocate the processing activity of its Yonkers facility to a new, state-of-the-art facility in Aberdeen, Maryland. This 600,000 gross square foot facility, which will be leased by Saks, is expected to open in early 1997. In order to ensure an effective transition, Saks will operate both facilities for up to six months following the opening of the Aberdeen facility, after which period the Yonkers facility will be closed. The relocation is anticipated to result in lower processing costs as well as more rapid delivery of merchandise to the sales floor to maximize full-price sales and improve fulfillment rates for the Folio catalog division.

    Saks will receive incentive payments from various government agencies which are expected to approximate the costs of relocating its processing activities to the new facility. Saks will occupy the facility pursuant to a lease, with the net present value of future rental payments equal to $23 million. Saks expects to sell its Yonkers facility after exiting it in early 1997. Saks recorded a charge in fiscal 1995 to reduce the carrying value of the Yonkers facility to its net realizable value. If Saks or a purchaser is successful in obtaining rezoning for the use of the property, a gain on sale could be realized. Management is unable to determine if rezoning will occur.

    In the area of logistics, Saks has implemented various programs designed to improve processing productivity in order to speed the flow of merchandise from vendors through Saks distribution facilities to the selling floor. These include size and color marking and tracking, increased vendor pre-marking, a variety of pre-distribution services, integrated universal product code (UPC) identification methods, radio frequency (RF) scanning and electronic data interchange (EDI) technologies. Saks uses contract carriage for approximately 73% of its merchandise. Saks uses air cargo for transcontinental merchandise shipments, as well as for shipping to particular markets during peak demand periods. When appropriate, Saks arranges for vendors to ship directly to stores.

COMPETITION

    All aspects of the retail industry, including attracting customers, securing merchandise and locating appropriate retail sites, are highly competitive. Saks competes for customers in this industry with retailers in the following five categories: large specialty apparel retailers; better department stores; national specialty apparel chains; designer boutiques; and individual specialty apparel stores. The type of individual competitor in each of these groups differs from region to region and from store to store. Many of these competitors are larger and have greater financial resources than Saks.

    LARGE SPECIALTY APPAREL RETAILERS. These retailers usually operate stores in key regional or national markets and primarily offer apparel, cosmetics and accessory products. Main competitors in this category are Barneys, Bergdorf Goodman, Brooks Brothers, Jacobson's, Lord & Taylor, Neiman Marcus and Nordstrom. Store sizes vary widely.

    BETTER DEPARTMENT STORES. This group is best categorized as offering a broad merchandise assortment, including apparel and accessories, as well as, in some cases, furniture, electronics and fine china, often in large stores of 200,000 selling square feet or more. This group includes stores operated by Dayton Hudson Department Stores, Dillard Department Stores, Federated Department Stores, The May Department Stores Company and Mercantile Stores.

    NATIONAL SPECIALTY APPAREL CHAINS. This competitor group is characterized by a large number of smaller stores nationwide, usually between 5,000 and 10,000 selling square feet, and a limited and focused merchandise assortment. This group includes AnnTaylor, Banana Republic and Talbots.

    DESIGNER BOUTIQUES. These stores are usually between 5,000 and 10,000 selling square feet and frequently are limited to major cities. Merchandise offered by designer boutiques is highly focused and generally limited to the product lines of one designer.

    INDIVIDUAL SPECIALTY APPAREL STORES. These stores are comparable to designer boutiques in size but carry product lines of more than one designer.

    Off 5th competes with designer factory outlet stores, specialty outlet stores and other off-price formats and the moderate department store sector. Folio competes with diversified general merchandise catalogs, department store catalogs and specialty catalogs.

TRADEMARKS AND SERVICE MARKS

    Saks owns its principal trademarks and service marks, including the "Saks Fifth Avenue", "SFA" "[SFA LOGO]" marks. Other important trademarks and service marks include "Off 5th", "Folio", "Real Clothes", "The Works" and "The Fifth Avenue Club". Saks' trademarks and service marks are registered in the United States Patent and Trademark Office. The term of these registrations is generally ten years, and they are renewable for additional ten year periods indefinitely, so long as the marks are still in use at the time of renewal. Saks is not aware of any claims of infringement or other challenges to its right to register or use its marks in the United States.

EMPLOYEES

    At August 3, 1996, Saks employed approximately 870 people at its headquarters and buying offices and 10,800 in its stores, two distribution centers and data center. Saks' staffing requirements fluctuate during the year as a result of the seasonality of the retail apparel industry, adding approximately 1,200 to 1,500 more seasonal employees in the fourth quarter. Approximately 100 of Saks' employees are covered by collective bargaining agreements. Saks has never been subject to a strike and believes that its relationship with its employees and the unions is good.

LITIGATION

    Saks is a defendant in a suit pending in the Supreme Court of the State of New York, County of New York, in which the plaintiff, a former Saks employee, contends, among other things, that Saks was negligent in hiring a co-worker who allegedly assaulted the plaintiff. The plaintiff is seeking $10 million in damages. Saks has moved to dismiss the action. Saks believes that, subject to a self-insured retention, the claim is covered by Saks' insurance. In connection with the suit, Saks also is in litigation with one of its insurance providers regarding the provider's duties and obligations under its insurance contract with Saks. Saks does not believe that the resolution of these suits will have a material adverse impact on its financial position or results of operations.

    Saks also is from time to time involved in routine litigation incidental to the conduct of its business. Management believes that no currently pending litigation to which it is a party will have a material adverse effect on its financial position or results of operations.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth the name, age and position of each of the directors and executive officers of Saks Holdings. In March 1996, the executive officers of Saks were given the same titles at Saks Holdings as they held at Saks. Each director of Saks Holdings will hold office until the next annual meeting of stockholders of Saks Holdings or until his or her successor has been elected and qualified. Officers of Saks Holdings are elected by the Board of Directors of Saks Holdings and serve at the discretion of such Board of Directors.

    NAME                          AGE                         POSITION
- -------------------------------   ---   ----------------------------------------------------
Philip B. Miller...............   57    Chairman and Chief Executive Officer and Director
Brian E. Kendrick..............   42    Vice Chairman and Chief Operating Officer and
                                          Director
Rose Marie Bravo...............   44    President and Director
Owen E. Dorsey.................   45    Executive Vice President
Richard F. Zannino.............   37    Executive Vice President and Chief Financial Officer
                                          and Treasurer
Christina Johnson..............   46    Executive Vice President
Mark E. Hood...................   44    Senior Vice President and Chief Accounting Officer
Joan F. Krey...................   51    Vice President and Secretary
Savio W. Tung..................   44    Director
Jon P. Hedley..................   35    Director
E. Garrett Bewkes III..........   45    Director
Charles J. Philippin...........   45    Director
Stephen I. Sadove..............   45    Director
Brian Ruder....................   42    Director

    PHILIP B. MILLER became Chairman and Chief Executive Officer of Saks in June 1993. Mr. Miller joined Saks in August 1990 as Vice Chairman and became Chief Operating Officer in 1992. Mr. Miller became Vice Chairman and a director of Saks Holdings in August 1990 and a Vice President of Saks Holdings in January 1991. Mr. Miller formerly was Chairman and Chief Executive Officer of Marshall Field's, joining that company in 1983 from Neiman Marcus, where he had been President since 1977.

    BRIAN E. KENDRICK became Vice Chairman of Saks in November 1994 and Chief Operating Officer of Saks and Saks Holdings in August 1996. He joined Saks as Senior Vice President and Chief Financial Officer in April 1991. Mr. Kendrick became Vice President of Saks Holdings in April 1993 and a director of Saks Holdings in February 1994. From 1981 to 1991 Mr. Kendrick was the Chief Financial Officer of Maison Blanche/Goudchaux, Inc. in Baton Rouge, Louisiana. In 1987 and 1988 he took a leave of absence to become the Chief Administrative Officer for the State of Louisiana.

    ROSE MARIE BRAVO became President of Saks in September 1992 and a director of Saks in October 1992. Ms. Bravo became a Vice President and a director of Saks Holdings in September and October of 1992, respectively. Ms. Bravo formerly was the Chairman and Chief Executive Officer of I. Magnin, a specialty division of the R.H. Macy Company, a position she held since 1987. In February 1992 R.H. Macy & Co., I. Magnin's parent company, entered bankruptcy protection.

    OWEN E. DORSEY became an Executive Vice President of Saks in November 1994. In November 1993 Mr. Dorsey joined Saks as Senior Vice President, Human Resources. Mr. Dorsey became a Vice President of Saks Holdings in January 1994. Mr. Dorsey formerly was with the Ritz Carlton Hotel Company, where he held the position of Vice President, Human Resources from 1988 to 1993.

    RICHARD F. ZANNINO became Executive Vice President, Chief Financial Officer of Saks and Saks Holdings and Treasurer of Saks Holdings in August 1996. Mr. Zannino served as Senior Vice President of Saks from May 1994 to July 1996. Mr. Zannino joined Saks in January 1993 as Vice President and Treasurer. From March 1992 to November 1992, Mr. Zannino was Vice President of Finance for JWP Inc., a multinational technical services company. In December 1993, JWP Inc. entered bankruptcy protection. From 1986 to 1992 Mr. Zannino was with Peter Kiewit Sons, Inc., a privately-held, multi-industry company in a finance and business development role.


    CHRISTINA JOHNSON became Executive Vice President of Saks and Saks Holdings in August 1996. From 1992 to July 1996, Ms. Johnson served Saks as Senior Vice President and Director of Stores in the Northeast Region. Ms. Johnson joined Saks in 1991 from Marshall Field where she was Senior Vice President and
General Merchandise Manager.


    MARK E. HOOD became Senior Vice President and Chief Accounting Officer of Saks and Saks Holdings in August 1996. Mr. Hood joined Saks in June 1995 as Vice President. From 1991 to June 1995, Mr. Hood served as Vice President and Controller for Foley's Department Stores, a division of the May Department Stores Company.

    JOAN F. KREY became Vice President and Secretary of Saks Holdings in August 1996. Ms. Krey has served as General Counsel, Vice President and Secretary of Saks since August 1985.

    SAVIO W. TUNG became a director of Saks Holdings in April 1990. He has been an executive of Investcorp, its predecessor or one or more of its wholly-owned subsidiaries since September 1984. Mr. Tung is a director of Star Markets, Inc.

    JON P. HEDLEY became a director of Saks and Saks Holdings in October 1995. Mr. Hedley served as Secretary and Treasurer of Saks Holdings from September 1992 to August 1996. He has been an executive of Investcorp, its predecessor or one or more of its wholly-owned subsidiaries since April 1990.

    E. GARRETT BEWKES III became a director of Saks and Saks Holdings in June 1994. He is co-founder of GarMark Advisors, LLC. He was an executive of Investcorp, its predecessor or one or more of its wholly-owned subsidiaries from March 1994 to November 1995. Prior to joining Investcorp, Mr. Bewkes was Vice Chairman and Co-head of the Investment Banking Department at Bear, Stearns & Co. Inc. Mr. Bewkes also held the position of Senior Managing Director. He is a director of The Bear Stearns Companies Inc.

    CHARLES J. PHILIPPIN became a director of Saks and Saks Holdings in January 1995. He has been an executive of Investcorp, its predecessor or one or more of its wholly-owned subsidiaries since October 1994. Prior to joining Investcorp, Mr. Philippin was a partner with Coopers & Lybrand L.L.P. Mr. Philippin is a director of Prime Holdings, Inc.

    STEPHEN I. SADOVE became a director of Saks Holdings in August 1996. Since 1991, Mr. Sadove has served as President Worldwide of Clairol, Inc. Mr. Sadove currently sits on the board of directors of Alpine Lace Brands, Inc.

    BRIAN RUDER became a director of Saks Holdings in August 1996. Since 1995, Mr. Ruder has served as President of Heinz U.S.A. Retail Products, a division of H.J. Heinz Company. Mr. Ruder has held various executive positions at H.J. Heinz or one of its operating divisions since 1988.

COMMITTEES OF THE BOARD OF DIRECTORS

    In March 1996, Saks Holdings created a compensation committee, an audit committee and a stock option and stock purchase plan committee. Messrs. Bewkes, Tung, Philippin and Hedley were appointed to the compensation committee, Messr. Bewkes was appointed to the audit committee and Messrs. Bewkes, Tung, Philippin and Hedley were appointed to the stock option and stock purchase plan committee. In August 1996, Messrs. Sadove and Ruder were appointed to the audit, compensation and stock option and stock purchase plan committees.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Prior to March 1996, Saks Holdings did not have a compensation committee. Messrs. Bewkes, Philippin, Hedley and Tung participated in deliberations concerning compensation of executive officers of Saks during 1995. None of the executive officers of Saks Holdings served on the Board of Directors or on the compensation committee of any other entity, any of whose officers served either on the Board of Directors or on the compensation committee of Saks Holdings.

NON-EMPLOYEE DIRECTORS COMPENSATION

    Directors who are employees of Saks Holdings or executives of Investcorp receive no separate compensation other than stock options for serving as directors. Other directors receive an annual retainer of $22,000, stock options and reimbursement of out-of-pocket expenses incurred in attending meetings of the Board of Directors and any committees of the Board on which they serve, as well as payments of $1,500 per meeting attended in person and $500 per telephonic meeting.

EXECUTIVE COMPENSATION

  SUMMARY COMPENSATION TABLE

    Saks Holdings is a holding company which conducts all of its activities through its operating subsidiary, Saks, and the subsidiaries of Saks. The officers of Saks Holdings receive no compensation in their capacities as officers of Saks Holdings. Accordingly, the following table sets forth information concerning the annual and long-term compensation earned by Saks' chief executive officer and each of the four other most highly compensated executive officers of Saks whose annual salary and bonus during the fiscal years presented exceeded $100,000 (the "Named Officers").

                                                             LONG-TERM
                                                            COMPENSATION
                                          ANNUAL               AWARDS
                                  COMPENSATION (2)(3)(4)    ------------
                                 -------------------------   SECURITIES
        NAME AND         FISCAL                    ANNUAL    UNDERLYING      ALL OTHER
 PRINCIPAL POSITION(1)    YEAR     SALARY          BONUS      OPTIONS     COMPENSATION (2)
- ------------------------ ------  ----------       --------  ------------  ----------------
Philip B. Miller........  1995   $1,100,000       $360,000          0         $ 59,567(5)
Chairman and Chief
  Executive Officer
Brian E. Kendrick.......  1995      666,667        225,000          0            8,347(6)
Vice Chairman and Chief
  Operating Officer
Rose Marie Bravo........  1995      666,667        225,000          0           18,515(7)
President
Owen E. Dorsey..........  1995      357,500         40,000          0          113,009(8)
Executive Vice President
Richard F. Zannino......  1995      290,000         90,000     39,110            6,845(9)
Executive Vice
  President, Chief
  Financial Officer and
  Treasurer

- ------------

(1) The principal position given for each of the Named Officers is as the date of this Prospectus and does not necessarily reflect the position held during fiscal 1995.

(2) The amounts indicated reflect compensation paid by Saks unless otherwise specified.

                                         (Footnotes continued on following page)

(Footnotes continued from preceding page)

(3) Other annual compensation did not exceed $50,000 or 10% of the total salary and bonus for any of the Named Officers.

(4) Does not include retirement benefits covered under Saks' Pension Plan and Supplemental Plan. See the pension plan table and "Pension Plans".

(5) Reflects (i) the value of insurance premiums paid by Saks in the amounts of $3,770, $3,359 and $9,940 with respect to supplementary medical benefits, long-term disability benefits and term life insurance, respectively, for the benefit of Mr. Miller, (ii) $2,498 of matching benefits paid by Saks under the Retirement Savings Plan and (iii) $40,000 paid by Saks for business-related clothing expenses.

(6) Reflects (i) the value of insurance premiums paid by Saks in the amounts of $3,770 and $2,079 with respect to supplementary medical benefits and term life insurance, respectively, for the benefit of Mr. Kendrick and (ii) $2,498 of matching benefits paid by Saks under the Retirement Savings Plan.

(7) Reflects (i) the value of insurance premiums paid by Saks in the amounts of $3,770 and $2,079 with respect to supplementary medical benefits and term life insurance, respectively, for the benefit of Ms. Bravo, (ii) $2,498 of matching benefits paid by Saks under the Retirement Savings Plan, (iii) $2,067 paid by Saks with respect to relocation expenses and (iv) $10,168 paid by Saks for business related clothing discounts.

(8) Reflects (i) the value of insurance premiums paid by Saks in the amount of $3,770 and $1,158 with respect to supplementary medical benefits and term life insurance, respectively, for the benefit of Mr. Dorsey, (ii) $2,432 of matching benefits paid by Saks under the Retirement Savings Plan and (iii) $105,649 paid by Saks with respect to relocation expenses.

(9) Reflects (i) the value of insurance premiums paid by Saks in the amounts of $3,770 and $940 with respect to supplementary medical benefits and term life insurance, respectively, for the benefit of Mr. Zannino and (ii) $2,135 of matching benefits paid by Saks under the Retirement Savings Plan.

    The following table contains further information concerning the stock option grants made to each of the Named Officers during fiscal 1995.

                                                                             POTENTIAL REALIZABLE
                                                                                   VALUE AT
                                       INDIVIDUAL GRANTS                     ASSUMED ANNUAL RATES
                     -----------------------------------------------------         OF STOCK
                      NUMBER OF     % OF TOTAL                                PRICE APPRECIATION
                     SECURITIES      OPTIONS                                      FOR OPTION
                     UNDERLYING     GRANTED TO                                     TERM (2)
                       OPTIONS     EMPLOYEES IN   EXERCISE OR   EXPIRATION   ---------------------
    NAME             GRANTED (1)   FISCAL YEAR    BASE PRICE       DATE         5%         10%
- -------------------  -----------   ------------   -----------   ----------   --------   ----------
Philip B. Miller...     --            --             --           --            --          --
Brian E. Kendrick..     --            --             --           --            --          --
Rose Marie Bravo...     --            --             --           --            --          --
Owen E. Dorsey.....     --            --             --           --            --          --
Richard F.
Zannino............     39,110         15.4%        $  20(3)       2005      $491,926   $1,246,625

- ------------

(1) The option agreements provide that options have vested and will vest to the extent of one-third of the options granted as of the date of Saks Holdings' initial public offering, one-third on the first anniversary thereof and one-third on the second anniversary thereof. In the event of an Approved Sale (as defined in the option agreement), all options vest in their entirety.

(2) These amounts are based on compounded annual rates of stock price appreciation of 5% and 10% over the ten-year term of the options, are mandated by the rules of the Securities and Exchange Commission and are not indicative of expected stock price performance. Actual gains, if any, on stock option exercises are dependent on future performance of the Common Stock, overall market conditions, as well as the option holders' continued employment throughout the vesting period. The amounts reflected in this table may not necessarily be achieved or

                                         (Footnotes continued on following page)

(Footnotes continued from preceding page) may be exceeded. The indicated amounts are net of the option exercise price but before taxes that may be payable upon exercise.

(3) All stock options were granted with exercise prices equal to fair market value, as determined by the Board of Directors, on the grant date. In January 1996, the Board of Directors repriced the stock options from $20 (the price paid for shares at the time of the 1990 Acquisition and also in connection with significant third party purchases of Common Stock in 1993, which price per share was routinely used in connection with option grants from the 1990 Acquisition through 1995) to $16 to reflect the estimated fair market value of the Common Stock. Toward the end of 1995, management of Saks Holdings decided to evaluate whether a $20 per share price reflected fair market value and, therefore, whether options granted with a $20 per share exercise price, which might have been higher than fair value, properly incentivized management. Based on management's internal analysis, as well as advice from third party advisors, Saks Holdings determined that as of the end of fiscal 1995 the fair market value of the Common Stock was $16 per share and authorized repricing the options at $16 per share.

    The following table sets forth certain information regarding options to purchase Common Stock held as of February 3, 1996 by each of the Named Officers. None of such Named Officers exercised any options during fiscal 1995.

                                    NUMBER OF
                              SECURITIES UNDERLYING                VALUE OF UNEXERCISED
                               UNEXERCISED OPTIONS                 IN-THE-MONEY OPTIONS
                                AT FISCAL YEAR END                AT FISCAL YEAR END (1)
                           ----------------------------    ------------------------------------
    NAME                   EXERCISABLE    UNEXERCISABLE    EXERCISABLE (2)    UNEXERCISABLE (2)
- ------------------------   -----------    -------------    ---------------    -----------------

Philip B. Miller........     --              324,330          --                     $ 0
Brian E. Kendrick.......     --              225,050          --                       0
Rose Marie Bravo........     --              223,750          --                       0
Owen E. Dorsey..........     --               35,700          --                       0
Richard F. Zannino......     --               65,060          --                       0

- ------------

(1) Calculated on the basis of $16 per share, the fair market value of the Common Stock at February 3, 1996, as determined by the Board of Directors, less the exercise price payable for such shares.

(2) On February 23, 1996 the exercise price with respect to the stock options was reduced from $20 per share to $16 per share.

    Saks maintains a pension plan (the "Pension Plan"), which covers substantially all of the employees of Saks and its affiliates. Saks also maintains a supplemental pension plan (the "Supplemental Plan") which covers certain senior executives of Saks. See "Pension Plans". The following table sets forth estimated annual benefits payable upon retirement with regard to the Supplemental Plan.

                                            YEARS OF
                                           SERVICE(1)
REMUNERATION(2)       15          20           25           30          35
- ---------------    --------    --------    ----------    --------    --------
25$0,000......     $ 75,000    $100,000     $125,000     $125,000    $125,000
300,000......        90,000     120,000      150,000      150,000     150,000
400,000......       130,000     160,000      200,000      200,000     200,000
500,000......       150,000     200,000      250,000      250,000     250,000
750,000......       225,000     300,000      375,000      375,000     375,000
1,000,000....       300,000     400,000      500,000      500,000     500,000
1,320,000....       396,000     528,000      660,000      660,000     660,000

                                                   (Footnotes on following page)

(Footnotes for preceding page)

- ------------

(1) Mr. Miller has an estimated 18 credited years of service (13 of which were granted to him pursuant to his employment agreement). Mr. Kendrick has an estimated five credited years of service. Ms. Bravo and Mr. Zannino each have three years of credited service and Mr. Dorsey has two.

(2) The compensation covered by the Supplemental Plan includes base salary only, and not bonus or other amounts. For each of the Named Officers, the current compensation covered by the Supplemental Plan does not differ by more than 10% from the amount listed in the "Salary" column of the Summary Compensation table. The amount of the supplemental pension to which a participant is entitled is an annual amount computed in the form of single life annuity equal to 2% of his or her Average Final Earnings multiplied by his or her years of credited service up to a maximum of 25 years, reduced by any amounts received due to the Pension Plan, primary Social Security benefits or matching amounts under the Retirement Savings Plan. "Average Final Earnings" for purposes of the Supplemental Plan is the average rate of the participant's salary for the last 36 calendar months of his or her credited service.

EMPLOYMENT AGREEMENTS

    Saks has employment agreements with each of Mr. Miller, Mr. Kendrick, Ms. Bravo and Mr. Dorsey. Each agreement requires the executive officer to devote his or her full time and best efforts to Saks during the term of the agreement.

    PHILIP B. MILLER. The employment agreement with Mr. Miller commenced in March 1996 and continues until terminated by either party as provided therein. The agreement provides for an annual salary of $1.2 million plus increases based on the percentage increase, if any, in the Consumer Price Index, or by a greater amount, at the discretion of the Board of Directors of Saks. In addition, the agreement provides for the payment of an annual bonus as determined by the Board of Directors of Saks.

    If Saks terminates Mr. Miller's employment for any reason other than for death, disability, retirement or cause, Mr. Miller shall be entitled to receive an amount equal to three times his base salary then in effect ($3.6 million at his current salary) and Standard Termination Amounts. Mr. Miller is entitled to receive an identical amount if he voluntarily terminates his employment at any time when he is not a member of the Boards of Directors of both Saks Holdings and Saks. If Saks terminates Mr. Miller for "cause" (as defined in the agreement) or if Mr. Miller voluntarily terminates his employment except as described in the preceding sentence, Mr. Miller is entitled to receive Standard Termination Amounts. "Standard Termination Amounts" consist of pro-rated earned but unpaid salary, bonus, deferred compensation, certain expense allowances and unpaid or unreimbursed benefits under applicable benefits plans and programs.

    BRIAN E. KENDRICK, ROSE MARIE BRAVO AND OWEN E. DORSEY. Saks' employment agreements with Mr. Kendrick, Ms. Bravo and Mr. Dorsey commenced in March 1996 and continue until terminated. The agreements provide for annual salaries of $750,000, $750,000 and $360,000 respectively, and a bonus of up to 50% of Mr. Kendrick's, Ms. Bravo's or Mr. Dorsey's salary, as applicable. The agreements further provide for annual performance and salary reviews, and for participation in all other bonus and benefit plans applicable to other similarly situated officers.

    If Saks terminates Mr. Kendrick's or Ms. Bravo's employment for any reason other than for death, disability, retirement or cause, Mr. Kendrick or Ms. Bravo, as applicable, is entitled to receive an amount equal to two times his or her base salary then in effect ($1.5 million at their current salaries) and Standard Termination Amounts. If Saks terminates Mr. Dorsey's employment for any reason other than for death, disability, retirement or cause, Mr. Dorsey is entitled to receive an amount in cash equal to his base salary then in effect, Standard Termination Amounts and benefits for one year following termination. If Saks terminates Mr. Kendrick's, Ms. Bravo's or Mr.

Dorsey's employment for "cause" (as defined in each agreement) or if such employee voluntarily terminates his or her employment, such employee shall be entitled to receive Standard Termination Amounts.

    All other officers are appointed by and serve at the discretion of the Board of Directors of Saks.

STOCK INCENTIVE PLANS

    In October 1990, Saks Holdings adopted a Senior Management Stock Incentive Plan (the "Old Incentive Plan"), and in February 1996, Saks Holdings adopted a 1996 Management Stock Incentive Plan (the "New Incentive Plan", and together with the Old Incentive Plan, the "Incentive Plans"), for members of senior management and certain other officers and employees of Saks Holdings and of Saks. As of August 28, 1996 there were options to purchase 26,720 shares of Common Stock outstanding under the Old Incentive Plan, all of which vested upon the closing of Saks Holdings initial public offering, and options to purchase 3,045,315 shares of Common Stock outstanding under the New Incentive Plan. The vesting of options under the New Incentive Plan is described below. No additional options will be granted under the Old Incentive Plan. The maximum number of shares of Common Stock issuable pursuant to the Incentive Plans is 6,209,045, subject to adjustment to reflect stock splits, stock dividends and similar stock transactions.

    The Incentive Plans provide for the grant of options that qualify as incentive stock options ("ISOs") under the Internal Revenue Code of 1986, as amended (the "Code"), as well as options that do not qualify as ISOs ("Non-qualified Options") (collectively referred to as the "Options"), and also provide for the grant of stock appreciation rights and for the sale or grant of restricted stock. Options to purchase shares of Common Stock may extend for ten years for ISOs and ten years and 30 days for Non-qualified Options from the date of grant. Options may not be granted and restricted stock may not be sold or granted after October 17, 2000. The granting of Options is conditioned upon active employment with Saks Holdings, Saks or any of its direct or indirect subsidiaries. In the event an employee ceases to be employed by Saks Holdings, Saks or any of its direct or indirect subsidiaries, for any reason, Saks Holdings may repurchase at fair market value, as determined annually by the Board of Directors, any shares of Common Stock acquired by such employee pursuant to the exercise of an Option granted under the Incentive Plans.

    The Incentive Plans are administered by the stock option and stock purchase plan committee (the "Incentive Plans Committee"), each member of which is required to be "disinterested" within the meaning of Rule 16b-3 under the Exchange Act. The Incentive Plans Committee has the authority to interpret the Incentive Plans, to determine the terms and conditions of Options and other grants under the Incentive Plans and to make all other determinations necessary or advisable for the administration of the Incentive Plans. The Incentive Plans Committee may determine the number of shares subject to grants or sales and the terms thereof. The terms upon which options and stock appreciation rights are granted and restricted stock is sold or granted are to be evidenced by a written agreement executed by Saks Holdings and the relevant employee.

    Saks Holdings has entered into individual Stock Option Agreements with members of management with respect to 3,045,315 options outstanding under the New Incentive Plan, pursuant to which each such employee's right to exercise such Options has vested and will vest to the extent of one-third of the Options granted as of the date of Saks Holdings' initial public offering, one-third on the first anniversary thereof and one-third on the second anniversary thereof. In the event of an Approved Sale (as defined in the agreement), all options vest in their entirety. The Stock Option Agreements further provide for the termination of the vested portions of any Options upon the tenth anniversary of such Stock Option Agreement, and for acceleration of termination if the employee ceases to be employed by Saks Holdings or a subsidiary.

RETIREMENT SAVINGS PLAN (401(K))

    In July 1990 Saks adopted a Retirement Savings Plan (the "Retirement Savings Plan"), a savings and investment plan intended to be qualified under Section 401 of the Code. All employees of Saks and its affiliates (including officers and directors who are employees) who are at least 21 years of age may participate in the plan after one year of service with Saks or such affiliate. Participating employees may make pre-tax and after-tax contributions, subject to limitations under the Code, of a percentage (not to exceed 16%) of their total compensation, and such amounts (and the earnings thereon) are fully vested at all times. Saks makes matching contributions in an amount equal to one-fourth of the first 6% of an employee's contribution. Any such matching contributions (and the investment earnings thereon) will vest 25% after two years of service and an additional 25% per year of service thereafter until fully vested after five years of service, provided that such contributions become 100% vested upon the employee's death, disability or retirement.

PENSION PLANS

    Saks' Pension Plan covers substantially all of the employees of Saks and its affiliates. Benefits are based primarily on years of service and the employees' compensation, subject to limitations under the Code. The compensation covered by the Pension Plan includes base salary only, and not bonus or other amounts. Saks' policy is to fund the plan to satisfy the requirements of the Employee Retirement Income Security Act of 1974 ("ERISA"). Generally, an employee is entitled upon retirement to annual payments for each year of service in the amount of 1% of his or her covered compensation received for that year of service. The estimated benefits payable upon retirement at normal retirement age for each Named Officer as of February 3, 1996 is $21,869 (Mr. Miller), $44,369 (Mr. Kendrick), $35,903 (Ms. Bravo), $33,000 (Mr. Dorsey) and $46,910 (Mr.
Zannino).

    Saks also maintains an unfunded supplemental retirement plan (the "Supplemental Plan") covering the Chairman, Vice Chairman, President, Executive Vice Presidents and Senior Vice Presidents of Saks (the "Covered Employees"). The Supplemental Plan is maintained primarily for the purpose of providing deferred compensation for a select group of management and highly compensated employees in accordance with the provisions of ERISA. The Covered Employees have a nonforfeitable right to receive a supplemental pension upon five years of service in the covered position. Generally, the amount of the supplemental pension for a Covered Employee is an annual amount computed in the form of a single life annuity equal to 2% of the Final Average Earnings (as defined in the Supplemental Plan) multiplied by his or her years of service up to a maximum of 25 years, subject to deduction for Social Security benefits and for amounts received from Saks or its affiliates under any other qualified or unqualified, formal or informal plan, including the Pension Plan.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth certain information regarding beneficial ownership of the Common Stock as of August 28, 1996, by (i) each person who is known by Saks Holdings to own beneficially more than 5% of the outstanding shares of the Common Stock; (ii) each director and Named Officer and (iii) all executive officers and directors as a group. Unless otherwise indicated, to Saks Holdings' knowledge each person has sole voting power and investment power with respect to the shares attributed to them.

                                                                        BENEFICIAL OWNERSHIP
                                                                        ---------------------
                                                                        NUMBER OF
    NAME OF BENEFICIAL OWNER                                              SHARES      PERCENT
- ---------------------------------------------------------------------   ----------    -------
Investcorp (1).......................................................   10,547,715     16.73%
SIPCO Limited (2)....................................................   10,533,715     16.71
His Royal Highness Prince Al Waleed Bin Talal Bin Abdulaziz (3)......    4,450,000      7.06
Philip B. Miller (4).................................................      351,048      *
Brian E. Kendrick (4)................................................      143,763      *
Rose Marie Bravo (4).................................................      157,273      *
Richard F. Zannino (4)...............................................       40,457      *
Owen E. Dorsey (4)...................................................       30,387      *
Savio W. Tung (5)....................................................       99,325      *
Jon P. Hedley (6)....................................................       45,000      *
E. Garrett Bewkes III................................................       --          --
Charles J. Philippin.................................................       15,000      *
Stephen I. Sadove....................................................       --          --
Brian Ruder..........................................................       --          --
All directors and executive officers as a group (14 people) (7)......      931,798      1.46

- ------------

* Less than 1%.


 (1) Investcorp does not directly own any shares of Common Stock. Beneficial ownership includes 5,334,070 shares owned by two indirect wholly-owned subsidiaries of Investcorp. The remainder of the shares shown as beneficially owned by Investcorp includes the shares owned by Saks Fifth Avenue Holdings II Limited and Saks Fifth Avenue Investments II Limited, and shares owned by certain other Cayman Islands corporations, none of which is a beneficial owner of five percent or more of the Common Stock. Investcorp may be deemed to share beneficial ownership of the shares of Common Stock held by such entities because such entities or their shareholders or principals have entered into revocable management services or similar agreements with an affiliate of Investcorp pursuant to which each such entity has granted such affiliate the authority to direct the voting and disposition of the stock owned by such entity for so long as such agreement is in effect. Investcorp is a Luxembourg corporation, with its registered address at 37 rue Notre-Dame, Luxembourg.


 (2) SIPCO Limited ("SIPCO") does not directly own any Common Stock. The number of shares shown as owned by SIPCO consists of the shares Investcorp is deemed to beneficially own. SIPCO may be deemed to control Investcorp through its ownership of a majority of the stock of a company which indirectly owns a majority of Investcorp's outstanding stock. SIPCO is a Cayman Islands corporation with its address at P.O. Box 1111, West Wind Building, George Town, Grand Cayman, Cayman Islands, British West Indies.

                                         (Footnotes continued on following page)
,

(Footnotes continued from preceding page)


 (3) His Royal Highness Prince Al Waleed Bin Talal Bin Abdulaziz does not directly own any Common Stock. The number of shares shown as owned by him include all of the shares held by SFA Saudi Holdings Limited (which intends to sell 1,017,418 shares (including up to 132,707 shares to be sold pursuant to overallotment options) in the Secondary Offering), of which he owns a majority of the outstanding stock. The business address of His Royal Highness Prince Al Waleed Bin Talal Bin Abdulaziz is c/o Kingdom Establishment Trading and Contracting, P.O. Box 8653, Riyadh 11492, Saudi Arabia.


 (4) Includes the following shares of Common Stock, purchasable within 60 days of August 28, 1996, upon exercise of stock options by the following individuals: Mr. Miller (211,404 shares), Mr. Kendrick (135,008 shares), Ms. Bravo (134,023 shares), Mr. Zannino (39,156 shares) and Mr. Dorsey (26,601 shares).

 (5) Includes 50,000 shares that Mr. Tung has the right to acquire within 60 days of August 28, 1996.

 (6) Includes 5,000 shares that Mr. Hedley has the right to acquire within 60 days of August 28, 1996.

 (7) Includes an aggregate of 587,953 shares of Common Stock purchasable within 60 days of August 28, 1996 upon exercise of stock options.

    A portion of the shares owned by the principal stockholders described above may be available for resale in the public market without restriction or registration under the Securities Act. See "Shares Eligible for Future Sale". Except as described in footnote (3) above, none of the principal stockholders listed in the table above will sell shares in the Secondary Offering.

                              CERTAIN TRANSACTIONS

RELATED TRANSACTIONS

    Saks incurred fees of $8 million payable to III, an affiliate of Investcorp, for certain management, consulting and advisory services rendered in fiscal 1995 and the first half of fiscal 1996. Of these expenses, $7 million are reflected in Saks' operating results for fiscal 1995 and $1 million is reflected in Saks' operating results for the six months ended August 3, 1996. Fees of $2 million also were paid to III in each of fiscal 1991, 1992, 1993 and 1994. Saks believes that the terms of its management, advisory and consulting arrangements with III were no less favorable to Saks than terms that may have been available from independent third parties. Management fees to III were discontinued in July 1996. Saks expects that there will be no further remuneration for consulting services between Saks or Saks Holdings and Investcorp or any of its affiliates.

    Prior to April 3, 1996 Investcorp and its affiliates had an ownership interest in and controlled a majority of the voting stock of Gucci Group N.V. and its affiliates ("Gucci"), an Italian designer, manufacturer and distributor of women's and men's luxury apparel and accessories. Investcorp affiliates continue to represent a majority of the members of the Supervisory Board of Gucci. In addition, Investcorp and its affiliates have an ownership interest in, control a majority of the voting stock of, and have directors serving on the board of directors of Ebel S.A. ("Ebel"), a Swiss manufacturer and distributor of watches, and Chaumet International S.A. ("Chaumet"), a French retailer of jewelry, gems and other luxury products. Saks distributes the products of Gucci, Ebel and Chaumet through its stores. Saks believes that the terms of these arrangements are on arms' length bases. Except for these arrangements, Saks has no business relationships with Investcorp or any of its affiliates or related parties.

    Gucci designs and sells lines of women's and men's apparel that compete with Saks' private label apparel business. Saks believes that competition with Gucci is limited because Saks' private label merchandise generally is sold at different price points and targets different market segments.


    Although the agreement for management and advisory services expired in July 1996, Investcorp, as the beneficial owner of 16.73% of the Common Stock of Saks Holdings and with representatives on the board of directors of Saks Holdings, may be able to exert influence over the operations of Saks Holdings and Saks.


LOANS TO CERTAIN OFFICERS AND DIRECTORS

    From time to time, Saks extends loans to certain officers and directors in connection with stock purchase transactions.

    In January 1992, Mr. Kendrick executed a note in favor of Saks in the principal amount of $175,100. The note matures in January 1997, bears interest at an annual rate of 8% and is secured by a pledge of Common Stock. In March 1996, Mr. Kendrick executed a note in favor of Saks in the principal amount of $250,000, the proceeds of which were used to refinance an earlier note executed by Mr. Kendrick. The note matures in March 1999, bears interest at an annual rate of 8% and is secured by a pledge of Common Stock. At Saks' option, the principal of, and accrued interest on, each of the notes described above becomes immediately due upon the occurrence of certain events, including the termination of Mr. Kendrick's employment by Saks for any reason.

                              DESCRIPTION OF NOTES

    The Notes are to be issued under an Indenture, to be dated as of
            , 1996 (the "Indenture"), between Saks Holdings and Bankers Trust Company, as Trustee (the "Trustee"), a copy of which is filed as an exhibit to the Registration Statement. Wherever particular defined terms of the Indenture (including the Notes) are referred to, such defined terms are incorporated herein by reference (the Notes and various terms relating to the Notes being referred to in the Indenture as "Securities"). The following summaries of certain provisions of the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, the detailed provisions of the Notes and the Indenture, including the definitions therein of certain terms. Section references below are references to Sections of the Indenture.

GENERAL

    The Notes will be unsecured subordinated obligations of Saks Holdings, will be limited to U.S. $200,000,000 aggregate principal amount (plus such additional amount as may be issued under the Underwriters' over-allotment option), and will
mature on              , 2006. The Notes will bear interest at the rate per
annum shown on the front cover of this Prospectus from              , 1996,
payable semiannually on              and              of each year, commencing
on              , 1997. Interest payable per $1,000 principal amount of Notes
for the period from              , 1996 to              , 1997 will be $       .
(Sec.Sec. 301 and 307)

    The Notes will be convertible into Common Stock initially at the conversion rate stated on the cover page hereof, subject to adjustment upon the occurrence of certain events described under "--Conversion Rights," at any time on or after
             , 1999 and prior to the close of business on the maturity date, unless previously redeemed or repurchased. (Sec. 1301)

    The Notes are redeemable under the circumstances and at the redemption prices set forth below under "--Optional Redemption", plus accrued interest to the redemption date. (Sec. 202)

    The Notes will be issued only in fully registered form, without coupons, in denominations of $1,000 and any integral multiple thereof. (Sec. 302) No service charge will be made for any registration of transfer or exchange of Notes, but Saks Holdings may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (Sec. 305)

CONVERSION RIGHTS

    The Holder of any Note will have the right, at the Holder's option, to convert any portion of the principal amount of a Note that is an integral multiple of $1,000 into shares of Common Stock at any time prior to the close of business on the maturity date, unless previously redeemed or repurchased, at a
conversion rate of        shares of Common Stock per U.S. $1,000 principal
amount of Notes (the "Conversion Rate") (equivalent to a conversion price of
$       per share of Common Stock) (subject to adjustment as described below).
The right to convert a Note called for redemption or delivered for repurchase will terminate at the close of business on the Redemption Date for such Note or the Repurchase Date, as the case may be. (Sec. 1301)

    The right of conversion attaching to any Note may be exercised by the Holder by delivering the Note at the specified office of the Conversion Agent, accompanied by a duly signed and completed notice of conversion, a copy of which may be obtained from the Trustee. The conversion date will be the date on which the Note and the duly signed and completed notice of conversion are so delivered. As promptly as practicable on or after the conversion date, Saks Holdings will issue and deliver to the Trustee a certificate or certificates for the number of full shares of Common Stock issuable upon conversion, together with payment in lieu of any fraction of a share; such certificate will be sent by the Trustee to the Conversion Agent (if other than the Trustee) for delivery to the Holder. Such shares of Common Stock issuable upon conversion of the Notes, in accordance with the provisions of the Indenture, will be fully paid and nonassessable and will rank pari passu with the other shares of Common Stock of Saks Holdings outstanding from time to time. Any Note surrendered for conversion during the period from the close of business on any Regular Record Date next preceding any Interest Payment Date to the opening of business on such Interest Payment Date (except Notes (or portions thereof) called for redemption on a Redemption Date or which are repurchasable on a Repurchase Date occurring, in either case, within such period) must be accompanied by payment of an amount equal to the interest payable on such Interest Payment Date on the principal amount of Notes being surrendered for conversion. The interest so payable on such Interest Payment Date with respect to any Note (or portion thereof, if applicable) which has been called for redemption on a Redemption Date, or which may be repurchased on a Repurchase Date, occurring, in either case, during the period from the close of business on any Regular Record Date next preceding any Interest Payment Date to the opening of business on such Interest Payment Date, which Note (or portion thereof, if applicable) is surrendered for conversion during such period, shall be paid to the Holder of such Note being converted in an amount equal to the interest that would have been payable on such Note if such Note had been converted as of the close of business on such Interest Payment Date. The interest so payable on such Interest Payment Date in respect of any Note (or portion thereof, as the case may be) which has not been called for redemption on a Redemption Date, or is not eligible for repurchase on a Repurchase Date, occurring, in either case, during the period from the close of business on any Regular Record Date next preceding any Interest Payment Date to the opening of business on such Interest Payment Date, which Note (or portion thereof, as the case may be) is surrendered for conversion during such period, shall be paid to the Holder of such Note as of such Regular Record Date. Interest payable in respect of any Note surrendered for conversion or repurchase on or after an Interest Payment Date shall be paid to the Holder of such Note as of the next preceding Regular Record Date, notwithstanding the exercise of the right of conversion or repurchase. As a result of the foregoing provisions, except as provided above, Holders that surrender Notes for conversion on a date that is not an Interest Payment Date will not receive any interest for the period from the Interest Payment Date next preceding the date of conversion to the date of conversion or for any later period, even if the Notes are surrendered for conversion after a notice of redemption (except for the payment of interest on Notes called for redemption on a Redemption Date or to be repurchased on a Repurchase Date between a Regular Record Date and the Interest Payment Date to which it relates, as provided above). No other payment or adjustment for interest, or for any dividends in respect of Common Stock, will be made upon conversion. Holders of Common Stock issued upon conversion will not be entitled to receive any dividends payable to holders of Common Stock as of any record time or date before the close of business on the conversion date. No fractional shares will be issued upon conversion but, in lieu thereof, Saks Holdings will pay an appropriate amount in cash based on the market price of Common Stock at the close of business on the day of conversion. (Sec.Sec. 101, 203, 307, 1302 and 1303)

    A Holder delivering a Note for conversion will not be required to pay any taxes or duties in respect of the issue or delivery of Common Stock on conversion but will be required to pay any tax or duty which may be payable in respect of any transfer involved in the issue or delivery of the Common Stock in a name other than that of the Holder of the Note. Certificates representing shares of Common Stock will not be issued or delivered unless all taxes and duties, if any, payable by the Holder have been paid. (Sec.Sec. 1302 and 1308)

    The Conversion Rate is subject to adjustment in certain events, including, without duplication: (a) dividends (and other distributions) payable in Common Stock, (b) the issuance to all holders of Common Stock of rights, options or warrants entitling them to subscribe for or purchase Common Stock at less than the then Current Market Price of such Common Stock (determined as provided in the Indenture) as of the record date for shareholders entitled to receive such rights, options or warrants, (c) subdivisions, combinations and reclassifications of Common Stock, (d) distributions to all holders of Common Stock of evidences of indebtedness of Saks Holdings, shares of capital stock, cash or assets (including securities, but excluding those dividends, rights, options, warrants and distributions referred to above, dividends and distributions paid exclusively in cash and in mergers and consolidations to which the next succeeding paragraph applies), (e) distributions consisting exclusively of cash (excluding any cash portion of distributions referred to in (d) above, or cash distributed upon a merger or consolidation to which the next succeeding paragraph applies) to all holders of Common Stock in an aggregate amount that, combined together with (i) other such all-cash distributions made within the preceding 12 months in respect of which no adjustment has been made and (ii) any cash and the fair market value of other consideration payable in respect of any tender offer by Saks Holdings or any of its subsidiaries for Common Stock concluded within the preceding 12 months in respect of which no adjustment has been made, exceeds 10% of Saks Holdings' market capitalization (being the product of the then Current Market Price per share of the Common Stock and the number of shares of Common Stock then outstanding) on the record date for such distribution, and (f) the successful completion of a tender offer made by Saks Holdings or any of its subsidiaries for Common Stock which involves an aggregate consideration that, together with (i) any cash and other consideration payable in a tender offer by Saks Holdings or any of its subsidiaries for Common Stock expiring within the 12 months preceding the expiration of such tender offer in respect of which no adjustment has been made and (ii) the aggregate amount of any such all-cash distributions referred to in
(e) above to all holders of Common Stock within the 12 months preceding the expiration of such tender offer in respect of which no adjustments have been made, exceeds 10% of Saks Holdings' market capitalization on the expiration of such tender offer. Saks Holdings reserves the right to make such increases in the Conversion Rate in addition to those required in the foregoing provisions as it considers to be advisable in order that any event treated for federal income tax purposes as a dividend or distribution of stock or issuance of rights or warrants to purchase or subscribe for stock will not be taxable to the recipients. No adjustment of the Conversion Rate will be required to be made until the cumulative adjustments amount to 1.0% or more of the Conversion Rate. (Sec. 1304) Saks Holdings shall compute any adjustments to the Conversion Rate pursuant to this paragraph and will give notice to the Holders of the Notes of any adjustments. (Sec. 1305)

    In case of any consolidation or merger of Saks Holdings with or into another Person or any merger of another Person into Saks Holdings (other than a merger which does not result in any reclassification, conversion, exchange or cancellation of the Common Stock), or in case of any sale or transfer of all or substantially all of the assets of Saks Holdings, each Note then outstanding will, without the consent of the Holder of any Note, become convertible only into the kind and amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer by a holder of the number of shares of Common Stock into which such Note was convertible immediately prior thereto (assuming such holder of Common Stock failed to exercise any rights of election and that such Note was then convertible). (Sec. 1311)

    If at any time Saks Holdings makes a distribution of property to its stockholders which would be taxable to such stockholders as a dividend for United States federal income tax purposes (e.g., distributions of evidences of indebtedness or assets of Saks Holdings, but generally not stock dividends on Common Stock or rights to subscribe for Common Stock) and, pursuant to the anti-dilution provisions of the Indenture, the number of shares into which Notes are convertible is increased, such increase may be deemed for federal income tax purposes to be the payment of a taxable dividend to Holders of Notes. See "Certain Tax Considerations."

SUBORDINATION


    The payment of the principal of, premium, if any, and interest on, the Notes will be subordinated in right of payment, to the extent set forth in the Indenture, to the prior payment in full of the principal of, premium, if any, interest and other amounts in respect of all Senior Indebtedness of Saks Holdings. Senior Indebtedness is defined in the Indenture to mean the principal of (and premium, if any) and interest (including all interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding) on, and all fees and other amounts payable in connection with, the following, whether absolute or contingent, secured or unsecured, due or to become due, outstanding on the date of the Indenture or thereafter created, incurred or assumed: (a) indebtedness of Saks Holdings to banks, insurance companies and other financial institutions evidenced by credit or loan agreements, notes or other written obligations, (b) all other indebtedness of Saks Holdings (including indebtedness of others guaranteed by the Company) other than the Notes, whether outstanding on the date of the Indenture or thereafter created, incurred or assumed, which is (i) for money borrowed or (ii) evidenced by a note or similar instrument given in connection with the acquisition of any businesses, properties or assets of any kind, (c) obligations of Saks Holdings as lessee under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles, (d) obligations of Saks Holdings under interest rate and currency swaps, caps, floors, collars or similar agreements or arrangements intended to protect Saks Holdings against fluctuations in interest or currency exchange rates and (e) renewals, extensions, modifications, restatements and refundings of, or any indebtedness or obligation issued in exchange for, any such indebtedness or obligation described in clauses (a) through (d) of this paragraph; provided, however, that Senior Indebtedness shall not include any such indebtedness or obligation (i) if the terms of such indebtedness or obligation (or the terms of the instrument under which, or pursuant to which, it is issued) expressly provide that such indebtedness or obligation is not superior in right of payment to the Notes or expressly provide that such indebtedness or obligation is "parri passu" with or "junior" to the Notes (ii) if such indebtedness or obligation is non-recourse to Saks Holdings or (iii) if such indebtedness or obligation is a conditional sale contract or an account payable or is created or assumed by Saks Holdings in the ordinary course of business in connection with the obtaining of materials, inventories or services. So long as there is any indebtedness outstanding under Saks' credit facility, neither the subordination provisions of the Indenture nor the definition of Senior Indebtedness under the Indenture may be modified in a manner materially adverse to the lenders under Saks' credit facility.
(Sec.Sec. 101, 1201, 1202 and 1216) As of August 3, 1996, Saks Holdings had no outstanding Senior Indebtedness (other than guarantees of subsidiary indebtedness).


    No payment on account of principal, premium, if any, or interest on, the Notes may be made by Saks Holdings if there shall have occurred (i) a default in the payment of principal, premium, if any, or interest (including a default under any repurchase or redemption obligation) with respect to any Senior Indebtedness or (ii) any other event of default with respect to any Senior Indebtedness, permitting the holders thereof to accelerate the maturity thereof, and such event of default shall not have been cured or waived or shall not have ceased to exist after written notice of such event of default shall have been given to Saks Holdings and the Trustee by any holder of Senior Indebtedness. Upon any acceleration of the principal due on the Notes or payment or distribution of assets of Saks Holdings to creditors upon any dissolution, winding up, liquidation or reorganization, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other similar proceedings of Saks Holdings, all principal, premium, if any, and interest or other amounts due on all Senior Indebtedness must be paid in full before the Holders of the Notes are entitled to receive any payment. By reason of such subordination, in the event of insolvency, creditors of Saks Holdings who are holders of Senior Indebtedness are likely to recover more, ratably, than the Holders of the Notes, and such subordination may result in a reduction or elimination of payments to the Holders of the Notes. (Sec. 1202, 1203 and 1204)

    In addition, the Notes will be structurally subordinated to all indebtedness and other liabilities (including trade payables and lease obligations) of Saks Holdings' subsidiaries, as any right of Saks Holdings to receive any assets of its subsidiaries upon their liquidation or reorganization (and the consequent right of the Holders of the Notes to participate in those assets) will be effectively subordinated to the claims of that subsidiary's creditors (including trade creditors), except to the extent that Saks Holdings itself is recognized as a creditor of such subsidiary, in which case the claims of Saks Holdings would still be subordinate to any security interest in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by Saks Holdings. As of August 3, 1996, on a pro forma basis after giving effect to the offering of the Notes made hereby and the application of the net proceeds therefrom, the amount of indebtedness and other liabilities of Saks Holdings' subsidiaries to which the Notes are subordinated would have been $755.3 million (excluding intercompany obligations).


    The Indenture does not limit Saks Holdings' ability to incur Senior Indebtedness or any other indebtedness.

OPTIONAL REDEMPTION

    The Notes may not be redeemed prior to              , 1999. Thereafter, the
Notes may be redeemed, in whole or in part, at the option of Saks Holdings, upon not less than 30 nor more than 60 days' prior notice as provided under "--Notices" below, at the redemption prices set forth below.

    The redemption prices (expressed as a percentage of principal amount) are as
follows for the 12-month period beginning on        of the following years:


                                                                REDEMPTION
                                                                  PRICE
                                                                ----------
YEAR                                                                %
- ----
1999
2000
2001
2002
2003
2004

and thereafter at a redemption price equal to 100% of the principal amount, in each case together with accrued interest to the date of redemption. (Sec.Sec. 203, Article Eleven)

    No sinking fund is provided for the Notes.

REPURCHASE AT OPTION OF HOLDERS UPON A CHANGE IN CONTROL

    If a Change in Control (as defined) occurs, each Holder of Notes shall have the right, at the Holder's option, to require Saks Holdings to repurchase all of such Holder's Notes, or any portion of the principal amount thereof that is equal to $1,000 or an integral multiple of $1,000 in excess thereof, on the date (the "Repurchase Date") that is 45 days after the date of the Company Notice (as defined), at a price equal to 100% of the principal amount of the Notes to be repurchased, together with interest accrued to the Repurchase Date (the "Repurchase Price"). (Sec. 1401)

    Saks Holdings may, at its option, in lieu of paying the Repurchase Price in cash, pay the Repurchase Price in Common Stock valued 95% of the average of the closing prices of the Common Stock for the five consecutive trading days ending on and including the third trading day preceding the Repurchase Date; provided that Saks Holdings may repurchase Notes for cash only after repayment of all indebtedness under Saks' credit facility. Additionally, payment may not be made in Common Stock unless Saks Holdings satisfies certain conditions with respect to such payment as provided in the Indenture. (Sec.Sec. 1401 and 1402)

    Within 30 days after the occurrence of a Change in Control, Saks Holdings is obligated to give to all Holders of the Notes notice, as provided in the Indenture (the "Company Notice"), of the occurrence of such Change in Control and of the repurchase right arising as a result thereof, or, at the request of Saks Holdings on or before the 15th day after such occurrence, the Trustee shall give the Company Notice. Saks Holdings must also deliver a copy of the Company Notice to the Trustee and to the office of each Paying Agent. To exercise the repurchase right, a Holder of Notes must deliver on or before the 30th day after the date of the Company Notice irrevocable written notice to the Trustee or any Paying Agent of the Holder's exercise of such right, together with the Notes with respect to which the right is being exercised. (Sec. 1403)

    A Change in Control shall be deemed to have occurred at such time after the original issuance of the Notes as there shall occur:

        (i) the acquisition by any Person (including any syndicate or group deemed to be a "person" under Section 13(d)(3) of the Exchange Act) of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of shares of capital stock of Saks Holdings entitling such Person to exercise 50% or more of the total voting power of all shares of capital stock of Saks Holdings entitled to vote generally in elections of directors, other than any such acquisition by Saks Holdings, any subsidiary of Saks Holdings or any employee benefit plan of Saks Holdings; or

        (ii) any consolidation or merger of Saks Holdings with or into any other Person, any merger of another Person with or into Saks Holdings, or any conveyance, sale, transfer or lease of all or substantially all of the assets of Saks Holdings to another Person (other than (a) any such transaction (x) which does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock and (y) pursuant to which holders of Common Stock immediately prior to such transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all shares of capital stock entitled to vote generally in the election of directors of the continuing or surviving person immediately after such transaction and (b) any merger which is effected solely to change the jurisdiction of incorporation of Saks Holdings and results in a reclassification, conversion or exchange of outstanding shares of Common Stock into solely shares of common stock);

provided, however, that a Change in Control shall not be deemed to have occurred if the closing price per share of the Common Stock for any five Trading Days within the period of 10 consecutive Trading Days ending immediately after the later of the Change in Control or the public announcement of the Change in Control (in the case of a Change in Control under clause (i) above) or ending immediately before the Change in Control (in the case of a Change in Control under clause (ii) above) shall equal or exceed 105% of the Conversion Price of the Notes in effect on each such Trading Day. The "Conversion Price" is equal to $1,000 divided by the Conversion Rate. "Beneficial owner" shall be determined in accordance with Rule 13d-3 promulgated by the Commission under the Exchange Act, as in effect on the date of original execution of the Indenture. (Sec. 1404)

    Any repurchase in connection with a Change in Control could, depending on the circumstances and absent a waiver from the holders of Senior Indebtedness, be blocked by the subordination provisions of the Notes. See "--Subordination." Failure by Saks Holdings to repurchase the Notes when required may result in an Event of Default with respect to the Notes whether or not such repurchase is permitted by the subordination provisions. See "--Events of Default."

    Rule 13e-4 under the Exchange Act requires the dissemination of certain information to security holders in the event of an issuer tender offer and may apply in the event that the repurchase option becomes available to Holders of the Notes. Saks Holdings will comply with this rule to the extent applicable at that time.

    The foregoing provisions would not necessarily afford Holders of the Notes protection in the event of highly leveraged or other transactions involving Saks Holdings that may adversely affect Holders.

MERGERS AND SALES OF ASSETS BY SAKS HOLDINGS

    Saks Holdings may not consolidate or merge with or into any other Person or, directly, or indirectly, convey, transfer, sell, lease or otherwise dispose of its properties and assets substantially as an entirety to any Person, and Saks Holdings may not permit any Person to consolidate or merge with or into Saks Holdings or convey, transfer, sell, lease or otherwise dispose such Person's properties and assets substantially as an entirety to Saks Holdings, unless (a) the Person formed by such consolidation or into or with which Saks Holdings is merged or the Person to which the properties and assets of Saks Holdings are so conveyed, transferred, sold, leased or otherwise disposed of is a corporation, limited liability company, partnership or trust organized and existing under the laws of the United States, any State thereof or the District of Columbia and has expressly assumed the due and punctual payment of the principal of, premium, if any, and interest on the Notes and the performance of the other covenants of Saks Holdings under the Indenture, (b) immediately after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing, and (c) Saks Holdings has provided to the Trustee an Officer's Certificate and Opinion of Counsel as provided in the Indenture. (Sec. 801)

EVENTS OF DEFAULT

    The following will be Events of Default under the Indenture: (a) failure to pay principal or Redemption Price of any Note when due, whether or not such payment is prohibited by the subordination provisions of the Indenture; (b) failure to pay any interest on any Note when due, continuing for 30 days, whether or not such payment is prohibited by the subordination provisions of the Indenture; (c) default in Saks Holdings' obligation to provide a Company Notice of a Change in Control; (d) failure to perform any other covenant of Saks Holdings in the Indenture, continuing for 60 days after written notice as provided in the Indenture; (e) default in respect of any indebtedness for money borrowed by Saks Holdings or Saks at final maturity thereof or that results in acceleration of the maturity of an amount in each case in excess of $5,000,000 of indebtedness if such indebtedness is not discharged, or such acceleration is not annulled, within 30 days after written notice as provided in the Indenture; and (f) certain events of bankruptcy, insolvency or reorganization. (Sec. 501) Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable indemnity. (Sec. 603) Subject to such provisions for the indemnification of the Trustee, the Holders of a majority in aggregate principal amount of the Outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. (Sec. 512)

    If an Event of Default (other than an Event of Default specified in subsections (a), (b), and (f) above) occurs and is continuing, either the Trustee or the Holders of not less than 25% in aggregate principal amount of the Outstanding Notes, may by notice in writing to Saks Holdings, declare the principal of all the Notes to be due and payable immediately, and upon any such declaration such principal and any accrued interest thereon will become immediately due and payable. If an Event of Default specified in subsections (a) or (b) occurs and is continuing, the Holder of any Outstanding Note may, by notice in writing to Saks Holdings (with a copy to the Trustee), declare the principal of such Note to be due and payable immediately, and upon any such declaration such principal and (subject to Indenture) any accrued interest will become immediately due and payable. If an Event of Default specified in subsection (f) occurs and is continuing, the principal and any accrued interest on all of the then Outstanding Notes shall ipso facto become due and payable immediately without any declaration or other Act on the part of the Trustee or any Holder. (Sec. 502)

    At any time after a declaration of acceleration has been made but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of Outstanding Notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal and interest have been cured or waived as provided in the Indenture. (Sec. 502)

    No Holder of any Note will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such Holder shall have previously given to the Trustee written notice of a continuing Event of Default and unless also the Holders of at least 25% in aggregate principal amount of the Outstanding Notes shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as trustee, and the Trustee shall not have received from the Holders of a majority in aggregate principal amount of the Outstanding Notes a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. (Sec. 507) However, such limitations do not apply to a suit instituted by a Holder of a Note for the enforcement of payment of the principal of, premium, if any, or interest on such Note on or after the respective due dates expressed in such Note or of the right to convert such Note in accordance with the Indenture. (Sec. 508)

    Saks Holdings will be required to furnish to the Trustee annually a statement as to the performance by Saks Holdings of certain of its obligations under the Indenture and as to any default in such performance. (Sec. 1004)

MODIFICATION AND WAIVER

    Modifications and amendments of the Indenture may be made, and certain past defaults by Saks Holdings may be waived with the written consent of the Holders of not less than a majority in aggregate principal amount of the Notes at the time Outstanding. However, no such modification or amendment may, without the consent of the Holder of each outstanding Note affected thereby, (a) change the Stated Maturity of the principal of, or any installment of interest on, any Note, (b) reduce the principal amount of, or the premium, if any, or rate of interest on, any Note, (c) reduce the amount payable upon redemption or repurchase, (d) modify the provisions with respect to the repurchase right of the Holders in a manner adverse to the Holders, (e) change the place or currency of payment of principal of, premium, if any, or interest on, any Note, (f) impair the right to institute suit for the enforcement of any payment on or with respect to any Note (including any payment of the Repurchase Right in respect of such Note), (g) modify the obligation of Saks Holdings to maintain an office or agency in New York City, (h) except as otherwise permitted or contemplated by provisions concerning consolidation, merger, conveyance, transfer, sale or lease of all or substantially all of the property and assets of Saks Holdings, adversely affect the right of Holders to convert any of the Notes or to require Saks Holdings to repurchase any Note other than as provided in the Indenture,
(i) modify the subordination provisions in a manner adverse to the Holders of the Notes, (j) reduce the above-stated percentage of Outstanding Notes necessary to modify or amend the Indenture, or (k) reduce the percentage of aggregate principal amount of Outstanding Notes necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults. (Sec.Sec. 902 and 513)

    The Holders of a majority in aggregate principal amount of the Outstanding Notes may waive compliance by Saks Holdings with certain restrictive provisions of the Indenture. (Sec. 1011) The Holders of a majority in aggregate principal amount of the Outstanding Notes also may waive any past default under the Indenture, except a default in the payment of principal, premium, if any, or interest. (Sec. 513)

TRANSFER AND EXCHANGE

    Saks Holdings has initially appointed the Trustee as security registrar and transfer agent, acting through its Corporate Trust Office in the City of New York. Saks Holdings reserves the right to vary or terminate the appointment of the security registrar or of any transfer agent or to appoint additional or other transfer agents or to approve any change in the office through which any security registrar or any transfer agent acts. (Sec.Sec. 305 and 1002)

PURCHASE AND CANCELLATION

    Saks Holdings or any subsidiary may at any time and from time to time purchase Notes at any price in the open market or otherwise.


    All Notes surrendered for payment, redemption, repurchase, registration of transfer or exchange or conversion shall, if surrendered to any Person other than the Trustee, be delivered to the Trustee. All Notes so delivered to the Trustee shall be cancelled promptly by the Trustee. No Notes shall be authenticated in lieu of or in exchange for any Notes cancelled as provided in the Indenture. Unless otherwise requested by Saks Holdings and confirmed in writing, the Trustee shall, from time to time but not less than once annually, destroy all cancelled Notes and deliver to Saks Holdings a certificate of destruction, which certificate shall specify the number, principal amount and, in the case of Notes, the form of each cancelled Note so destroyed. (Sec. 309)


TITLE

    Saks Holdings and the Trustee may treat the registered owner (as reflected in the Security Register) of any Note as the absolute owner thereof (whether or not such Note shall be overdue) for the purpose of making payment and for all other purposes.

NOTICES

    Notice to Holders of the Notes will be given by mail to the addresses of such Holders as they appear in the Security Register. Such notices will be deemed to have been given on the date of the first such publication or on the date of such mailing, as the case may be. (Sec.Sec. 101 and 105)

    Notice of a redemption of Notes will be given at least once not less than 30 nor more than 60 days prior to the redemption date (which notice shall be irrevocable) and will specify the redemption date.

REPLACEMENT OF NOTES

    Notes that become mutilated, destroyed, stolen or lost will be replaced by Saks Holdings at the expense of the Holder upon delivery to the Trustee of the mutilated Notes or evidence of the loss, theft or destruction thereof satisfactory to Saks Holdings and the Trustee. In the case of a lost, stolen or destroyed Note indemnity satisfactory to the Trustee and Saks Holdings may be required at the expense of the Holder of such Note before a replacement Note will be issued. (Sec. 306)

SATISFACTION AND DISCHARGE

    Saks Holdings may discharge its payment obligations under the Indenture while Notes remain outstanding if (a) all outstanding Notes have become due and payable or will become due and payable at their scheduled maturity within one year or (b) all outstanding Notes are scheduled for redemption within one year and in the case of (a) or (b) above, Saks Holdings has deposited with the Trustee an amount sufficient to pay and discharge the entire indebtedness on all outstanding Notes on the date of their scheduled maturity or the scheduled date of redemption. (Sec. 401)

PAYMENT OF STAMP AND OTHER TAXES

    Saks Holdings shall pay all stamp and other duties, if any, which may be imposed by the United States or any political subdivision thereof or taxing authority thereof or therein with respect to the issuance of the Notes. Saks Holdings will not be required to make any payment with respect to any other tax, assessment or governmental charge imposed by any government or any political subdivision thereof or taxing authority therein.

GOVERNING LAW

    The Indenture and the Notes will be governed by and construed in accordance with the laws of the State of New York. (Sec. 1112)

THE TRUSTEE

    In case an Event of Default shall occur (and shall not be cured), the Trustee will be required to use the degree of care of a prudent person in the conduct of his own affairs in the exercise of its powers. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the Holders of Notes, unless they shall have offered to the Trustee security or indemnity satisfactory to it. (Sec.Sec. 601 and 603)

BOOK-ENTRY

    The Notes will be issued in the form of a global note or notes (together, the "Global Note") deposited with, or on behalf of, The Depository Trust Company ("DTC") and registered in the name of Cede & Co. as DTC's nominee. Owners of beneficial interests in the Notes represented by the Global Note will hold such interests pursuant to the procedures and practices of DTC and must exercise any rights in respect of their interests (including any right to convert or require repurchase of their interests) in accordance with those procedures and practices. Such beneficial owners will not be Holders, and will not be entitled to any rights under the Global Note or the Indenture, with respect to the Global Note and Saks Holdings and the Trustee, and any of their respective agents, may treat DTC as the sole Holder and owner of the Global Note.

    DTC has advised the Company as follows: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers (including Goldman, Sachs & Co.), banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange,

Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the Securities and Exchange Commission.

    Unless and until they are exchanged in whole or in part for certificated Notes in definitive form as set forth below, the Global Note may not be transferred except as a whole by DTC to a nominee of DTC, or by a nominee of DTC to DTC or another nominee of DTC.

    The Notes represented by the Global Note will not be exchangeable for certificated Notes, provided that if (i) DTC is at any time unwilling, unable or ineligible to continue as depositary or (ii) there shall have occurred and be continuing an Event of Default with respect to the Notes represented by the Global Note, Saks Holdings will issue individual Notes in definitive form in exchange for the Global Note. In addition, Saks Holdings may at any time and in its sole discretion determine not to have a Global Note, and, in such event, will issue individual Notes in definitive form in exchange for the Global Note previously representing all such Notes. In such instances, an owner of a beneficial interest in a Global Note will be entitled to physical delivery of Notes in definitive form equal in principal amount to such beneficial interest and to have such Notes registered in its name. Individual Notes so issued in definitive form will be issued in denominations of $1,000 and any larger amount that is an integral multiple of $1,000 and will be issued in registered from only, without coupons.

    Payments of principal of and interest on the Notes will be made by Saks Holdings through the Trustee to DTC or its nominee, as the case may be, as the registered owner of the Global Note. Neither Saks Holdings nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. Saks Holdings expects that DTC, upon receipt of any payment of principal or interest in respect of the Global Note, will credit the accounts of the related participants with payment in amounts proportionate to their respective holdings in principal amount of beneficial interest in the Global Note as shown on the records of DTC. Saks Holdings also expects that payments by participants to owners of beneficial interests in the Global Note will be governed by standing customer instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participants.

    So long as the Notes are represented by a Global Note, DTC or its nominee will be the only entity that can exercise a right to repayment pursuant to the Holder's option to elect repayment of its Notes or the right of conversion of the Notes. Notice by participants or by owners of beneficial interests in a Global Note held through such participants of the exercise of the option to elect repayment, or the right of conversion, of beneficial interests in Notes represented by the Global Note must be transmitted to DTC in accordance with its procedures on a form required by DTC and provided to participants. In order to ensure that DTC's nominee will timely exercise a right to repayment, or the right of conversion, with respect to a particular Note, the beneficial owner of such Notes must instruct the broker or other participant through which it holds an interest in such Notes to notify DTC of its desire to exercise a right to repayment, or the right of conversion. Different firms have different cut-off times for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other participant through which it holds an interest in a Note in order to ascertain the cut-off time by which such an instruction must be given in order for timely notice to be delivered to DTC. Saks Holdings will not be liable for any delay in delivery of such notice to DTC.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

    Saks Holdings' authorized capital stock consists of 10 million shares of preferred stock, of which no shares are issued and outstanding, and 150 million shares of Common Stock, $.01 par value per share, of which 63,049,315 shares are issued and 63,037,464 shares are outstanding as of August 28, 1996. The material terms of Saks Holdings' certificate of incorporation and bylaws are discussed below.

COMMON STOCK

    Holders of Common Stock are entitled to one vote per share in the election of directors and on all other matters on which stockholders are entitled or permitted to vote. Holders of Common Stock are not entitled to vote cumulatively for the election of directors. Holders of Common Stock have no redemption, conversion, preemptive or other subscription rights. There are no sinking fund provisions relating to the Common Stock. In the event of the liquidation, dissolution or winding up of Saks Holdings, holders of Common Stock are entitled to share ratably in all of the assets of Saks Holdings, if any, remaining after satisfaction of the debts and liabilities of Saks Holdings. The outstanding shares of Common Stock are, and the shares of Common Stock offered hereby will be, upon payment therefor as contemplated herein, validly issued, fully paid and nonassessable.

    Holders of Common Stock are entitled to receive dividends when and as declared by the Board of Directors of Saks Holdings out of funds legally available therefor. Saks Holdings does not anticipate paying cash dividends on the Common Stock in the foreseeable future. See "Dividend Policy".

PREFERRED STOCK

    The Board of Directors is authorized, subject to certain limitations prescribed by law, to issue the preferred stock in one or more classes or series and to fix the designations, powers, preferences, rights, qualifications, limitations or restrictions of any such class or series. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of Saks Holdings. Saks Holdings has no current plans to issue shares of preferred stock.

CERTAIN PROVISIONS OF DELAWARE LAW

    Saks Holdings was incorporated in 1990 under the Delaware General Corporation Law (the "DGCL"). Saks Holdings is subject to Section 203 of the DGCL, which restricts certain transactions and "business combinations" between a Delaware corporation and an "interested stockholder" (in general, a stockholder owning 15% or more of the corporation's outstanding voting stock) or an affiliate or associate of an interested stockholder, for a period of three years from the date the stockholder becomes an interested stockholder. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, unless the transaction is approved by the Board of Directors and the holders of at least 66 2/3% of the outstanding voting stock of the corporation (excluding shares held by the interested stockholder), Section 203 prohibits significant business transactions such as a merger with, disposition of assets to or receipt of disproportionate financial benefits by the interested stockholder, or any other transaction that would increase the interested stockholder's proportionate ownership of any class or series of the corporation's stock. The statutory ban does not apply if, upon consummation of the transaction in which any person becomes an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock of the corporation (excluding shares held by persons who are both directors and officers or by certain employee stock plans).

    Saks Holdings' Certificate of Incorporation contains certain provisions permitted under the DGCL relating to the liability of directors. The Certificate of Incorporation provides that, to the fullest extent permitted by the DGCL, no director of Saks Holdings will be liable to Saks Holdings or its stockholders for monetary damages for breach of fiduciary duty as a director. The Certificate of Incorporation and Bylaws of Saks Holdings also contain provisions indemnifying the directors and officers of Saks Holdings to the fullest extent permitted by the DGCL.

    Section 203 and the provisions of Saks Holdings' Certificate of Incorporation and Bylaws described above may make it more difficult for a third party to acquire, or discourage acquisition bids for, Saks Holdings. Section 203 and these provisions could have the effect of inhibiting attempts to change the membership of the Board of Directors of Saks Holdings. In addition, the limited liability provisions in the Certificate of Incorporation and the indemnification provisions in the Certificate of Incorporation and Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty (including breaches resulting from grossly negligent conduct) and may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise have benefited Saks Holdings and its stockholders. Furthermore, a stockholder's investment in Saks Holdings may be adversely affected to the extent Saks Holdings pays the costs of settlement and damage awards against directors and officers of Saks Holdings pursuant to the indemnification provisions in Saks Holdings' Bylaws. The limited liability provisions in the Certificate of Incorporation will not limit the liability of directors under federal securities laws.

SHARES RESERVED FOR ISSUANCE

    Saks Holdings has 6,209,045 shares of Common Stock reserved for issuance upon the exercise of options granted or to be granted under the Incentive Plans. As of August 28, 1996, options for the purchase of 3,072,035 shares were outstanding. As of August 28, 1996 options for the purchase of 1,041,158 shares of Common Stock have fully vested.

TRANSFER AGENT

    The transfer agent and registrar for the Common Stock is ChaseMellon Shareholder Services LLC.

LISTING

    The Common Stock is listed on the New York Stock Exchange under the symbol "SKS".

                           CERTAIN TAX CONSIDERATIONS

    In the opinion of Saks Holdings' counsel, Gibson, Dunn & Crutcher LLP, the following is a summary of certain anticipated material United States federal income tax consequences of holding and disposing of the Notes and any Common Stock issued upon conversion of Notes. This discussion is based on existing provisions of the United States Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations promulgated thereunder, judicial decisions and administrative rulings, all of which are subject to change or alternative construction with possible retroactive effect. This summary does not give a detailed discussion of any state, local or foreign tax considerations, nor does it purport to deal with all federal income tax consequences applicable to all categories of investors, some of which may be subject to special rules, such as foreign persons, banks, tax-exempt organizations, insurance companies, persons that hold Notes or Common Stock that are a hedge or that are hedged against currency risks or that are part of a straddle or conversion transaction, persons whose functional currency is not the U.S. dollar and dealers in stocks and securities. In addition, the summary is generally limited to Notes and the Common Stock into which the Notes are convertible which are held as "capital assets" within the meaning of Section 1221 of the Code by persons who are (i) citizens or residents of the United States, (ii) domestic corporations, or (iii) otherwise subject to United States federal income taxation on a net income basis in respect of a Note or Common Stock. No rulings will be sought from the Internal Revenue Service (the "IRS") with respect to the federal income tax consequences of holding and disposing of the Notes.

    THIS SECTION DOES NOT PURPORT TO DEAL WITH ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO AN INVESTOR'S DECISION TO PURCHASE THE NOTES. EACH INVESTOR SHOULD CONSULT WITH ITS OWN TAX ADVISOR CONCERNING THE APPLICATION OF THE FEDERAL INCOME TAX LAWS AND OTHER TAX LAWS TO ITS PARTICULAR SITUATION BEFORE DETERMINING WHETHER TO PURCHASE THE NOTES.

NOTES

    INTEREST. Holders of Notes will be required to include interest on the Notes in gross income as ordinary income at the time such interest is accrued or received in accordance with their usual methods of accounting for federal income tax purposes.

    DISPOSITION. In general, a holder of a Note will recognize gain or loss upon the sale, exchange, redemption or other disposition (excluding conversion) of the Note measured by the difference between (i) the amount of cash and the fair market value of property received and (ii) the U.S. holder's adjusted tax basis in the Note (except to the extent that the amount realized is attributable to accrued interest on the Notes which has not previously been included in income, which amount will be subject to the rules generally applicable to interest). Any such gain or loss will generally be long-term capital gain or loss, provided the Note had been held for more than one year at the time of the sale, exchange or other disposition.

    CONVERSION. A holder of a Note will not recognize gain or loss on the conversion of a Note solely into Common Stock except with respect to cash in lieu of fractional shares and except to the extent that the Common Stock issued upon conversion is treated as attributable to accrued interest on the Notes. To the extent that Common Stock is received by a holder of a Note without recognition of gain or loss, the holding period of the Common Stock received upon conversion of the Note will include the period during which the Note was held, and the holder's aggregate basis in the Common Stock received upon conversion of the Note will be equal to the holder's aggregate basis in the Note exchanged therefor (less a portion thereof allocable to any fractional share). A holder of a Note will recognize gain or loss for federal income tax purposes on the receipt of cash in lieu of a fractional share of Common Stock in an amount equal to the difference between the amount of cash received and such holder's basis in such fractional share. Except as described above, such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the fractional share has been deemed held for more than one year. The fair market value of Common Stock received which is attributable to accrued interest will be taxable as ordinary interest income.

    CONSTRUCTIVE DIVIDEND. If at any time Saks Holdings makes a distribution of property to stockholders which would be taxable to such stockholders as a dividend (for example, distributions of evidences of indebtedness or assets of Saks Holdings, but generally not stock dividends or rights to subscribe for Common Stock) and, pursuant to the anti-dilution provisions, the conversion price of the Notes is adjusted, such adjustment may result in constructive distributions to holders of Notes that could be taxable to them as dividends pursuant to Section 305 of the Code. Therefore, holders of Notes could have an amount included in gross income as a result of an event pursuant to which they received no cash or property that could be used to pay any related tax. Similarly, a failure to adjust the conversion price of the Notes to reflect a stock dividend or other event increasing the proportionate interest of the holders of outstanding stock can in some circumstantances be deemed dividend income to holders of such stock.

COMMON STOCK

    The following summary of certain United States federal income tax consequences of the ownership and disposition of Common Stock into which the Notes are convertible does not take into account or discuss the tax laws of any country other than the United States, or state and local tax considerations within the United States and is not a comprehensive description of all United States federal income tax considerations that may be relevant to a decision to own Common Stock. Prospective holders of Common Stock should consult their own tax advisors as to United States or other tax consequences of the ownership and disposition of Common Stock, including the possible application of the "personal holding company" rules.

    For United States federal income tax purposes, the gross amount of dividends paid, if any, with respect to Common Stock out of earnings and profits of Saks Holdings to a holder of such Common Stock generally will be treated as ordinary income to such holder. To the extent a distribution exceeds the earnings and profits of Saks Holdings, it will be treated first as a return of capital to the extent of the holder's basis in the Common Stock, and then as gain from the sale of a capital asset.

UNITED STATES INFORMATION REPORTING AND BACKUP WITHHOLDING

    Under current United States federal income tax law, holders of Notes or Common Stock will be subject to information reporting and may be subject to, under certain circumstances, "backup withholding" at the rate of 31% in respect of cash payments of interest or OID on the Notes, or in respect of dividends payable with respect to the stock into which the Notes may be converted. This withholding generally applies if the holder (i) fails to furnish the payor of the interest or dividends with its taxpayer identification number ("TIN"); (ii) furnishes such payor an incorrect TIN; (iii) is notified by the IRS that it has failed to properly report interest, dividends or other "reportable payments" as defined in the Code; or (iv) under certain circumstances, fails to provide such payor or the holder's securities broker with a certified statement, signed under penalty of perjury, that the TIN provided is its correct number and that the holder is not subject to backup withholding. Any amount withheld from a payment to a holder under the backup withholding rules is allowable as a credit against such holder's federal income tax liability, provided that the required information is furnished to the IRS. Backup withholding will not apply with respect to payments made to certain holders of Notes, including payments to certain exempt recipients (such as corporations and exempt organizations). Holders of Notes should consult their tax advisors as to their qualification for exemption from the backup withholding requirements.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

    The material terms of certain indebtedness of Saks are described below. Each of the following summaries is subject to and qualified in its entirety by reference to the detailed provisions of the respective agreements and instruments to which each summary relates. Copies of such agreements and instruments have been filed as exhibits to the Registration Statement of which this Prospectus is a part.

CREDIT AGREEMENT

    In July 1993, Saks entered into an Amended and Restated Credit Agreement with certain lenders (the "Lenders") which provided for $200 million in term loans ("Term Loans"), $225 million in base revolving credit loans ("Base Revolving Loans") and $100 million in working capital revolving credit loans ("Working Capital Revolving Loans"). The Term Loans, Base Revolving Loans and Working Capital Revolving Loans collectively are referred to as the "Credit Facility". The Term Loans consist of two tranches: the tranche A term loan (the "Tranche A Loan") and the tranche B term loan (the "Tranche B Loan"), each initially in the amount of $100 million. In March 1995, Saks and the Lenders amended the Credit Facility to increase the principal amount of the Tranche B Loan by $75 million for the primary purpose of financing the acquisition of four stores previously operated by I. Magnin. In October 1995, Saks and the Lenders amended the Credit Facility to (a) increase the principal amount of the Tranche B Loan by $50 million, and (b) permit Saks to retain up to $25 million of net proceeds from asset sales that otherwise would have been subject to mandatory prepayment under the Credit Facility, each for the purpose of financing capital expenditures relating to the remodeling, replacement and construction of retail stores and a distribution center. For information regarding installment payments due on the Tranche A Loan and the Tranche B Loan, see Note 5 to Consolidated Financial Statements. As of August 3, 1996, there was approximately $25 million and $113 million outstanding under the Tranche A and Tranche B Loans, respectively.

    In March 1996, Saks and the Lenders amended the Credit Facility, among other things, to (i) permit Saks Holdings' initial public offering, (ii) exclude up to $45 million in special charges from the calculation of certain restrictive financial covenants and (iii) require that (a) at least one-third of the net proceeds from Saks Holdings' initial public offering be used to prepay Term Loans and (b) the remainder of such net proceeds be used to prepay first the Working Capital Revolving Loans and then the Base Revolving Loans without permanent reductions of availability. In April 1996, Saks and the Lenders amended the Credit Facility, among other things, to (i) allow certain of the proceeds of the Base Revolving Loans and Working Capital Revolving Loans to be used to make permitted acquisitions and permitted capital expenditures, (ii) add a covenant specifying a maximum ratio of outstanding loans to consolidated adjusted operating profit tested annually and (iii) amend the method of calculating interest rates under the Credit Facility as set forth below. In April 1996, Saks and the Lenders amended the Credit Facility to allow Saks to make payments, dividends or distributions with respect to operating costs incurred by Saks Holdings in amounts not to exceed $4.0 million per fiscal year.

    In August 1996, the Lenders consented to the issuance of the Notes and certain payments from Saks to Saks Holdings pursuant to an intercompany note (the "Intercompany Note") to permit Saks Holdings to fund payments of principal of and interest on the Notes. The Lenders also consented to the prepayment of Saks' existing subordinated debt. Saks is required to prepay the outstanding balance of the term loans with the proceeds from the Intercompany Note.

    As of August 3, 1996, an aggregate principal amount of approximately $291 million was available for borrowing under the Working Capital Revolving Loans and the Base Revolving Loans, which amount is net of approximately $24.7 million in borrowings and $6.6 million in standby letters of credit issued and outstanding under the Credit Facility. The Lenders' commitments to make the Working Capital Revolving Loans and the Base Revolving Loans expire on the earlier of June 30, 1998 and the termination of the commitments under the Credit Facility. Saks and the Lenders currently are reviewing Saks' Revolving Loans and intends to modify the terms of the Revolving Loans to reflect Saks' improved credit worthiness.


    Saks may borrow up to $20 million in aggregate principal amount of swingline loans which bear interest at the Alternate Base Rate (as defined in the Credit Facility) plus an applicable margin ranging from 0.0% to 1.0% depending on the type of loan and the Interest Coverage Ratio (as defined in the Credit Facility). All other loans under the Credit Facility bear interest at a rate equal to, at Saks' option, (a) the Alternate Base Rate plus a percentage ranging from 0.0% to 1.5% depending on the Interest Coverage Ratio or (b) the Eurodollar Rate (as defined in the Credit Facility) plus a percentage ranging from 1.0% to 2.5% depending on the Interest Coverage Ratio. Saks has purchased three interest rate cap agreements which limit the maximum interest rate on $400 million of borrowings through September 2, 1996 to 5.5%.


    The Credit Facility imposes certain covenants and other requirements on Saks and its subsidiaries. In general, the affirmative covenants include standard operating covenants requiring Saks, among other things, to: periodically and upon the occurrence of certain events furnish certain financial information and certificates to the administrative agent; pay obligations when due; continue to engage in a business of the same general type as conducted on the date of the Credit Facility; maintain property in good working order; maintain insurance coverage on all property; keep proper books and records; promptly give notice upon the occurrence of certain events; cause each Real Estate Holding Subsidiary (as defined in the Credit Facility) to make certain distributions to Saks or a subsidiary; grant a security interest to the administrative agent in certain new leaseholds; and use reasonable best efforts to cause each such new leasehold to be mortgageable and assignable. The Credit Facility also contains certain negative covenants and restrictions that, among other things, restrict: (i) the incurrence of indebtedness (as described below); (ii) the incurrence of liens or other encumbrances; (iii) the incurrence of contingent obligations; (iv) the sale, lease, assignment, transfer or other disposition of assets other than in the ordinary course of business; (v) fundamental corporate changes including acquisitions, mergers, consolidations, liquidations or material changes in Saks' current method of conducting business or engaging in any type of business other than the same general type presently conducted; (vi) investments, loans and advances; (vii) capital expenditures; (viii) certain payments of dividends (see "Risk Factors--No Dividends"); (ix) transactions with affiliates including purchases, sales, leases, exchanges of property or rendering of any service with any affiliate; (x) entering into certain foreign currency exchange contracts other than for the purpose of hedging payments received in a foreign currency in the ordinary course of business; (xi) changes in significant credit or collection policies; (xii) prepayments and amendments of subordinated debt and debt incurred pursuant to the REMIC Financing; (xiii) certain amendments of leases of operating properties; and (xiv) waiver of surviving rights and causes of action under the stock purchase agreement pursuant to which the stock of Saks was acquired in 1990 and the I. Magnin acquisition agreement in 1994. Financial covenants in the Credit Facility specify that consolidated net worth tested quarterly may not be below the net proceeds from Saks Holdings' initial public offering (approximately $418 million) plus $650 million and that consolidated adjusted operating profit tested annually may not be below $155 million during fiscal 1996 increasing to $225 million in fiscal 1999. Financial covenants in the Credit Facility also require maintenance of the Interest Coverage Ratio tested quarterly with respect to the immediately preceding four quarters which increase from 1.90 to 1.00 for the third quarter of fiscal 1996, to 3.00 to 1.00 for the second quarter of fiscal 2000 and specify that the ratio of outstanding loans to consolidated adjusted operating profit tested annually may not exceed a certain level which decreases from 2.75 to 1.00 in fiscal 1996 to 1.75 to 1.00 in fiscal 1999.

    Saks and its subsidiaries may not create, incur, assume or suffer to exist any indebtedness except: (i) indebtedness outstanding on the date of the Credit Facility that was specifically scheduled, excluding the refinancing of such indebtedness; (ii) indebtedness arising under the Credit Facility;
(iii) indebtedness incurred after the date of the Credit Facility for industrial revenue bonds, capitalized lease obligations or the deferred purchase price of newly acquired property not exceeding an aggregate at any one time outstanding of $140 million plus amounts outstanding under certain capitalized leases;
(iv) intercompany indebtedness; (v) indebtedness evidenced by the Subordinated Notes, subject to certain conditions; (vi) indebtedness pursuant to the REMIC Financing; (vii) unsecured indebtedness not exceeding an aggregate principal amount at any one time outstanding of $50 million; (viii) indebtedness in respect of foreign currency exchange contracts otherwise permitted in the Credit Facility; (ix) indebtedness in respect of the Accounts Receivable Financing (as defined in the Credit Facility, which includes the transactions described under "Receivables Securitization"); (x) unsecured indebtedness in respect of letters of credit issued under other credit facilities, subject to a $25 million limit in the aggregate; and (xi) indebtedness relating to certain specifically scheduled store transactions.

    Saks from time to time has amended covenants contained in the Credit Facility in anticipation of changes in its results of operations and in economic conditions generally.

    Events of default under the Credit Facility include, among other things: (i) the failure to pay any principal when due or any interest within five days of being due; (ii) any representation or warranty in documents delivered in connection with the Credit Facility which is proven to be materially incorrect as of the date made; (iii) a failure by Saks, Saks Holdings or any subsidiary to comply with or perform certain obligations under the Credit Facility or certain documents delivered in connection therewith; (iv) a default by Saks or any subsidiary in the payment when due of certain indebtedness or conditions or agreements relating to such indebtedness, provided that the aggregate principal amount of liabilities involved is at least $1 million; (v) certain insolvency events; (vi) certain prohibited ERISA events; (vii) judgments or decrees entered against Saks or any subsidiary involving an aggregate of $1 million or more (excluding amounts covered by insurance) not stayed, discharged, vacated or bonded within the applicable time for such action; (viii) the ineffectiveness or unenforceability of documents delivered in connection with the Credit Facility;
(ix) a change of control, which is deemed to occur if any person (other than Investcorp, any of its Affiliates or subsidiaries, any person who is senior management of Saks or Saks Holdings, any entity that is majority-owned by such senior management of Saks or Saks Holdings, or any person acting in the capacity of an underwriter), whether singly or in concert with one or more persons, directly or indirectly acquires the power to vote or direct the voting of 25% or more, on a fully diluted basis, of the outstanding common stock of Saks or of the Common Stock; and (x) any amendment or other modification of the Subordinated Note Indenture or Subordinated Notes made without all required written consents.

    The Credit Facility is secured by substantially all of the assets of Saks and its subsidiaries other than (i) a significant number of the real estate properties owned or leased by Saks or its subsidiaries which are subject to the REMIC Financing, (ii) certain accounts receivable of Saks which are subject to sale under the accounts receivable financing discussed below, (iii) the inventory of Saks and its subsidiaries and (iv) the capital stock of Saks' real estate subsidiaries and accounts receivable subsidiaries. Saks Holdings has guaranteed payment of the obligations of Saks under the Credit Facility and has secured this guarantee with a pledge of all of the issued and outstanding capital stock of Saks.

    In addition, as of August 3, 1996, approximately $4.9 million in letters of credit were outstanding under a separate $10 million letter of credit facility between Saks and The Bank of Tokyo.

SUBORDINATED DEBT

    On July 1, 1993, Saks issued and sold in a private placement $50 million principal amount of 9% Subordinated Notes due 2001 (the "Subordinated Notes"). The Subordinated Notes bear interest at 9% per year, payable semiannually in arrears on each June 30 and December 31, and mature on May 31, 2001. The Subordinated Notes are unsecured obligations of Saks and are subordinated in right of payment to all existing and future Senior Indebtedness (as defined in the indenture pursuant to which the Subordinated Notes were issued (the "Subordinated Note Indenture")).


    The Subordinated Notes may be redeemed at the option of Saks in whole or in part at (a) 101% of the principal amount redeemed prior to November 30, 1996,
(b) 100.5% of the principal amount redeemed on or after November 30, 1996 but prior to May 31, 1997 or (c) 100% of the principal amount redeemed on or after May 31, 1997 through maturity, in each case plus accrued and unpaid interest, if any. Saks intends to redeem $35 million aggregate principal amount of the Subordinated Notes with the proceeds from the Intercompany Note. Saks and the holders of the Subordinated Notes have agreed to supplement the Subordinated
Note Indenture to permit the intended redemption without premium and to change the maturity date of the remaining Subordinated Notes from May 2001 to December 1997. Upon a "Change of Control," Saks is obligated to make an offer to repurchase all outstanding Subordinated Notes at the optional redemption prices set forth above, plus accrued and unpaid interest, if any, to and including the Change of Control Payment Date (as defined in the Subordinated Note Indenture). A "Change of Control" will be deemed to occur if any person (other than Investcorp, an Affiliate of Investcorp, a person who is senior management of Saks, any entity majority-owned by such senior management of Saks or any person acting in the capacity of an underwriter), whether singly or in concert with one or more persons, directly or indirectly, shall have acquired 20% or more, on a fully diluted basis, of the outstanding Common Stock.


    The Subordinated Note Indenture contains various restrictive covenants that, among other things, limit: (i) the incurrence of certain additional indebtedness by Saks or its subsidiaries; (ii) the creation of Senior Indebtedness of Saks which is, by its terms, subordinated in right of payment to other indebtedness of Saks; and (iii) the payment of dividends on capital stock of Saks (see "Risk Factors--No Dividends"). Affirmative covenants include, among others, an obligation to pay principal, interest and premium, if any, when due, hold funds for note payments in trust, maintain its corporate existence, maintain its properties in good condition, pay taxes when due, furnish to the trustee copies of certain financial information, and certify as to whether Saks is in default within 90 days after the end of each fiscal quarter of Saks. Events of default under the Subordinated Note Indenture include, among other things: (i) a default in the payment of any interest on any Note when due, which default continues for 30 days; (ii) a default in the payment of any principal of or premium, if any, on any Note when due; (iii) a default in the deposit of any payment when due pursuant to a Change of Control or redemption of any Note; (iv) the failure by Saks to comply with any agreement or covenant in the Subordinated Note Indenture with respect to the payment of dividends on capital stock, which failure continues for ten business days; (v) the failure by Saks to comply with any other agreement or covenant in the Subordinated Note Indenture, which failure continues for 60 days after a Notice of Default (as defined in the Subordinated
Note Indenture) is given; (vi) the rendering of a final judgment in excess of $20 million (excluding amounts covered by insurance) not discharged, waived or stayed for 45 days after the date on which the right to final appeal expires, which default continues for 30 days after a Notice of Default is given; (vii) certain defaults under a bond, debenture, note or other indebtedness of Saks or any Significant Subsidiary (as defined in the Subordinated Note Indenture), or under a mortgage, indenture or other instrument under which there may be issued or by which there may be secured or evidenced indebtedness for money borrowed by Saks or such Significant Subsidiary, which indebtedness has a principal amount of over $20 million; and (viii) certain events of bankruptcy, insolvency or reorganization of Saks or any Significant Subsidiary.

REMIC FINANCING

    In May 1995, Fifth Avenue Capital Trust, a special purpose Delaware business trust (the "Depositor") of which the primary beneficiary is Saks, made 27 commercial mortgage loans (the "Mortgage Loans") in the aggregate principal amount of $335 million (the "REMIC Financing") to eight special purpose Delaware corporations and one special purpose Delaware business trust (the "REMIC Borrowers") which owned 28 properties operated as Saks stores (including the Fifth Avenue store) and the Yonkers distribution center (the "REMIC Properties"). The eight corporate REMIC Borrowers are direct or indirect wholly-owned subsidiaries of Saks. All of the beneficial interests in the one REMIC Borrower that is a business trust are owned indirectly by Saks.

    The Mortgage Loans were deposited by the Depositor in a trust fund (the "Trust Fund") created by the Depositor pursuant to a trust and servicing agreement among the Depositor, Bankers Trust Company, as servicer (the "Servicer"), and Marine Midland Bank, as trustee. Commercial Mortgage Pass-Through Certificates in the aggregate principal amount of $335 million representing beneficial ownership interests in the Trust Fund (the "REMIC Certificates") were offered and sold in transactions exempt from registration under the Securities Act pursuant to Rule 144A or Regulation S under the Securities Act. The Depositor holds the REMIC Certificate representing the residual interest in the Trust Fund. An election was made to treat the Trust Fund as a REMIC for federal income tax purposes. The Depositor used the proceeds of the sale of the REMIC Certificates to repay an existing $335 million financing secured by certain of the REMIC Properties and certain other Saks stores. For information regarding aggregate principal amounts of the various series of REMIC Certificates, and the rates of interest payable thereon, see
Note 5 to Consolidated Financial Statements.

    There is no scheduled principal amortization on the Mortgage Loans prior to May 12, 2002. The unpaid principal balance of each Mortgage Loan is due in a single balloon payment on that date.

    Each REMIC Borrower has guaranteed the Mortgage Loans of each other REMIC Borrower. Each REMIC Borrower has secured its obligations with respect to its Mortgage Loans and its guaranty of each other REMIC Borrower's Mortgage Loans by a first priority mortgage lien on each fee or leasehold interest of each REMIC Borrower in its REMIC Properties and an assignment of leases, rents and lease guarantees relating to all leases on each such REMIC Property, primarily consisting of an operating lease (an "Operating Lease") with Saks or a direct or indirect wholly-owned operating subsidiary of Saks (an "Operating Lessee"). The Mortgage Loans also contain covenants limiting the ability of each REMIC Borrower to incur certain additional indebtedness. In addition, a REMIC Borrower may not renovate a REMIC Property if such renovation would cause the related store to be closed for ten days or more or if the modification would cost more than $5 million per REMIC Property or $15 million in the aggregate for all REMIC Properties, subject to certain specific exceptions for renovation projects scheduled in the related documents. The REMIC Borrowers are subject to covenants which require them to maintain their businesses separate and apart from Saks and restrict their ability to engage in any activity or business not directly related to the REMIC Properties. Saks guarantees the obligations under all Operating Leases with Operating Lessees other than Saks. Under the terms of the Operating Leases, the Operating Lessees are required to pay as additional rent all taxes, assessments, utility charges and similar fees and charges. The Operating Lessees are also responsible for paying all operating expenses and insurance premiums and paying all utilities, and cannot reduce or set off any rent (except, in certain circumstances, in the case of a condemnation), nor can they terminate the Operating Leases for any reason, including condemnation, casualty or structural defects. The Operating Lessees are required to bear the cost of all repairs (including structural repairs) to the REMIC properties.

    Events of default under the Mortgage Loans include the following: (i) a default in the payment of any portion of the principal of or interest or premium, if any, on any Mortgage Loan when due; (ii) a default in the payment of any other amounts due and payable under any REMIC Certificate or related Mortgage Loan document, which continues for a period of ten days after written demand; (iii) an "Event of Default" as defined in any document evidencing or securing the Mortgage Loans which has not been cured within any applicable cure or grace period; (iv) a default by the REMIC Borrowers under any ground lease, operating lease or reciprocal easement agreement and such default shall not be cured prior to the expiration of any applicable grace period; and
(v) the failure of Saks to be the sole direct or indirect owner of any REMIC Borrower that has not paid in full its REMIC Certificates.

    The Mortgage Loans may be prepaid, as described in Note 5 to Consolidated Financial Statements. In connection with any sale of the Yonkers facility, Saks must prepay the Mortgage Loan with respect to such facility. The Mortgage Loan with respect to the Owings Mills, Maryland store was prepaid in January 1996 in connection with the closing of the store at that location and the disposition of that REMIC Property. The aggregate outstanding principal amount of the Mortgage Loans at August 28, 1996 was $330,840,901.

RECEIVABLES SECURITIZATION

    Since 1991, Saks has sold its proprietary credit card receivables (the "Receivables") to SFA Finance Company ("Finco"), a Delaware corporation and a wholly owned subsidiary of Saks established solely for the purpose of purchasing Receivables from Saks. Finco subsequently transferred the Receivables, in exchange for cash and subordinated certificates of beneficial interests, to the SFA Master Trust (the "Original Receivables Trust") established pursuant to a pooling and servicing agreement among Finco, Saks, as servicer, and Bankers Trust Company, as trustee (the "Original A/R Trustee"), which is consolidated by Saks. Saks receives a fee for servicing the Receivables for the Original Receivables Trust.

    The Original Receivables Trust has sold two series of certificates of beneficial interest in the Original Receivables Trust to third parties. These certificates represent undivided interests in the receivables generated from time to time by Saks by a portfolio of accounts meeting the designated eligibility requirements. Series 1991-2 is a medium term series that matures in November 1996. In May 1996, principal collections of Receivables allocable to Series 1991-2 began to be accumulated in a bank account maintained by the Original A/R Trustee in order to make the November 1996 principal repayment and are not available to pay for new Receivables transferred by Finco. Class A of Series 1991-2 at August 3, 1996 had an outstanding principal balance of $200 million and bore interest at LIBOR plus .45%. The Class A Certificates were sold in transactions exempt from registration under the Securities Act pursuant to Rule 144A or Regulation S under the Securities Act.

    In April 1996 the Saks Master Trust (the "New Receivables Trust") was formed pursuant to a pooling and servicing agreement among Finco, Saks, as servicer, and Bankers Trust Company, as trustee (the "New A/R Trustee"). The assets of the New Receivables Trust currently consist principally of a certificate evidencing the entire interest in the Transition Certificate, Series 1996-1 (the "Transition Certificate"), which is the second outstanding series issued by the Original Receivables Trust. The Transition Certificate represents the interest in the assets of the Original Receivables Trust not represented by Series 1991-2 and has a principal amount which will fluctuate from time to time according to the level of receivables in the Original Receivables Trust in excess of the amount required to support the Series 1991-2 Certificates. On the date on which Series 1991-2 has been fully liquidated (the "Existing Trust Termination Date"), the assets of the Original Receivables Trust will be transferred to the New Receivables Trust in exchange for the cancellation of the Transition Certificate. After the Existing Trust Termination Date, Saks will receive a fee for servicing the Receivables for the New Receivables Trust.

    In April 1996 the New Receivables Trust sold two series of certificates of beneficial interests. These certificates represent undivided interests in the receivables generated from time to time by Saks by a portfolio of accounts meeting the designated eligibility requirements. Series 1996-1 is a medium term series that matures in April 1999. Approximately $297 million of Class A Series 1996-1 Certificates and $53 million of Class B Series 1996-1 Certificates were sold in transactions exempt from registration under the Securities Act pursuant to Rule 144A thereunder. Approximately $47 million of subordinated Series 1996-1 Certificates were privately placed at the same time. All such certificates bear interest at fixed spreads over one-month LIBOR. Finco retains approximately $16.5 million of subordinated Series 1996-1 Certificates. Series 1996-1 has a substantial prefunded amount, which will be invested in Receivables (via the Transition Certificate) as cash allocable to Series 1991-2 is no longer reinvested in Receivables, but instead is accumulated in order to make the principal payment due with respect thereto in November 1996.

    Series 1996-2 is a series with a variable principal amount. The Class A Series 1996-1 Certificates have a maximum outstanding principal balance of $100 million and have been privately placed. Subordinated Series 1996-2 Certificates, with an aggregate maximum outstanding principal balance of approximately $16.0 million, also were privately placed. All Series 1996-2 Certificates bear interest at fixed spreads over one-month LIBOR. Finco will retain up to approximately $5.0 million of subordinated Series 1996-2 Certificates. The principal balance of Series 1996-2 is currently zero.

    Saks is obligated to repurchase Receivables related to customer credits such as merchandise returns and other receivable defects. Saks has no obligation to reimburse Finco, the Original Receivables Trust, the New Receivables Trust or the purchasers of the certificates of beneficial interests for credit losses; however, the subordinated certificates of beneficial interest in, and deposits with, the Original Receivables Trust, and the New Receivables Trust which are assets of Finco, and the discount on the sale of Receivables to Finco, if any, are available to cover such losses.

    Saks continues to provide for losses related to the receivables pursuant to the recourse provisions of the relevant agreements in determining its allowance for doubtful accounts.

    Finco is subject to covenants which require it to maintain its business separate and apart from Saks and restrict its ability to engage in any activity or business not directly related to acquiring the Receivables and transferring them to the trusts.

    For additional information, see Note 4 to Consolidated Financial Statements.

                        SHARES ELIGIBLE FOR FUTURE SALE


    As of August 28, 1996, 63,037,464 shares of Common Stock were outstanding. Pursuant to the Secondary Offering, certain stockholders are offering for sale up to 9,200,000 shares of Common Stock (including up to 1,200,000 shares to be sold pursuant to over-allotment options). The 18,062,500 shares of Common Stock sold in Saks Holdings' initial public offering in May 1996 are, and the shares sold in the Secondary Offering will be, available for resale in the public market without restriction or further registration under the Securities Act, except for shares acquired in the offerings by "affiliates" of Saks Holdings (in general, any person who has a control relationship with Saks Holdings), which shares may be resold only if registered under the Securities Act or if transferred pursuant to an exemption from registration, including resales pursuant to Rule 144 and Regulation S under the Securities Act. The remaining 35,774,964 outstanding shares of Common Stock are deemed to be "restricted securities" as that term is defined in Rule 144, all of which are eligible for sale in the public market in compliance with Rule 144 and 28,200,727 of which have been held for at least three years by persons Saks Holdings believes are not affiliates.



    Saks Holdings has agreed with the Underwriters that, during the period of 90 days from the date of this Prospectus, subject to certain exceptions, it will not issue, sell, offer or agree to sell, grant any options for the sale of (other than employee stock options) or otherwise dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable for Common Stock, other than pursuant to the offering. In addition, certain stockholders and the selling stockholders in the Secondary Offering have agreed with the underwriters of the Secondary Offering that, subject to certain exceptions, they will not offer, pledge, sell, transfer or otherwise dispose of 34,197,567 shares of Common Stock in connection with the Secondary Offering for a period of 180 days after the date of the prospectus relating to the Secondary Offering. Further, in connection with the initial public offering, certain other stockholders owning 1,497,029 shares of Common Stock agreed with the underwriters of the initial public offering that, subject to certain exceptions, they will not offer, pledge, sell, transfer or otherwise dispose of such shares of Common Stock prior to November 17, 1996. At the expiration of the lock-up periods described above, or earlier with the written consent of the applicable underwriters, the holders of 53,086,502 shares of Common Stock (assuming consummation of the Secondary Offering, including shares to be sold thereby pursuant to over-allotment options) will have the right to sell shares of Common Stock without regard to the volume or other limitations of Rule 144 under the Securities Act.

    In addition, up to 3,072,035 shares of Common Stock may be issued upon exercise of certain employee stock options that Saks Holdings has granted, of which options to purchase 1,041,158 shares of Common Stock were exercisable as of August 28, 1996. Saks Holdings has filed a registration statement on Form S-8 under the Securities Act to register the 6,209,045 shares of Common Stock reserved for issuance under the Incentive Plans. As a result, any shares issued upon exercise of stock options granted under such plans are available, subject to special rules for affiliates, for resale in the public market, subject to applicable lock-up arrangements. See "Underwriting" and "Management--Stock Incentive Plans".

    In general, under Rule 144 as currently in effect, any person (or persons whose shares are aggregated) who has beneficially owned shares for at least two years is entitled to sell, within any three-month period, a number of restricted securities which does not exceed the greater of 1% of the then-outstanding shares of Saks Holdings' Common Stock (630,374 shares as of August 28, 1996) or the average weekly trading volume of the Common Stock during the four calendar weeks preceding the date on which notice of the sale is filed with the Commission. Sales under Rule 144 also may be subject to certain manner of sale provisions, notice requirements and the availability of current public information about Saks Holdings. Any person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of Saks Holdings at any time during the three months preceding a sale, and who has beneficially owned shares within the definition of "restricted securities" under Rule 144 for at least three years, is entitled to sell such shares under Rule 144(k) without regard to the volume limitation, manner of sale provisions, public information requirements or notice requirements. Regulation S permits the sale by affiliates and others of shares in an "offshore transaction" (as defined in Regulation S), subject to certain other conditions including the requirement that the purchaser not resell the shares to a U.S. person during a 40 day restricted period.

    No prediction can be made as to the effect, if any, that market sales of shares of Common Stock that are restricted securities or the availability of such shares will have on the market price of the Common Stock prevailing from time to time. Nevertheless, sales of substantial amounts of Common Stock, or the perception that such sales could occur, could adversely affect prevailing market prices for the Common Stock and could impair Saks Holdings' future ability to raise capital through an offering of equity securities.




    Certain holders of Common Stock, including the stockholders participating in the Secondary Offering, have, subject to certain conditions and restrictions, the right to include their shares of Common Stock in registered public offerings of Common Stock (or securities exchangeable for or convertible into Common Stock) undertaken by Saks Holdings for its own account, as well as to require Saks Holdings to register the sale of their shares of Common Stock upon demand. Saks Holdings is undertaking the Secondary Offering pursuant to such registration rights.



                               VALIDITY OF NOTES

    The validity of the Notes offered hereby will be passed upon for Saks Holdings by Gibson, Dunn & Crutcher LLP, New York, New York, and for the Underwriters by Sullivan & Cromwell, New York, New York.

                                    EXPERTS

    The consolidated balance sheets of Saks Holdings as of January 28, 1995 and February 3, 1996 and the consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended February 3, 1996, included in this Prospectus, have been included herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

    Saks Holdings is subject to the informational requirements of the Exchange Act and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements, and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Judiciary Plaza, Washington, D.C., 20549, and at the Commission's Regional Offices at Citicorp Center, 500 West Madison, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1024, Judiciary Plaza, Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Reports, proxy and information statements and other information concerning the Company may also be inspected at the offices of the New York Stock Exchange, Inc. 20 Broad Street, New York, New York 10005, on which Saks Holdings' Common Stock is listed.

    Saks Holdings has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 under the Securities Act with respect to the Notes offered hereby. This Prospectus does not contain all of the information set forth in the Registration

Statement and the exhibits and schedules thereto, certain portions having been omitted in accordance with the rules and regulations of the Commission. For further information with respect to Saks Holdings and the Notes, reference is hereby made to such Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, although the material terms thereof are described in this Prospectus, and, in each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement. Each such statement is qualified by such reference to such exhibits. The Registration Statement, including exhibits and schedules thereto, may be inspected without charge at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part thereof may be obtained from such office upon payment of the fees prescribed by the Commission.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Balance Sheets at January 28, 1995 and February 3, 1996................   F-3
Consolidated Statements of Operations for the fiscal years ended January 29, 1994,
  January 28, 1995 and February 3, 1996.............................................   F-4
Consolidated Statements of Stockholders' Equity for the fiscal years ended
  January 29, 1994, January 28, 1995 and February 3, 1996...........................   F-5
Consolidated Statements of Cash Flows for the fiscal years ended January 29, 1994,
  January 28, 1995 and February 3, 1996.............................................   F-6
Notes to Consolidated Financial Statements for fiscal years ended January 29, 1994,
January 28, 1995 and February 3, 1996...............................................   F-7
Condensed Consolidated Balance Sheets at July 29, 1995 and August 3, 1996
  (unaudited).......................................................................   F-26
Condensed Consolidated Statements of Operations for the six months ended July 29,
1995 and August 3, 1996 (unaudited).................................................   F-27
Condensed Consolidated Statements of Cash Flows for the six months ended July 29,
1995 and August 3, 1996 (unaudited).................................................   F-28
Notes to Condensed Consolidated Financial Statements for the six months ended July
29, 1995 and August 3, 1996 (unaudited).............................................   F-29

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Saks Holdings, Inc. and Subsidiaries:

    We have audited the accompanying consolidated balance sheets of Saks Holdings, Inc. and Subsidiaries as of January 28, 1995 and February 3, 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three fiscal years in the period ended February 3, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Saks Holdings, Inc. and Subsidiaries as of January 28, 1995 and February 3, 1996, and the consolidated results of their operations and their cash flows for each of the three fiscal years in the period ended February 3, 1996, in conformity with generally accepted accounting principles.

                                             COOPERS & LYBRAND L.L.P.

New York, New York
March 13, 1996 except as to
the information regarding the amendments to the Credit Facility in April 1996 presented in Note 5 for which the date is April 18, 1996 and the information presented in Note 15, for which the date is April 26, 1996.

                              SAKS HOLDINGS, INC.
                          CONSOLIDATED BALANCE SHEETS
                       (Dollars and shares in thousands)

                                                                   JANUARY 28,    FEBRUARY 3,
                                                                      1995           1996
                                                                   -----------    -----------
ASSETS:
Current assets:
Cash and cash equivalents.......................................   $    9,628     $    6,627
  Accounts receivable (net of allowances of $9,313 and
$11,160)........................................................       43,797         37,426
  Inventories...................................................      271,875        339,723
  Other current assets..........................................       44,820         55,420
  Restricted cash...............................................        5,392          6,118
                                                                   -----------    -----------
        Total current assets....................................      375,512        445,314
                                                                   -----------    -----------
Property and equipment:
  Land..........................................................      192,053        188,157
  Buildings and building improvements...........................      385,927        421,693
  Furniture, fixtures and equipment.............................      252,694        229,276
  Beneficial leasehold interests................................       54,161         54,161
  Construction in progress......................................       17,156          5,088
  Leased property under capital leases..........................       95,875        107,008
  Assets held for sale..........................................        8,750             --
                                                                   -----------    -----------
                                                                    1,006,616      1,005,383
    Less, Accumulated depreciation and amortization.............     (225,380 )     (225,119 )
                                                                   -----------    -----------
                                                                      781,236        780,264
Goodwill (net of accumulated amortization of
  $12,669 and $15,374)..........................................       95,828         93,123
Other intangibles (net of accumulated amortization of
  $4,665 and $5,679)............................................        9,547          8,533
Other noncurrent assets.........................................       27,074         38,953
                                                                   -----------    -----------
        Total assets............................................   $1,289,197     $1,366,187
                                                                   -----------    -----------
                                                                   -----------    -----------
LIABILITIES:
Current liabilities:
  Accounts payable, trade.......................................   $   96,577     $  119,399
  Accrued liabilities...........................................       92,756        108,491
  Taxes other than income taxes.................................       31,561         21,456
  Accrued interest..............................................        5,504         10,821
  Current portion of long-term debt.............................       19,825         26,463
  Other.........................................................        4,167          4,772
                                                                   -----------    -----------
        Total current liabilities...............................      250,390        291,402
Long term debt..................................................      755,270        840,239
Obligations under capital leases................................       95,240        104,468
Other noncurrent liabilities....................................       41,103         46,903
                                                                   -----------    -----------
        Total liabilities.......................................    1,142,003      1,283,012
                                                                   -----------    -----------
STOCKHOLDERS' EQUITY:
Preferred Stock, par value $.01 per share, 10,000 shares
authorized, no shares issued and outstanding....................           --             --
Common Stock, $.01 par value per share, 150,000 shares
authorized, 45,089 issued and 44,958 outstanding................          450            450
Additional paid-in capital......................................      923,368        922,424
Accumulated deficit.............................................     (775,022 )     (839,117 )
Treasury stock, at cost.........................................       (1,602 )         (582 )
                                                                   -----------    -----------
        Total stockholders' equity..............................      147,194         83,175
                                                                   -----------    -----------
        Total liabilities and stockholders' equity..............   $1,289,197     $1,366,187
                                                                   -----------    -----------
                                                                   -----------    -----------

   The accompanying Notes are an integral part of the consolidated financial statements.

                              SAKS HOLDINGS, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                       (Dollars and shares in thousands)

                                                          FISCAL        FISCAL        FISCAL
                                                           1993          1994          1995
                                                        ----------    ----------    ----------
Net sales............................................   $1,395,536    $1,418,163    $1,686,787
Cost of sales, including buying and occupancy........     (975,360)     (979,650)   (1,168,692)
                                                        ----------    ----------    ----------
  Gross margin.......................................      420,176       438,513       518,095
Selling, general and administrative expenses.........     (394,828)     (370,441)     (438,603)
Management fees......................................       (2,000)       (2,000)       (7,000)
Impairment and special charges.......................     (177,731)           --       (36,415)
                                                        ----------    ----------    ----------
    Operating income (loss)..........................     (154,383)       66,072        36,077
Interest, net........................................      (73,822)      (76,155)      (94,181)
                                                        ----------    ----------    ----------
    Income (loss) before income taxes and
extraordinary charge.................................     (228,205)      (10,083)      (58,104)
Income taxes.........................................           --            --            --
                                                        ----------    ----------    ----------
    Income (loss) before extraordinary charge........     (228,205)      (10,083)      (58,104)
Extraordinary charge--loss on early extinguishment of
debt.................................................      (27,640)         (535)       (5,991)
                                                        ----------    ----------    ----------
    Net income (loss)................................   $ (255,845)   $  (10,618)   $  (64,095)
                                                        ----------    ----------    ----------
                                                        ----------    ----------    ----------
    Net income (loss) per share before extraordinary
charge...............................................   $    (5.07)   $     (.22)   $    (1.29)
                                                        ----------    ----------    ----------
                                                        ----------    ----------    ----------
    Net income (loss) per share......................   $    (5.68)   $     (.24)   $    (1.43)
                                                        ----------    ----------    ----------
                                                        ----------    ----------    ----------
    Weighted average shares outstanding..............       45,030        45,010        44,955
                                                        ----------    ----------    ----------
                                                        ----------    ----------    ----------

   The accompanying Notes are an integral part of the consolidated financial statements.

                              SAKS HOLDINGS, INC.
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                       (Dollars and shares in thousands)

                                 CAPITAL STOCK
                              -------------------   ADDITIONAL                 TREASURY       TOTAL
                                SHARES       PAR     PAID-IN     ACCUMULATED    STOCK,    STOCKHOLDERS'
                              OUTSTANDING   VALUE    CAPITAL       DEFICIT     AT COST       EQUITY
                              -----------   -----   ----------   -----------   --------   -------------
Balance at January 30,
1993........................     45,025     $450     $919,757     $(508,559)   $  (247 )    $ 411,401
Purchase of treasury
stock.......................         (2)                                           (36 )          (36)
Reissuance of treasury
stock.......................          4                                             88             88
Payment of stock
 subscriptions receivable...                               34                                      34
Earned compensation.........                              167                                     167
Gain on sale to affiliate...                            3,250                                   3,250
1993 net loss...............                                       (255,845)                 (255,845)
                              -----------   -----   ----------   -----------   --------   -------------
 Balance at January 29,
1994........................     45,027      450      923,208      (764,404)      (195 )      159,059
                              -----------   -----   ----------   -----------   --------   -------------
Purchase of treasury
stock.......................        (70)                                        (1,393 )       (1,393)
Reissuance of treasury
stock.......................          3                                             62             62
Employee stock subscriptions
receivable..................                              (62)                                    (62)
Surrender of unvested stock
grants......................         (3)                   76                      (76 )            0
Earned compensation.........                              146                                     146
1994 net loss...............                                        (10,618)                  (10,618)
                              -----------   -----   ----------   -----------   --------   -------------
 Balance at January 28,
1995........................     44,957      450      923,368      (775,022)    (1,602 )      147,194
                              -----------   -----   ----------   -----------   --------   -------------
Purchase of treasury
stock.......................         (1)                                           (26 )          (26)
Reissuance of treasury
stock.......................          2                                             46             46
Conversion of stock.........                           (1,000)                   1,000              0
Earned compensation.........                               56                                      56
1995 net loss...............                                        (64,095)                  (64,095)
                              -----------   -----   ----------   -----------   --------   -------------
 Balance at February 3,
1996........................     44,958     $450     $922,424     $(839,117)   $  (582 )    $  83,175
                              -----------   -----   ----------   -----------   --------   -------------
                              -----------   -----   ----------   -----------   --------   -------------

   The accompanying Notes are an integral part of the consolidated financial statements.

                              SAKS HOLDINGS, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                           (In thousands of dollars)

                                                                FISCAL       FISCAL       FISCAL
                                                                 1993         1994         1995
                                                               ---------    ---------    ---------
Cash flows from operating activities:
 Net loss...................................................   $(255,845)   $ (10,618)   $ (64,095)
 Adjustments to reconcile net loss to cash provided by
   operating activities:
   Extraordinary charge.....................................      27,640          535        5,991
   Impairment and special charges...........................     177,731           --       36,415
   Depreciation and amortization............................      86,812       67,974       66,766
   Amortization of deferred financing costs.................      13,891       12,731       10,009
   Non-cash interest, net...................................         738         (946)         462
   Other items, net.........................................     (15,395)      (7,651)      (1,045)
                                                               ---------    ---------    ---------
     Net cash provided by operating activities before
       changes in operating assets and liabilities..........      35,572       62,025       54,503
 Change in operating assets and liabilities:
   Accounts receivable......................................     (35,976)     (67,705)     (62,583)
   Proceeds from sale of accounts receivable................     722,027      739,851      805,158
   Origination of accounts receivable.......................    (692,364)    (673,202)    (751,478)
   Inventories..............................................     (15,045)     (18,006)     (70,974)
   Accounts payable.........................................       7,363       21,265       27,322
   Accrued liabilities......................................      (2,221)     (12,634)      12,257
   Accrued interest.........................................        (690)       1,294        5,317
   Taxes other than income taxes............................         385        1,108      (10,105)
   Other assets and liabilities.............................      (3,468)        (205)     (15,522)
                                                               ---------    ---------    ---------
     Net cash provided by (used in) operating activities....      15,583       53,791       (6,105)
                                                               ---------    ---------    ---------
Cash flows from investing activities:
 Proceeds from sale and sale-leaseback of assets............          --       31,150       12,806
 Capital expenditures.......................................     (49,752)     (71,713)     (87,028)
 Construction allowances received from third parties........      15,393       15,990        4,449
 Change in restricted cash..................................       4,105        9,327         (726)
 Proceeds from the sale of subordinated certificates........                   13,500       13,427
                                                               ---------    ---------    ---------
     Net cash used in investing activities..................     (30,254)      (1,746)     (57,072)
                                                               ---------    ---------    ---------
Cash flows from financing activities:
 Payments under revolving credit loans and notes, net.......     (27,500)        (832)     (13,566)
 Proceeds from term loan....................................     200,000           --      125,000
 Proceeds from commercial mortgage pass-through
certificates................................................          --           --      335,000
 Payment of Euronotes.......................................     (11,000)     (26,000)    (335,000)
 Payment of subordinated debt...............................    (130,313)          --           --
 Premiums paid on early retirement of debt..................      (3,606)          --           --
 Payment of term loans......................................      (5,000)     (16,573)     (19,826)
 Financing costs............................................     (18,087)        (571)     (27,064)
 Proceeds on sale to affiliate..............................      11,903           --           --
 Principal payments under capital leases....................      (1,331)      (2,483)      (3,739)
 Other......................................................          32       (1,447)        (629)
                                                               ---------    ---------    ---------
     Net cash provided by (used in) financing activities....      15,098      (47,906)      60,176
                                                               ---------    ---------    ---------
     Net increase (decrease) in cash and cash equivalents...         427        4,139       (3,001)
Cash and cash equivalents, beginning of period..............       5,062        5,489        9,628
                                                               ---------    ---------    ---------
     Cash and cash equivalents, end of period...............   $   5,489    $   9,628    $   6,627
                                                               ---------    ---------    ---------
Supplemental disclosure of cash flow information:
 Interest paid..............................................   $  60,582    $  54,416    $  69,504
                                                               ---------    ---------    ---------
                                                               ---------    ---------    ---------
Supplemental disclosure of non-cash investing and financing
 activities:
 Capital leases.............................................   $   4,947    $  28,867    $  13,626
                                                               ---------    ---------    ---------
                                                               ---------    ---------    ---------

   The accompanying Notes are an integral part of the consolidated financial statements.

                              SAKS HOLDINGS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (in thousands, except where otherwise indicated)

1. BASIS OF PRESENTATION

    Saks Holdings, Inc. ("Saks Holdings"), through its wholly-owned subsidiary Saks & Company, which does business as Saks Fifth Avenue ("Saks", and together with Saks Holdings, the "Company") is a premier fashion retailer, offering the finest quality and latest style in women's and men's apparel. The consolidated financial statements include the accounts of Saks Holdings and its direct and indirect subsidiaries, and Fifth Avenue Capital Trust, an entity formed to effect Saks' real estate financing (See Note 5). Saks Holdings' only asset is its investment in Saks; it has no other operations or cash flows. All significant intercompany balances and transactions have been eliminated in consolidation. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

FISCAL YEAR:

    The Company's fiscal year ends on the Saturday closest to January 31. Fiscal 1995 contains 53 weeks and ended on February 3, 1996. Fiscal 1994 and fiscal 1993 contain 52 weeks and ended on January 28, 1995 and January 29, 1994, respectively.

NET SALES:

    Net sales include sales of merchandise and sales of leased departments, net of returns. Sales of leased departments were $55,608, $56,416 and $70,940 in fiscal 1993, fiscal 1994 and fiscal 1995, respectively.

SAKS FIRST PROGRAM:

    The Company maintains a customer loyalty program which rewards customers who spend more than two thousand dollars annually on their Saks credit card. The rewards range from 2% to 6% of the customers' spending and are in the form of gift checks redeemable at Saks. The cost associated with future redemptions is recorded as a charge to cost of goods sold in the period in which the rewards are earned.

CASH AND CASH EQUIVALENTS:

    Cash and cash equivalents consist of deposits with banks and financial institutions which are unrestricted as to withdrawal or use, and have maturities, when purchased, of three months or less. Cash equivalents are stated at cost which approximates market. Restricted cash consists of $1.5 million payable to the Trust under the Company's accounts receivable securitization program in both fiscal 1994 and fiscal 1995. Additionally, restricted cash includes, in fiscal 1994 and fiscal 1995, $3.9 and $.4 million, respectively, required under the Company's real estate financing and, in fiscal 1995, a $4.2 million real estate financing prepayment related to the sale of the Owings Mills store location.

                              SAKS HOLDINGS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (in thousands, except where otherwise indicated)

ACCOUNTS RECEIVABLE AND FINANCE CHARGE INCOME:

    In accordance with industry practice, installments on deferred payment accounts receivable maturing in more than one year have been included in current assets.

    The Company provides credit to its customers and performs ongoing credit evaluations of its customers. Concentration of credit risk is limited because of the large number of customers and their dispersion throughout the United States and other countries. The Company maintains an allowance for potential credit losses which, when realized, has been within the range of management's expectations.

                                                                 FISCAL     FISCAL     FISCAL
                                                                  1993       1994       1995
                                                                 -------    -------    -------
Allowance for uncollectable receivables--beginning of
period........................................................   $11,251    $10,892    $ 9,313
Bad debt expense..............................................    14,444     11,400     20,628
Write-offs, net of recoveries.................................   (14,803)   (12,979)   (18,781)
                                                                 -------    -------    -------
Allowance for uncollectable accounts--end of period...........   $10,892    $ 9,313    $11,160
                                                                 -------    -------    -------
                                                                 -------    -------    -------

    The Company has an ongoing program to sell certain of its proprietary credit card receivables (the "Receivables"). See Note 4. The Company's credit operations generate finance charge income and service fee income which is recognized as income when earned. Finance charge income, net of certain costs associated with the securitization of accounts receivable is included as a reduction of selling, general and administrative expenses in the consolidated statements of operations and was $30,414, $34,424 and $37,084 in fiscal 1993, fiscal 1994 and fiscal 1995, respectively. Service fee income was $5,420, $6,544 and $7,745 in fiscal 1993, fiscal 1994, and fiscal 1995, respectively. As noted above, the Company's credit operations are an integral part of its business, accordingly its records are not maintained to report credit as a separate line of business.

MERCHANDISE INVENTORIES:

    Merchandise inventories are stated at the lower of cost or market, as determined by the retail method. Consignment merchandise on hand of $59,105 and $72,720 at January 28, 1995 and February 3, 1996, respectively, are not reflected in the consolidated balance sheets.

ADVERTISING:

    Direct response advertising costs are deferred and amortized over the period of expected benefit. Direct response advertising consists primarily of costs associated with the production and distribution of the Company's catalogs. Such costs are amortized within a three-month period following mailing. All other advertising costs are expensed in the period incurred. Advertising expenses were $26,842, $30,566 and $42,956, in fiscal 1993, fiscal 1994 and fiscal 1995, respectively. Direct response advertising amounts included in Other current assets in the consolidated balance sheets at January 28, 1995 and February 3, 1996 were $3,739 and $6,972, respectively.

STORE PREOPENING COSTS:

    Costs associated with the opening of a new store are deferred and amortized over the 12 months following the store opening.

                              SAKS HOLDINGS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (in thousands, except where otherwise indicated)

PROPERTY AND EQUIPMENT:

    Property and equipment are recorded at cost. The cost of property and equipment placed in service prior to July 1990 was revalued at the acquisition of Saks in 1990 (the "Acquisition"). Property and equipment are depreciated on a straight-line basis over their estimated useful lives. In fiscal 1993 the Company reviewed the carrying value of its store assets. See Note 3.

    Leasehold improvements included in buildings and building improvements are amortized over the shorter of their estimated useful lives or related lease terms. Beneficial leasehold interests are being amortized on a straight-line basis over 15 years.

    The Company capitalizes both internally developed and purchased computer software. The cost of such computer software is amortized on a straight-line basis using its five-year estimated useful life. See Note 3. Capitalized software costs included in the consolidated balance sheets at January 28, 1995 and February 3, 1996 were $15,095 and $8,062, respectively.

NONCURRENT ASSET IMPAIRMENT:

    The Company assesses whether an asset has been impaired whenever factors indicate that the carrying amount of a store's asset base may not be recoverable. Significant factors considered include long-term economic downturns in a market in which a store operates, a reduction of customer traffic due to the opening of a new mall and the introduction of new competition to the marketplace. These factors are used to assess whether the store's forecasted operating results will recover the store's asset base over the remaining depreciation and amortization periods.

DEFERRED FINANCING COSTS:

    Financing costs are amortized over the life of the related debt. Such costs are included in Other noncurrent assets in the consolidated balance sheets and amortization is included in interest expense in the consolidated statements of operations.

DERIVATIVES POLICY:

    The Company's policy is to use financial derivatives only to reduce risk in conjunction with specific business transactions.

    The Company purchased interest rate cap agreements to limit its exposure to adverse movements in interest rates related to the Credit Facility and the real estate financing (See Note 5). The financial institutions associated with these agreements are considered to be major, well-known institutions. The premiums paid were capitalized and are being amortized over the term of the related agreements.

GOODWILL:

    Goodwill is amortized over 40 years by the straight-line method. Goodwill is allocated to individual stores on the basis of their projected cash flows at their acquisition date.

OTHER INTANGIBLES:

    Other intangibles include computer software and customer lists acquired at the Acquisition which are being amortized on a straight-line basis over their useful lives of three and 14 years, respectively. Computer software costs became fully amortized in July 1993.

                              SAKS HOLDINGS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (in thousands, except where otherwise indicated)

INCOME TAXES:

    The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes", which requires recognition of deferred tax assets and liabilities on the basis of the difference between the financial statement and tax bases of assets and liabilities at enacted tax rates in effect for the years in which the differences are expected to reverse (See Note 9).

RECENT ACCOUNTING PRONOUNCEMENTS:

    In March 1995 and October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets" (SFAS 121), and Statement of Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123), respectively. SFAS 121 is effective for fiscal years beginning after December 31, 1995, and addresses the accounting for potential impairment of long-lived assets. The effect of implementing SFAS 121 is not expected to be material to the Company's financial position or results of operations. SFAS 123 is effective for fiscal years beginning after December 15, 1996 and introduces a fair-value based method of accounting for stock-based compensation. SFAS 123 encourages but does not require companies to adopt the fair-value based method. Management does not intend to adopt the recognition provisions of SFAS 123.

3. IMPAIRMENT AND SPECIAL CHARGES


    In fiscal 1993 the Company recorded a charge of $177,731 related to asset impairment and other special charges. The impairment charges which totaled $118,015 reduced the carrying value of property and equipment, goodwill and intangible assets of certain stores and an idle service center to their net realizable values. The Company determined the net realizable values of these assets by assessing the discounted cash flows it estimated would be generated in the future. The writedown of property and equipment, goodwill and intangible assets amounted to $81,481, $33,295, and $3,239, respectively.


    The other special charges in fiscal 1993 consisted of $40,166 for store closings and downsizing and $19,550 related to an early retirement program. The store closings and downsizing charge related to the closing of five of its full-line or resort stores and all of its specialty store operations. The principal components of the charge consisted of reducing certain property and equipment to net realizable value, lease related costs, cost of inventory liquidations, and severance.

    The non-cash impact of the asset impairment and store closings charges was $134,671. The cash impact of the change in fiscal 1993 was $19,550. The remaining items in the store closings and downsizings charge totaling $23,510 were settled in fiscal 1994 and fiscal 1995 in the range of management's expectations.

    In fiscal 1995 the Company recorded special charges totaling $36,415. The charges recorded consist of exit costs of its Yonkers distribution center, the integration costs of former I. Magnin locations and writedown of capitalized EDP software and amounted to $19,015, $8,900 and $8,500, respectively.

    Exit costs include the writedown of the Yonkers distribution center to net realizable value. The writedown was necessary as a result of the Company's decision to exit this facility in early 1997 and relocate distribution activities to a facility currently under construction in Aberdeen, Maryland. This writedown and the costs associated with exiting this facility totaled $19,015. The costs of

                              SAKS HOLDINGS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (in thousands, except where otherwise indicated)

exiting the Yonkers facility include the Company's estimate of the severance costs, related to vacating the facility, and certain occupancy costs during the period prior to the sale of the facility. The closing of this facility will involve the termination of approximately 530 associates. The liability for these costs is included in accrued liabilities in the consolidated balance sheet at February 3, 1996. Amounts paid and charged against the liability and other adjustments to the liability during fiscal 1995 were not material. The anticipated costs of relocating its distribution activities to the Aberdeen distribution facility have not been accrued and are not expected to materially impact future results. Additionally, Saks will receive incentive payments from various government agencies which are expected to approximate these costs.

    Integration costs consist of costs to integrate the former I. Magnin store locations into the Company's west coast locations. These costs include customer acquisition costs, training and travel costs and remerchandising and other costs.

    The Company began implementation of a new core retail information processing system in fiscal 1995. As a result certain of its capitalized software became obsolete and was written off.

4. ACCOUNTS RECEIVABLE SALE

    Saks has entered into agreements to securitize most of its Receivables.

    The securitization of receivables involves the sale of Receivables with limited recourse through a subsidiary to a trust in exchange for cash and subordinated certificates representing undivided interests in the pool of Receivables, and the subsequent sale by the trust of certificates of beneficial interests, also representing undivided interests in the Receivables, to investors. Saks is obligated to repurchase Receivables related to customer credits such as merchandise returns and other receivable defects. Saks has no obligation to reimburse the trust or the purchasers of beneficial interests for credit losses; however, the subordinated certificates and deposits with the trust and the discount on the sale of Receivables are available to cover such losses.

    Saks continues to service all receivables for the trust for a normal servicing fee for similar types of transactions. Saks has agreements with third parties to provide certain credit card processing and related credit services.

    During fiscal 1994 and fiscal 1995, a portion of the subordinated certificates were sold for $13,500 and $13,427, respectively. The Company continues to hold the remaining subordinated certificates, which, subject to approval of the trust, can be placed with third parties.

    The reinvestment period of the securitization facility is scheduled to terminate in May 1996. Upon expiration of the reinvestment period, subsequent principal collections will be allocated on a pro rata basis to each certificateholder. The Company expects to replace this facility in April 1996.

    The Company's interest in subordinated certificates representing its equity in the trust totaled $23,437 and $11,182, at January 28, 1995 and February 3, 1996, respectively, and is included in accounts receivable in the consolidated balance sheets. At January 28, 1995 and February 3, 1996, $344,650 and $398,330, respectively, of the Receivables sold to the trust on behalf of investors remain outstanding.

    Under the terms of the securitization agreements, the Company provides enhancements for the protection of purchasers of the certificates of beneficial interest against loss. A deposit with the trust of $7,602 and $8,447, at January 28, 1995 and February 3, 1996, respectively, is also available for credit loss and is included in other noncurrent assets in the consolidated balance

                              SAKS HOLDINGS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (in thousands, except where otherwise indicated)

sheets. The Company's obligation to repurchase Receivables subject to customer credit adjustments is collateralized by letters of credit in the amount of $8,621 and $1,459 at January 28, 1995 and February 3, 1996, respectively. The Company provides for losses related to the Receivables in determining the allowance for doubtful accounts.

5. LONG TERM DEBT

                                                  JANUARY 28,    FEBRUARY 3,
                                                     1995           1996
                                                  -----------    -----------
Total Credit Facility:
  Term Loans:
    Tranche A..................................    $  79,300      $  59,475
    Tranche B..................................       99,127        224,127
  Base Revolving Loans.........................      211,668        198,100
                                                  -----------    -----------
                                                     390,095        481,702
                                                  -----------    -----------
Total Real Estate Financing:
  Euronotes....................................      335,000             --
  REMIC Certificates...........................           --        335,000
                                                  -----------    -----------
                                                     335,000        335,000
                                                  -----------    -----------
Subordinated Notes.............................       50,000         50,000
                                                  -----------    -----------
                                                     775,095        866,702
Less current portion of long term debt.........       19,825         26,463
                                                  -----------    -----------
                                                   $ 755,270      $ 840,239
                                                  -----------    -----------
                                                  -----------    -----------

CREDIT FACILITY

    In July 1993, Saks entered into a $525,000 amended and restated bank credit facility (the "Credit Facility") which provided for $200,000 in term loans (the "Term Loans"), $225,000 in base revolving credit loans (the "Base Revolving Loans"), and $100,000 in working capital revolving credit loans (the "Working Capital Revolving Loans"). The principal changes to the previous facility were the establishment of the Term Loans and the extension of maturity dates on the revolvers. Proceeds from the Term Loans were principally used to prepay 13% Subordinated Debt. Deferred financing costs of $7.5 million relating to the prior senior credit agreement were written off as an extraordinary charge in fiscal 1993. The Term Loans consist of two tranches: the tranche A term loan (the "Tranche A Loan") and the Tranche B term loan (the "Tranche B Loan"), each initially in the amount of $100,000.

    In March 1995, Saks and the lenders party to the Credit Facility (the "Lenders") amended the Credit Facility to increase the principal amount of the Tranche B Loan by $75,000, primarily for the purpose of financing the acquisition and conversion of four stores previously operated by I. Magnin. In October 1995, Saks and the Lenders amended the Credit Facility to (a) increase the principal amount of the Tranche B Loan by $50,000 and (b) permit Saks to retain up to $25,000 of net proceeds from asset sales that otherwise would have been subject to mandatory prepayment under the Credit Facility, each for the purpose of financing capital expenditures relating to the remodeling, replacement and construction of retail stores and a distribution center.

                              SAKS HOLDINGS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (in thousands, except where otherwise indicated)

    In March 1996, Saks and the Lenders amended the Credit Facility to, among other things, (i) permit the initial public offering of the shares of Common Stock of Saks Holdings (the "Offerings") (see Note 15) provided that the gross proceeds received by Saks Holdings from the Offerings exceed $200 million and the net proceeds received by Saks Holdings from the Offerings are immediately contributed to Saks, (ii) exclude up to $45 million in special charges from the calculation of certain restrictive financial covenants and (iii) require that
(a) at least one-third of the net proceeds from the Offerings be used to prepay Term Loans and (b) the remainder of such net proceeds be used to prepay first the Working Capital Revolving Loans and then the Base Revolving Loans. In April 1996, Saks and the Lenders amended the Credit Facility to, among other things,
(i) allow certain of the proceeds of the Base Revolving Loans and Working Capital Revolving Loans to be used to make permitted acquisitions and permitted capital expenditures, (ii) add a covenant specifying a maximum ratio of outstanding loans to consolidated adjusted operating profit tested annually and
(iii) amend the method of calculating interest rates under the Credit Facility as set forth below. In April 1996, Saks and the Lenders amended the Credit Facility to allow Saks to make payments, dividends or distributions with respect to operating costs incurred by Saks Holdings in amounts not to exceed $4.0 million per fiscal year.

    The Company, from time to time, may request standby or commercial letters of credit which reduce amounts available under the Working Capital Revolving Loans. At January 28, 1995 and February 3, 1996, approximately $9,242 and $6,694, respectively, of letters of credit were outstanding.

    The remaining principal amount of the Tranche A Loan is payable in five consecutive semiannual installments, that increase over time from approximately $9,900 to $12,400, commencing June 1996. The remaining principal amount of the Tranche B Loan is payable in six consecutive semiannual installments, commencing December 1997, ranging from approximately $5,600 for the first two installments to approximately $56,000 for the last two installments.

    Under the terms of the Credit Facility, the maximum borrowings under each facility are reduced, on a pro rata basis, upon the incurrence of any indebtedness not specifically permitted under the agreement or the consummation of a sale, sale-leaseback or other disposition of the Company's property or assets, as defined in the Credit Facility, except with respect to the REMIC Financing described below and certain other sales of property or assets. As of February 3, 1996 the maximum borrowings allowable under the Term Loans, Base Revolving Loans and Working Capital Revolving Loans were $283,602, $225,000 and $97,163, respectively.

    As of January 28, 1995 and February 3, 1996, total available credit under the Credit Facility was $101,253 and $117,369, respectively. During fiscal 1994 and fiscal 1995, the weighted average interest rate was approximately 7.33% and 9.0%, respectively, for all debt under the Credit Facility.

    Prior to consummation of the Offerings, Saks may borrow up to $20 million in aggregate principal amount of swingline loans which bear interest at the Alternate Base Rate (as defined in the Credit Facility) plus 1 1/2%. All other loans under the Credit Facility bear interest prior to the closing of the Offerings at a rate equal to, at Saks' option, (a) the Alternate Base Rate plus 2% for the Tranche B Loan or 1 1/2% for all other loans, or (b) the Eurodollar Rate (as defined in the Credit Facility) plus 3% for the Tranche B Loan or 2 1/2% for all other loans. Following the consummation of the Offerings, Saks may borrow up to $20 million in aggregate principal amount of swingline loans which bear interest at the Alternate Base Rate plus an applicable margin ranging from 0.0% to 1.0% depending on the Interest Coverage Ratio (as defined in the Credit Facility). All other loans under

                              SAKS HOLDINGS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (in thousands, except where otherwise indicated)

the Credit Facility following the closing of the Offerings will bear interest at a rate equal to, at Saks' option, (a) the Alternate Base Rate plus a percentage ranging from 0.0% to 1.5% depending on the Interest Coverage Ratio or (b) the Eurodollar Rate plus a percentage ranging from 1.0% to 2.5% depending on the Interest Coverage Ratio. Eurodollar loans can have maturities of one-, two-, three- or six-month periods. Interest is payable on these loans at the maturity dates, except for six-month period loans, which provide for interest to be payable quarterly. Interest on Alternate Base Rate loans is payable quarterly.

    During fiscal 1993 and fiscal 1994, the Company consummated the sale and sale-leaseback of certain properties. In fiscal 1994, the net proceeds of such sales were used to reduce the Tranche A, Tranche B and Working Capital Revolving Loans by $10,700, $873 and $2,837, respectively.

    The Credit Facility contains restrictive covenants, which include limitations on capital expenditures, specified minimum levels of consolidated net worth and minimum consolidated adjusted operating profit, as well as maintenance of specified ratios, including an interest coverage ratio, as defined. In addition, the Credit Facility contains restrictions on Saks' ability to pay dividends or make other distributions to Saks Holdings. Saks Holdings is a holding company with no business operations of its own. Saks Holdings therefore is dependent upon payments, dividends and distributions from Saks for funds to pay its expenses and to pay future cash dividends or distributions, if any, to holders of the Common Stock. The Credit Facility provides that Saks may not declare any dividends or make any other payments or distributions to Saks Holdings except for amounts necessary (i) to pay Saks Holdings' operating expenses up to $4 million per fiscal year and (ii) to pay Saks Holdings' taxes. With respect to the impairment and special charges described in Note 3, the Company received consent from the banks, in May 1994 and March 1996, which excluded such charges from the aforementioned restrictive covenants. Amounts outstanding under the Credit Facility are collateralized by the assets of Saks and its subsidiaries, except for the real estate properties included in the real estate financing described below, the accounts receivable described in Note 4, inventories and the capital stock of Saks' real estate subsidiaries and the capital stock of the subsidiaries established to effect the accounts receivable sale. Saks Holdings has guaranteed the payment of principal and interest by Saks and has collateralized this guarantee with a pledge of the capital stock of Saks.

    The occurrence of the Offerings will not trigger the change of control provision under the Credit Facility.

REAL ESTATE FINANCING:

    In December 1990, the Company issued $500,000 of Euronotes (the "Notes") in connection with the completion of a major real estate financing. During fiscal 1993 and fiscal 1994, early repayment of Notes, arising from the sale and closing of certain properties and the reversion of escrow amounts aggregated $11,000 and $26,000, respectively. The sale of properties resulted in gains of $3,250 and $2,115 in fiscal 1993 and fiscal 1994, respectively. (See Note 12.)

    The Notes accrued interest at .75% over the three-month LIBOR with interest payable on a quarterly basis. These Notes were refinanced in May 1995.

    In May 1995, the Company through a subsidiary trust completed a real estate financing, aggregating $335,000, through the issuance of mortgage loans collateralized by intercompany leases. Mortgage certificates in the principal amount of $175,000 bear interest at variable rates based on three-month LIBOR, payable quarterly. The remaining $160,000 in certificates, which are

                              SAKS HOLDINGS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (in thousands, except where otherwise indicated)


subordinated to the other certificates, bear interest at annual fixed rates ranging from 8.98% to 12.36%, payable semiannually. All of the mortgage certificates are scheduled to mature in May 2002. The debt related to individual properties is prepayable at premiums ranging from stated value to 150% of stated value. The various properties collateralizing the mortgage certificates are cross guaranteed. Saks guarantees the obligations under all intercompany leases. In January 1996, the Company sold one of its stores and prepaid the mortgage loan associated with this property aggregating $4,159. The proceeds were used to prepay the related mortgage certificate in February 1996 (See Note 2). The sale of the Yonkers distribution center (See Notes 3 and 13) would require the prepayment of mortgage certificates totaling $9,074.


SUBORDINATED NOTES:

    In fiscal 1993, the Company issued $50,000 of Subordinated Notes due May 2001. Interest is payable at 9% per annum on a semiannual basis. The notes are subject to optional redemption from time to time at specified prices ranging from 104% to 100%. These notes are subordinated to other indebtedness of the Company.

    Proceeds from the issuance of the Term Loans and the 9% Subordinated Notes were used to prepay the remaining 13% subordinated debt issued at the Acquisition, which consisted of principal of $180,313, accrued interest of $11,720, and redemption premiums of $3,606. Deferred financing costs of $16,155 related to the repaid subordinated debt and the aforementioned redemption premiums are reflected as an extraordinary charge to operations in 1993.

    The Subordinated Notes may be redeemed at the option of Saks in whole or in part at any time before maturity. Upon a "Change of Control," as defined, Saks is obligated to make an offer to repurchase all outstanding Subordinated Notes at the optional redemption prices set forth above, plus accrued and unpaid interest. The occurrence of the Offerings will not trigger a change of control. The subordinated note indenture provides that Saks may not declare any dividends or make any other distributions on any shares of its capital stock other than dividends to Saks Holdings in amounts required for Saks Holdings to pay franchise taxes and other fees required to maintain its corporate existence and to pay Federal, state and local income taxes.

    The Company has purchased various interest rate caps to minimize its exposure to interest rate fluctuations (See Note 11).

    In addition as of February 3, 1996 approximately $5.3 million in letters of credit were outstanding under a $10 million letter of credit facility.

    The Company's expected aggregate principal payments as of February 3, 1996 for all indebtedness, excluding capital leases (See Note 10), are as follows:


1996............................................................   $ 26,463
1997............................................................     30,384
1998............................................................    266,522
1999............................................................    106,460
2000............................................................     56,032
Thereafter......................................................    380,841
                                                                   --------
                                                                   $866,702
                                                                   --------
                                                                   --------

                              SAKS HOLDINGS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (in thousands, except where otherwise indicated)

6. STOCKHOLDERS' EQUITY (IN THOUSANDS, EXCEPT FOR PER-SHARE AMOUNTS)

CAPITALIZATION:

    The following is a summary of the capitalization of the Company at January 28, 1995 and February 3, 1996:

Class A Stock:  37,500 shares authorized, issued and outstanding.
Class B Stock:  2,250 shares authorized, issued and outstanding.
Class C Stock:  25,050 shares authorized; 5,187 and 5,239 shares issued and 5,107 and
                5,158 shares outstanding, respectively, at January 28, 1995 and February
                3, 1996. Additionally, treasury stock aggregated 80 and 29 shares as of
                January 28, 1995 and February 3, 1996, respectively.
Class D Stock:  100 shares authorized and issued at January 28, 1995 and February 3, 1996;
                100 and 50 shares outstanding at January 28, 1995 and February 3, 1996, respectively.
Common Stock:   150,000 shares authorized; none issued and outstanding.

    All of the stock has a $.01 par value per share. The transfer of any shares of stock is restricted as specified in the Company's Certificate of Designation (the "Certificate").

    Under the Senior Management Stock Incentive Plan and the 1996 Stock Incentive Plan, an aggregate of, 6,209 shares of Class C Stock have been reserved. In addition to the options described in Note 7, certain officers and employees of the Company held 171.3 and 172.3 shares of restricted Class C Shares as of January 28, 1995 and February 3, 1996, respectively.

CONVERSION OF STOCK:

    In the event of an initial public offering or sale of the Company, as defined in the Certificate, all issued and outstanding shares of Class A, Class B, Class C and Class D Stock not otherwise redeemed by the Company shall automatically convert into shares of Common Stock on a one-for-one basis.

VOTING RIGHTS:

    Holders of shares of Class D Stock and Common Stock are entitled to one vote for each share of such stock held. Until a change of control of the Company, as defined in the Certificate, holders of Class A, Class B and Class C Stock have no voting rights, except that the holders of these shares shall have the right to one vote for each share held as to the approval of any change to the Certificate of Incorporation that would increase or decrease the par value of such stock, or change the powers, preferences or special rights of such stock so as to have a material adverse effect on such holders.

    Effective upon a change of control, holders of shares of Class A, Class B and Class C Stock shall be entitled to one vote for each share of stock held.

    Currently, affiliates of Investcorp S.A. ("Investcorp") own all of the outstanding voting stock of the Company. Investcorp owns no voting stock and less than 10% of the Company's total outstanding stock.

                              SAKS HOLDINGS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (in thousands, except where otherwise indicated)

LIQUIDATION RIGHTS:

    In the event of liquidation of the Company, each holder of Class A, Class B and Class C Stock shall be entitled to receive $.001 per share before any payment or distribution shall be made or set aside for payment on the Class D Stock or Common Stock. Any remaining assets or proceeds therefrom are to be distributed to all stockholders on a pro rata basis.

DIVIDEND RIGHTS:

    Dividends are payable to all stockholders on a pro rata basis upon declaration of such dividends by the Board of Directors.

7. STOCK INCENTIVE PLANS (IN THOUSANDS, EXCEPT FOR PER-SHARE AMOUNT)

    In October 1990, Saks Holdings adopted a Senior Management Stock Incentive Plan (the "Old Incentive Plan"), and in February 1996, Saks Holdings adopted a 1996 Management Stock Incentive Plan (the "New Incentive Plan" and together with the Old Incentive Plan, the "Incentive Plans"), for members of senior management and certain other officers and employees of the Company. As of February 3, 1996 there were options to purchase 1,455.2 shares of Common Stock outstanding under the Old Incentive Plan, and no options outstanding under the New Incentive Plan. No additional options will be granted under the Old Incentive Plan. The maximum number of shares of Common Stock issuable pursuant to the Incentive Plans is 6,209, subject to adjustment to reflect stock splits, stock dividends and similar stock transactions.

    The Incentive Plans provide for the grant of options that qualify as incentive stock options ("ISOs") under the Internal Revenue Code, as amended, as well as options that do not qualify as ISOs ("Non-qualified Options") (collectively referred to as the "Options"), and also provide for the grant of stock appreciation rights and for the sale or grant of restricted stock. Options to purchase shares of Common Stock may extend for ten years for ISOs and ten years and 30 days for Non-qualified Options from the date of grant. Options may not be granted and restricted stock may not be sold or granted under the Incentive Plans after October 17, 2000. The exercise of Options is conditioned upon active employment with the Company. In the event an employee ceases to be employed by the Company, for any reason, the Company may repurchase at fair market value, as determined annually by the Board of Directors, any shares of Class C Stock acquired by such employee pursuant to exercise of an Option granted under the Incentive Plans.

                              SAKS HOLDINGS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (in thousands, except where otherwise indicated)

    The following table summarizes the activity in Options:


                                                                 COMPANY-
                                                      OTHER     PERFORMANCE
                                                     OPTIONS      OPTIONS
                                                     -------    -----------
[S]                                                  [C]        [C]
Outstanding at January 29, 1994...................    155.4       1,330.5
  Granted.........................................     --           147.2
  Canceled........................................    (25.4)       (301.1)
                                                     -------    -----------
Outstanding at January 28, 1995...................    130.0       1,176.6
  Granted.........................................    172.1          80.9
  Canceled........................................    (16.1)        (88.3)
                                                     -------    -----------
Outstanding at February 3, 1996...................    286.0       1,169.2
                                                     -------    -----------
                                                     -------    -----------


    The exercise price of all Options granted is $20.00 per share, representing the estimated fair market value at the time of grant.

    In accordance with an exchange approved by the Board of Directors of the Company on January 19, 1996, on February 28, 1996, Options to acquire 1,620.9 shares of Common Stock issued under the Old Plan were surrendered to the Company in exchange for the issuance of Options to purchase an identical number of shares under the New Incentive Plan. The exercise price of the new Options is $16.00 per share. The individual Stock Option Agreements pursuant to which Options are granted under the New Incentive Plan provide that Options vest to the extent of one-third of the shares underlying the Options granted as of the closing of the Offerings, one-third on the first anniversary thereof and one-third on the second anniversary thereof. In the event of an Approved Sale (as defined in the agreement), all options vest in their entirety. The Stock Option Agreements further provide for the termination of the vested portions of any Options upon the tenth anniversary of such Stock Option Agreement, and for acceleration of termination if the employee ceases to be employed by Saks Holdings or a subsidiary.

8. POSTEMPLOYMENT BENEFITS

    The Company has a noncontributory defined benefit pension plan covering substantially all full-time employees. Benefits are based upon years of service and compensation prior to retirement. As a result of the Company's special retirement initiative in fiscal 1993 and funding limitations, the plan refunded the Company $4,574 in fiscal 1994. The Company did not make a contribution in fiscal 1994 or fiscal 1995. The Company's policy is to fund the plan to satisfy the requirements of the Employee Retirement Income Security Act of 1974 ("ERISA"). Pension Plan assets consist primarily of short term investments, bonds, various equities and real estate interests.

                              SAKS HOLDINGS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (in thousands, except where otherwise indicated)

    The net periodic pension expense consisted of the following components:


                                                 FISCAL     FISCAL     FISCAL
                                                  1993       1994       1995
                                                 -------    -------    -------

Service cost..................................   $ 4,815    $ 4,250    $ 3,527
Interest cost.................................     6,137      6,226      5,778
Loss (return) on plan assets..................    (9,450)     3,085     (9,095)
Net (deferral) amortization...................     2,318     (8,600)     4,906
                                                 -------    -------    -------
    Net pension expense.......................   $ 3,820    $ 4,961    $ 5,116
                                                 -------    -------    -------
                                                 -------    -------    -------

    The following table sets forth the Pension Plan's funded status and the present value of benefit obligations:


                                                  JANUARY 28,    FEBRUARY 3,
                                                     1995           1996
                                                  -----------    -----------
Accumulated benefit obligation:
  Vested.......................................    $ (62,169)     $ (77,266)
  Nonvested....................................       (3,618)        (4,838)
                                                  -----------    -----------
                                                     (65,787)       (82,104)
Effect of projected future salary increases....       (2,776)        (4,562)
                                                  -----------    -----------
Projected benefit obligation...................      (68,563)       (86,666)
Plan assets at fair value......................       48,598         53,058
                                                  -----------    -----------
    Plan assets (less than) projected benefit
obligation.....................................      (19,965)       (33,608)
Unrecognized net (gain) loss...................       (4,108)         4,415
Unrecognized prior service cost................          (60)           (56)
                                                  -----------    -----------
    (Accrued) pension cost.....................    $ (24,133)     $ (29,249)
                                                  -----------    -----------
                                                  -----------    -----------

    The Company also maintains an unfunded supplemental retirement plan which provides for benefits in addition to those provided by the Pension Plan. Expenses related to the supplemental plan were $591, $487 and $502 in fiscal 1993, fiscal 1994 and fiscal 1995, respectively. Payments from the supplemental plan were $336 and $279 for fiscal 1994 and fiscal 1995, respectively. The accrued liability for this plan at January 28, 1995 and February 3, 1996 was $7,037 and $7,260, respectively.

    The actuarial present value of the projected benefit obligations for both the Pension Plan and supplemental plan was determined at a weighted-average assumed discount rate and an assumed rate of increase in future compensation of 9.0% and 3.0%, respectively, for fiscal 1994 and 7.35% and 3.0%, respectively, for fiscal 1995. The assumed long-term rate of return on plan assets was 9.0% for both fiscal 1994 and fiscal 1995. A 1% change in the assumed discount rate would change the accumulated benefit obligation by approximately $10 million.

    The Company also maintains a 401(k) Plan which covers substantially all of its employees. The plan is a defined contribution plan and is subject to the provisions of ERISA. The assets of the plan can be invested in a fixed income fund and six mutual funds. Eligible employees may contribute up to 16% of their compensation, as defined. The Company contributes an amount equal to 1/4 of the

                              SAKS HOLDINGS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (in thousands, except where otherwise indicated)

first 6% of an employee's contribution. The Company's expense was $1,914, $1,912 and $2,098, for fiscal 1993, fiscal 1994 and fiscal 1995, respectively.

    As of the date of the Acquisition, the Company recorded an actuarially determined liability representing the present value of certain postemployment health care and life insurance benefit obligations for certain retirees as well as active employees. In fiscal 1993, the Board approved changes to such benefits which substantially reduced these benefits and resulted in aggregate reductions in the accrued liability and employee benefit expenses of $6,452.

9. INCOME TAXES

    The Company has net operating loss carryforwards for tax purposes of approximately $727,597 at February 3, 1996. The carryforwards begin to expire, unless utilized, in fiscal 2005 through fiscal 2010. The Company has not reflected any benefit in the consolidated financial statements with respect to these carryforwards because it has provided a valuation allowance equivalent to the net deferred tax assets.

    The Company recorded certain assets and liabilities at the date of the Acquisition for financial reporting purposes which are not similarly recognized under income tax regulations, aggregating a tax benefit of $34,525. Subsequent realization of this tax benefit will be accounted for as a reduction of goodwill.

    At January 28, 1995 and February 3, 1996 the Company had net deferred tax assets of $337,803 and $345,059, respectively. The tax effects of temporary differences that give rise to the deferred tax assets are as follows:

                                                                   JANUARY 28,    FEBRUARY 3,
                                                                      1995           1996
                                                                   -----------    -----------
Deferred tax assets:
  Operating loss carryforward...................................    $ 253,506      $ 289,609
  Accrued expenses and reserves.................................       20,962         17,722
  Employee benefits.............................................       12,486         14,532
  Depreciation/amortization and basis differences...............       39,702         15,575
  Allowance for doubtful accounts...............................        3,707          4,442
  Deferred lease payments.......................................        2,542          3,133
  Other.........................................................        4,898          4,084
                                                                   -----------    -----------
    Total deferred tax assets...................................      337,803        349,097
Deferred tax liability
  Deferred financing costs......................................            0         (4,038)
                                                                   -----------    -----------
    Total deferred tax liability................................            0         (4,038)
                                                                   -----------    -----------
  Net deferred tax assets.......................................      337,803        345,059
  Less valuation allowance......................................     (337,803)      (345,059)
                                                                   -----------    -----------
  Net deferred tax..............................................    $       0      $       0
                                                                   -----------    -----------
                                                                   -----------    -----------

    The reconciliation between the statutory federal income tax rate and the effective income tax rate for the last three years is as follows:

                              SAKS HOLDINGS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (in thousands, except where otherwise indicated)

                                                                      FISCAL    FISCAL    FISCAL
                                                                       1993      1994      1995
                                                                      ------    ------    ------
Statutory federal income tax rate..................................    35.0%     35.0%     35.0%
State and local income taxes, net of federal tax benefit...........     4.8       4.8       4.8
                                                                      ------    ------    ------

  Effective income tax rate........................................    39.8      39.8      39.8

  Generation of NOL carryforward...................................   (39.8 )   (39.8 )   (39.8 )
                                                                      ------    ------    ------
  Net effective income tax rate....................................     0.0%      0.0%      0.0%
                                                                      ------    ------    ------
                                                                      ------    ------    ------

10. LEASES

    The Company leases certain land and buildings under various noncancelable capital and operating leases. The Company's capital leases have remaining terms of up to 29 years. Operating leases consist of land leases and land and building leases with terms from one to 54 years. All of these leases are subject to renewal options.

    Substantially all leases provide for contingent rentals based upon sales and require the Company to pay taxes, insurance and occupancy costs. Certain rentals are based solely on a percentage of sales.

    The Company also leases certain equipment under operating leases expiring during the next five fiscal years.

    The Company's rent expense consisted of the following:

                                                FISCAL     FISCAL     FISCAL
                                                 1993       1994       1995
                                                -------    -------    -------
Land and building rent:
  Fixed minimum..............................   $ 8,960    $ 8,787    $11,401
  Contingent rentals.........................     5,694      4,516      5,454
                                                -------    -------    -------
    Total land and building rent.............    14,654     13,303     16,855
Equipment and other..........................     4,851      4,540      3,956
                                                -------    -------    -------
    Total rent expense.......................   $19,505    $17,843    $20,811
                                                -------    -------    -------
                                                -------    -------    -------

                              SAKS HOLDINGS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (in thousands, except where otherwise indicated)

    At February 3, 1996, the future minimum lease commitments under noncancelable operating and capital leases, including equipment leases, are as follows:


    FISCAL YEARS                                      CAPITAL     OPERATING
- ---------------------------------------------------   --------    ---------

1996...............................................   $ 14,311    $ 17,175
1997...............................................     13,898      22,751
1998...............................................     12,131      20,454
1999...............................................     11,851      19,415
2000...............................................     12,281      19,138
Thereafter.........................................    210,198     261,477
                                                      --------    ---------
  Total minimum payments...........................    274,670    $360,410
                                                                  ---------
                                                                  ---------
Less, Executory costs..............................        629
                                                      --------
  Net minimum lease payments.......................    274,041
Less, Interest.....................................    164,801
                                                      --------
  Present value of net minimum lease payments......    109,240
Less, current......................................      4,772
                                                      --------
  Noncurrent obligations under capital leases......   $104,468
                                                      --------
                                                      --------


    Leased property under capital leases is summarized as follows:


                                                  JANUARY 28,    FEBRUARY 3,
                                                     1995           1996
                                                  -----------    -----------

Building and equipment.........................    $  95,875      $ 107,008
  Less, Accumulated amortization...............      (15,269)       (20,403)
                                                  -----------    -----------
                                                   $  80,606      $  86,605
                                                  -----------    -----------
                                                  -----------    -----------


    The Company leases certain selling space within its stores to other specialty retailers under contingent rental agreements. Rental income related to these agreements was $8,988, $9,038 and $10,209 in fiscal 1993, fiscal 1994 and fiscal 1995, respectively.

11. DERIVATIVE FINANCIAL INSTRUMENTS

    The Company has entered into interest rate cap agreements to reduce the impact of increases in interest rates on the REMIC Financing and Credit Facility. The Company is also an indirect beneficiary of interest rate cap agreements entered into by the Receivables Trust. At February 3, 1996, there were 18 interest rate cap agreements outstanding. Accordingly, the Company is entitled to receive from various financial institutions the amount, if any, by which the Company's interest payments on its debt exceeds the stated interest rates or strike rates. Payments received as a result of the caps in the Company's debt are recorded as a reduction of interest expense. Payments received by the Receivables trust as a result of the caps related to the securitization are

                              SAKS HOLDINGS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (in thousands, except where otherwise indicated)

recorded by the Company as an increase in finance charge income. The following is a summary of the interest rate cap agreements as of February 3, 1996:

                                    NOTIONAL      STRIKE
                                     AMOUNT        RATE      EFFECTIVE DATE    EXPIRATION DATE
                                    --------    ----------   ---------------   ---------------
A/R Floating Rate Certificate
Program..........................   150,000 (1)   9.00%        December 1991          May 1999
                                     50,000 (1)   9.00%          August 1992          May 1999
                                    250,000     7.25-9.00         March 1995          May 1996
A/R Commercial Paper Program.....   191,500 (1)    9.00         October 1993          May 1999
                                    142,000     7.25-9.00         March 1995     November 1996
                                    142,000        7.25        November 1996     February 1997
A/R Series 1991-2 Class C
Certificates.....................     8,841        9.00        November 1992          May 1996
A/R Series 1991-2 Class B
Certificates.....................    13,500        9.00       September 1994          May 1996
A/R Series 1991-3 Class B1
Certificates.....................    10,338        9.00       September 1995          May 1996
A/R Series 1991-3 Class C1
Certificates.....................     8,475        9.00       September 1995          May 1996
Senior credit facility...........   100,000        5.00       September 1993    September 1996
                                    100,000        5.00       September 1993    September 1996
                                    200,000        6.00       September 1993    September 1996
                                     50,000        7.25           March 1995     February 1997
                                    400,000        7.25       September 1996     February 1997
Real estate financing............   175,000        7.25             May 1995     February 1997
                                     87,500        9.70        February 1997          May 2002
                                     87,500        9.70        February 1997          May 2002

- ------------

(1) Effective November 1996, the strike rate increases to 10% and the notional amount begins amortizing each month at a variable rate.

    The strike rate related to the senior credit facility and real estate financing is based on three-month LIBOR contracts. The accounts receivable strike rate is based on one-month LIBOR contracts.

    The aggregate carrying value and fair value of the Company's interest rate cap agreements was $1,575 and $3,839 at January 28, 1995 and $2,242 and $1,828 at February 3, 1996, respectively. The fair value of interest rate cap agreements is based on current settlement price of comparable contracts obtained from interest rate cap providers' quotes. The majority of the Company's long-term debt bears interest at floating rates; therefore its carrying amount and fair value are equal.

12. RELATED PARTY TRANSACTIONS

    The Company receives various consulting and advisory services from an affiliate of Investcorp, for which it pays fees. The fees paid or payable for such services were $2 million, $2 million and $7 million in fiscal 1993, fiscal 1994 and fiscal 1995, respectively. Additionally, the Company purchased merchandise for sale from Gucci Group N.V., Ebel S.A., and Chaumet International S.A., all of which also may be deemed to be affiliates of Investcorp during such fiscal year. The amount of such purchases in fiscal 1995 were $7.3, $.6 and $.5 million, respectively. In fiscal 1993 the

                              SAKS HOLDINGS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (in thousands, except where otherwise indicated)

Company sold a closed store location to an affiliate of Investcorp. The net proceeds and gain on sale were $11.9 million and $3.3 million, respectively. The gain on sale was recorded as paid-in-capital in the consolidated statement of stockholder's equity.

13. CONTINGENCIES

    Saks is a defendant in a suit pending in the Supreme Court of the State of New York, County of New York, in which the plaintiff, a former Saks employee, contends, among other things, that Saks was negligent in hiring a co-worker who allegedly assaulted the plaintiff. The plaintiff is seeking $10 million in damages. Saks has moved to dismiss the action. Saks believes that, subject to a self-insured retention, the claim is covered by Saks' insurance. In connection with the suit, Saks also is in litigation with one of its insurance providers regarding the provider's duties and obligations under its insurance contract with Saks. Saks does not believe that the resolution of these suits will have a material adverse impact on its financial position or results of operations.

    The Company also is involved in various other suits and claims in the ordinary course of business. Management does not believe that the disposition of such suits will have a material adverse effect on the financial position or continuing operations of the Company.

    Management has entered into an agreement to sell its current distribution facility, located in Yonkers, New York. The sale is subject to the successful rezoning of the property. If rezoned, proceeds associated with the sale would fall within a range of $20 to $25 million. A sale of the distribution center in this price range could result in a gain on sale of $8 to $13 million. Management is unable to determine at this time if this transaction will be completed.

14. QUARTERLY RESULTS (UNAUDITED) (IN THOUSANDS, EXCEPT FOR PER-SHARE AMOUNTS)

                                                     FISCAL 1995
                                     --------------------------------------------      FISCAL
                                      FIRST       SECOND      THIRD       FOURTH        1995
                                     QUARTER     QUARTER     QUARTER     QUARTER     FULL YEAR
                                     --------    --------    --------    --------    ----------
Net sales.........................   $384,564    $353,229    $407,990    $541,004    $1,686,787
Cost of goods sold................    262,435     262,956     275,092     368,209     1,168,692
Net income (loss) before
extraordinary charge..............    (16,553)    (34,133)    (35,319)     27,901       (58,104)
Net income (loss).................    (16,553)    (39,817)    (35,319)     27,594       (64,095)
Net income (loss) per share before
extraordinary charge..............       (.37)       (.76)       (.79)        .62         (1.29)
Net income (loss) per share.......       (.37)       (.89)       (.79)        .61         (1.43)

                              SAKS HOLDINGS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (in thousands, except where otherwise indicated)

    The Company recorded special charges in the first and third quarters of $8,900 and $27,515, respectively. (See Note 3).

                                                     FISCAL 1994
                                     --------------------------------------------      FISCAL
                                      FIRST       SECOND      THIRD       FOURTH        1994
                                     QUARTER     QUARTER     QUARTER     QUARTER     FULL YEAR
                                     --------    --------    --------    --------    ----------
Net Sales.........................   $333,614    $298,455    $343,375    $442,719    $1,418,163
Cost of goods sold................    229,104     220,920     233,818     295,808       979,650
Net income (loss) before
extraordinary charge..............     (9,211)    (25,935)     (5,426)     30,489       (10,083)
Net income (loss).................     (9,299)    (26,341)     (5,426)     30,448       (10,618)
Net income (loss) per share before
extraordinary charge..............       (.20)       (.58)       (.12)        .68          (.22)
Net income (loss) per share.......       (.21)       (.59)       (.12)        .68          (.24)

15. SUBSEQUENT EVENTS

    The Company is in the process of filing an initial public offering for the issuance of shares of common stock. This offering is expected to be completed during the second quarter of fiscal 1996.

    In April 1996, Saks Holdings effected a five-for-one split in the form of a 400% common stock dividend (the "Stock Split"). Saks Holdings has also increased the number of authorized shares of its common stock to 150,000 and authorized 10,000 shares of preferred stock. All share and per share information has been restated to reflect the stock split.

    Since February 3, 1996, Saks Holdings has granted to members of management options for the purchase of 449 shares of Common Stock. In addition, Saks Holdings will grant, conditioned upon the closing of the Offerings, options for the purchase of 1,200 shares of Common Stock.

                              SAKS HOLDINGS, INC.
               CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
                             (Dollars in thousands)

                                                                     AUGUST 3,      JULY 29,
                                                                        1996          1995
                                                                     ----------    ----------
ASSETS:
Current assets:
  Cash and cash equivalents.......................................   $    2,688    $    7,776
  Accounts receivable, net........................................       44,467        39,049
  Inventories.....................................................      389,610       318,317
  Other current assets and restricted cash........................       52,149        39,889
                                                                     ----------    ----------
    Total current assets..........................................      488,914       405,031
                                                                     ----------    ----------
Property and equipment, net.......................................      798,386       784,449
Intangibles and other assets......................................      134,259       144,646
                                                                     ----------    ----------
    Total Assets..................................................   $1,421,559    $1,334,126
                                                                     ----------    ----------
                                                                     ----------    ----------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
  Accounts payable, trade.........................................   $  142,312    $  120,664
  Accrued liabilities.............................................       92,365        95,382
  Taxes other than income taxes...................................       13,795        33,164
  Current portion of long term debt...............................       12,568        19,825
  Other...........................................................        4,749         4,498
                                                                     ----------    ----------
    Total current liabilities.....................................      265,789       273,533
Long term debt....................................................      531,791       830,790
Other noncurrent liabilities......................................      151,692       138,953
                                                                     ----------    ----------
    Total liabilities.............................................      949,272     1,243,276
Stockholders' equity..............................................      472,287        90,850
                                                                     ----------    ----------
Total Liabilities & Stockholders' Equity..........................   $1,421,559    $1,334,126
                                                                     ----------    ----------
                                                                     ----------    ----------

               The accompanying Notes are an integral part of the
             unaudited Condensed Consolidated Financial Statements.

                              SAKS HOLDINGS, INC.
          CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
                       (Dollars and shares in thousands)

                                                                            SIX MONTHS ENDED
                                                                        ------------------------
                                                                        AUGUST 3,      JULY 29,
                                                                           1996          1995
                                                                        ----------    ----------
Net sales............................................................   $  868,245    $  737,793
Cost of sales, including buying & occupancy..........................     (621,173)     (525,391)
                                                                        ----------    ----------
    Gross margin.....................................................      247,072       212,402
Selling, general and administrative expenses.........................     (230,516)     (210,796)
Impairment and special charges.......................................           --        (8,900)
                                                                        ----------    ----------
Operating income (loss)..............................................       16,556        (7,294)
Interest expense, net................................................      (42,163)      (43,392)
                                                                        ----------    ----------
  Income (loss) before income taxes and extraordinary charge.........      (25,607)      (50,686)
Income taxes.........................................................           --            --
  Income (loss) before extraordinary charge..........................      (25,607)      (50,686)
Extraordinary charge - loss on early extinguishment of debt..........       (3,340)       (5,684)
                                                                        ----------    ----------
    Net income (loss)................................................   $  (28,947)   $  (56,370)
                                                                        ----------    ----------
                                                                        ----------    ----------
    Net income (loss) per share before extraordinary charge..........   $    (0.49)   $    (1.13)
                                                                        ----------    ----------
                                                                        ----------    ----------
Net income (loss) per share..........................................   $    (0.55)   $    (1.25)
                                                                        ----------    ----------
                                                                        ----------    ----------
Weighted average shares outstanding..................................       52,311        44,955
                                                                        ----------    ----------
                                                                        ----------    ----------

               The accompanying Notes are an integral part of the
             unaudited Condensed Consolidated Financial Statements.

                              SAKS HOLDINGS, INC.
          CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
                             (Dollars in thousands)

                                                                          SIX MONTHS ENDED
                                                                       ----------------------
                                                                       AUGUST 3,     JULY 29,
                                                                         1996          1995
                                                                       ---------     --------
Net income (loss) plus depreciation and amortization...............    $   7,816     $(18,369)
  Adjustments to reconcile to net cash provided by (used in)
    operations:
    Extraordinary charge--early extinguishment of debt.............        3,340        5,684
    Impairment and special charges.................................           --        8,900
    Change in operating assets and liabilities.....................      (54,973)     (14,701)
                                                                       ---------     --------
        Net cash (used in) operating activities....................      (43,817)     (18,486)
                                                                       ---------     --------
  Cash flows from investing activities:
        Net cash (used in) investing activities (primarily capital
expenditures)......................................................      (48,325)     (32,078)
  Cash flows from financing activities:
    Additional paid-in-capital from initial public offering........      417,769           --
    Net revolver borrowing (payment) under senior credit
facility...........................................................     (173,401)      10,433
    Proceeds of commercial mortgage pass-through certificates......           --      335,000
    Payment of euronotes...........................................           --     (335,000)
    Borrowing (payment) of debt....................................     (148,943)      65,087
    Financing costs................................................       (5,582)     (25,000)
    Other..........................................................       (1,640)      (1,808)
                                                                       ---------     --------
        Net cash provided by financing activities..................       88,203       48,712
                                                                       ---------     --------
        Increase (decrease) in cash and cash equivalents...........    $  (3,939)    $ (1,852)
                                                                       ---------     --------
                                                                       ---------     --------

               The accompanying Notes are an integral part of the
             unaudited Condensed Consolidated Financial Statements.

                              SAKS HOLDINGS, INC.
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
                     (in thousands, except where indicated)

1. BASIS OF PRESENTATION

    The condensed consolidated financial statements of Saks Holdings, Inc. and its subsidiaries (the "Company") are submitted in response to the requirements of Regulation S-X promulgated under the Securities Act and should be read in conjunction with the annual consolidated financial statements included in this prospectus. In the opinion of management, these statements contain all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of the financial position, the results of operations and net cash flows for the interim periods presented. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. The retail industry is seasonal in nature, and historically the results of operations for interim periods may not be indicative of the results for the full year.

2. INITIAL PUBLIC OFFERING


    In May 1996, the Company completed an initial public offering. The Company sold approximately 18 million shares at an initial public offering price of $25.00 per share. The net proceeds from the offering were approximately $417.8 million. The net proceeds from the offering were primarily used to prepay term loan borrowings under the Senior Credit Facility and repay outstanding balances on the revolving credit portion of the facility. The Company recorded an extraordinary charge of $3.3 million ($.06 per share) associated with the accelerated write-off of deferred financing costs related to these pre-payments. Effective with the offering, the Company amended its Senior Credit Facility to reduce the spread on its variable interest rate borrowings under the facility and change the availability of borrowings under the facility. The Company has $322 million of borrowing capacity available under the revolving credit portion of the facility and has $138 million in term loan borrowings outstanding.


3. SPECIAL CHARGES

    A special charge of $8.9 million ($.20 per share) was recorded in the thirteen weeks ended April 29, 1995. This charge represented costs to integrate four former I. Magnin store locations.

4. RECEIVABLES SECURITIZATION

    SFA Finance Company ("Finco") is a wholly-owned subsidiary established for the purpose of purchasing proprietary credit card receivables (the "Receivables") from Saks & Company ("Saks"). In April 1996 Saks Master Trust (the "New Receivables Trust") was formed pursuant to a pooling and servicing agreement among Finco, Saks, as servicer, and Bankers Trust Company, as trustee (the "New A/R Trustee"). The assets of the New Receivables Trust currently consist principally of a certificate evidencing the entire interest in the Transition Certificate, Series 1996-1 (the "Transition Certificate"), which is the second outstanding series issued by SFA Master Trust. The Transition Certificate represents the interest in the assets of the SFA Master Trust not represented by Series 1991-2 and has a principal amount which will fluctuate from time to time according to the level of receivables in the SFA Master Trust in excess of the amount required to support the Series 1991-2 Certificates. On the date on which Series 1991-2 has been fully liquidated (the "Existing Trust Termination Date"), the assets of the SFA Master Trust will be

                              SAKS HOLDINGS, INC.
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)--
                                  (CONTINUED)
                     (in thousands, except where indicated)

4. RECEIVABLES SECURITIZATION--(CONTINUED)

transferred to the New Receivables Trust in exchange for the cancellation of the Transition Certificate. After the Existing Trust Termination Date, Saks will continue to receive a fee for servicing the Receivables for the New Receivables Trust.

    In April 1996 the New Receivables Trust sold two series of certificates of beneficial interests. These certificates represent undivided interests in the receivables generated from time to time by Saks by a portfolio of accounts meeting the designated eligibility requirements. Series 1996-1 is a medium term series that matures in April 1999. Approximately $297 million of Class A Series 1996-1 Certificates and $53 million of Class B Series 1996-1 Certificates were sold in non-public transactions. Approximately $47 million of subordinated Series 1996-1 Certificates were privately placed at the same time. All such certificates bear interest at fixed spreads over one-month LIBOR. Finco retains approximately $16.5 million of subordinated Series 1996-1 Certificates. Series 1996-1 has a substantial prefunded amount, which will be invested in Receivables (via the Transition Certificate) as cash allocable to Series 1991-2 is no longer reinvested in Receivables, but instead is accumulated in order to make the principal payment due with respect thereto in November 1996.

    Series 1996-2 is a series with a variable principal amount. The Class A Series 1996-2 Certificates have a maximum outstanding principal balance of $100 million and have been privately placed. Subordinated Series 1996-2 Certificates, with an aggregate maximum outstanding principal balance of approximately $16.0 million, also were privately placed. All Series 1996-2 Certificates bear interest at fixed spreads over one-month LIBOR. Finco will retain up to approximately $5.0 million of subordinated Series 1996-2 Certificates. The principal balance of Series 1996-2 is currently zero.

5. CONTINGENCIES

    Saks is a defendant in a suit pending in the Supreme Court of the State of New York, County of New York, in which the plaintiff, a former Saks employee, contends, among other things, that Saks was negligent in hiring a co-worker who allegedly assaulted the plaintiff. The plaintiff is seeking $10 million in damages. Saks has moved to dismiss the action. Saks believes that, subject to a self-insured retention, the claim is covered by Saks' insurance. In connection with the suit, Saks also is in litigation with one of its insurance providers regarding the provider's duties and obligations under its insurance contract with Saks. Saks does not believe that the resolution of these suits will have a material adverse impact on its financial position or results of operations.

    The Company also is involved in various other suits and claims in the ordinary course of business. Management does not believe that the disposition of such suits will have a material adverse effect on the financial position or continuing operations of the Company.

    The Company has entered into an agreement to sell its current distribution facility, located in Yonkers, New York. The sale is subject to the successful rezoning of the property. If rezoned, proceeds associated with the sale would fall within a range of $20 to $25 million. A sale of the distribution center in this price range could result in a gain on sale of $8 to $13 million. Management is unable to determine at this time if this transaction will be completed.

                              SAKS HOLDINGS, INC.
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)--
                                  (CONTINUED)
                     (in thousands, except where indicated)

5. CONTINGENCIES--(CONTINUED)

    The Company has entered into an agreement with Dayton Hudson Corporation and certain of its affiliates to acquire three Marshall Field store locations in Texas, adding 250,000 square feet of store space. Two of these stores are intended to replace two smaller stores currently operated by Saks in Houston and Dallas. Saks intends to spend approximately $100 million in connection with the acquisition and renovation of these stores. Completion of the transaction is subject to certain conditions and is expected to be completed in December 1996.

6. ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS

    As required, the Company adopted Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets" beginning with fiscal 1996 reporting. SFAS 121 requires that long-lived assets and certain identifiable intangibles be reviewed whenever events or changes in circumstances indicate that recoverability is questionable. The adoption did not have a material effect on the results of operations or financial position.

                                  UNDERWRITING

    Subject to the terms and conditions of the Underwriting Agreement, Saks Holdings has agreed to sell to each of the Underwriters named below, and each of such Underwriters has severally agreed to purchase from Saks Holdings, the respective principal amounts of the Notes set forth opposite its name below:


                                                                PRINCIPAL
                                                                AMOUNT OF
                        UNDERWRITER                               NOTES
- ------------------------------------------------------------   ------------
Goldman, Sachs & Co.........................................   $
CS First Boston Corporation.................................
Morgan Stanley & Co. Incorporated...........................
Salomon Brothers Inc .......................................
                                                               ------------
  Total.....................................................   $200,000,000
                                                               ------------
                                                               ------------

    Under the terms and conditions of the Underwriting Agreement, the Underwriters are committed to take and pay for all the Notes offered hereby, if any are taken.

    The Underwriters propose to offer the Notes in part directly to the public at the public offering price set forth on the cover page of this Prospectus, and
in part to certain securities dealers at such price less a concession of     %
of the principal amount of the Notes. The Underwriters may allow, and such
dealers may reallow, a concession not to exceed     % of the principal amount of
the Notes to certain brokers and dealers. After the Notes are released for sale to the public, the offering price and the other selling terms may from time to time be varied by the representatives.

    Saks Holdings has granted the Underwriters an option exercisable for 30 days after the date of this Prospectus to purchase up to an aggregate of $30,000,000 additional principal amount of the Notes solely to cover over-allotments, if any. If the Underwriters exercise their over-allotment option, the Underwriters have severally agreed, subject to certain conditions, to purchase approximately the same percentage thereof that the principal amount of the Notes to be purchased by each of them, as shown in the foregoing table, bears to the aggregate principal amount of the Notes offered hereby.


    Saks Holdings has agreed that, during the period beginning from the date of this Prospectus and continuing to and including the date 90 days after the date of this Prospectus, it will not offer, sell, contract to sell or otherwise dispose of any securities of Saks Holdings which are substantially similar to the shares of the Common Stock or securities which are convertible or exchangeable into securities which are substantially similar to the shares of the Common Stock (other than any sales or dispositions of Common Stock (i) upon conversion of the Notes, (ii) in connection with the acquisition of or merger with any other corporation or other entity or the acquisition of any assets or properties thereof provided that, prior to the issuance of such securities, such corporation or entity agrees to be similarly bound or (iii) pursuant to employee stock option, stock purchase or other employee benefit plans) existing on the date of the Underwriting Agreement without the prior written consent of the Underwriters.


    The Notes are a new issue of securities with no established trading market. Saks Holdings has been advised by the Underwriters that they intend to make a market in the Notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes.

    Saks Holdings has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act.

    From time to time in the ordinary course of their businesses, affiliates of certain of the Underwriters have engaged and may in the future engage in general financing and banking transactions with Saks and its affiliates. Furthermore, it is possible that more than 10% of the proceeds of the offering, not including underwriting compensation, will be received by lenders to Saks under its credit facility and revolving credit facility that are affiliated with members of the National Association of Securities Dealers, Inc. ("NASD") who are participating in the offering. As a result, the offering is being conducted in accordance with NASD Corporate Financing Rule 2710.(c)(8) and Rule 2720.(c)(3)(A), which provide that the minimum yield to maturity can be no lower than that recommended by a "qualified independent underwriter" meeting certain standards. In accordance with this provision, Goldman, Sachs & Co. has agreed to act in such role and will recommend a minimum yield to maturity in compliance with the requirements of Rule 2720.(c)(3)(A). Goldman, Sachs & Co. will receive compensation from Saks Holdings in the amount of $10,000 for serving in such role. In connection with the offering, Goldman, Sachs & Co. in its role as qualified independent underwriter has performed due diligence investigations and reviewed and participated in the preparation of this Prospectus and the Registration Statement of which this Prospectus forms a part. In addition, the Underwriters may not confirm sales to any discretionary account without the prior specific written approval of the customer.

    Certain of the Underwriters have provided from time to time, and expect to provide in the future, investment banking services to Saks Holdings and its affiliates, for which such Underwriters have received and will receive customary fees and commissions.

                            [SAKS FIFTH AVENUE LOGO]

"More than a store Saks Fifth Avenue is a Brand translating to Multiple Formats..."

[Photo of Resort Store]     [Photo of Off 5th Store]    [Photo of Sales Person]

"Resort Stores"             "Outlet Stores"             "Full-line Stores"


[Photo of International Marketing Materials]            [Photo of Labels]

"International Exploration"                             "Private Label"


[Photo of Folio Catalogs]                               [Photo of Web-Site]

     "Direct Response"                                  "Technological Exploration"



            [Photo of Couple Holding Saks Fifth Avenue Shopping Bag]


                       ". . . and a Patent for the Future"

======================================  ========================================

    NO PERSON HAS BEEN AUTHORIZED TO
GIVE ANY INFORMATION OR TO MAKE ANY
REPRESENTATIONS OTHER THAN THOSE
CONTAINED IN THIS PROSPECTUS, AND, IF
GIVEN OR MADE, SUCH INFORMATION OR
REPRESENTATIONS MUST NOT BE RELIED
UPON AS HAVING BEEN AUTHORIZED. THIS
PROSPECTUS DOES NOT CONSTITUTE AN
OFFER TO SELL OR THE SOLICITATION OF
AN OFFER TO BUY ANY SECURITIES OTHER
THAN THE SECURITIES TO WHICH IT
RELATES OR AN OFFER TO SELL OR THE
SOLICITATION OF AN OFFER TO BUY SUCH                      $200,000,000
SECURITIES IN ANY CIRCUMSTANCES IN
WHICH SUCH OFFER OR SOLICITATION IS
UNLAWFUL. NEITHER THE DELIVERY OF
THIS PROSPECTUS NOR ANY SALE MADE
HEREUNDER SHALL, UNDER ANY                            SAKS HOLDINGS, INC.
CIRCUMSTANCES, CREATE ANY IMPLICATION
THAT THERE HAS BEEN NO CHANGE IN THE
AFFAIRS OF SAKS HOLDINGS SINCE THE                % CONVERTIBLE SUBORDINATED
DATE HEREOF OR THAT THE INFORMATION                NOTES DUE         , 2006
CONTAINED HEREIN IS CORRECT AS OF ANY
TIME SUBSEQUENT TO ITS DATE.

      -------------------

       TABLE OF CONTENTS

                                        PAGE
                                        ----
Prospectus Summary....................    3
Risk Factors..........................   12
Use of Proceeds.......................   17            ------------------
Price Range of Common Stock and
Dividend Policy.......................   18                  [LOGO]
Capitalization........................   19
Selected Consolidated Financial                       -------------------
Data..................................   20
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   22
Business..............................   30
Management............................   47
Principal Stockholders................   55
Certain Transactions..................   57            GOLDMAN, SACHS & CO.
Description of Notes..................   58
Description of Capital Stock..........   69              CS FIRST BOSTON
Certain Tax Considerations............   71
Description of Certain Indebtedness...   73
Shares Eligible for Future Sale.......   80            MORGAN STANLEY & CO.
Validity of Notes.....................   81                INCORPORATED
Experts...............................   81
Additional Information................   81
Index to Consolidated Financial                        SALOMON BROTHERS INC
Statements............................  F-1
Underwriting..........................  U-1

           -------------------

======================================  ========================================

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The Registrant's expenses in connection with the offering described in this registration statement are set forth below. All amounts except the Securities and Exchange Commission registration fee, the NASD filing fee and the NYSE listing fee are estimated.


Securities and Exchange Commission registration fee...........   $   79,320
NASD filing fee...............................................       23,500
Printing expenses.............................................      250,000
Accounting fees and expenses..................................      100,000
Legal fees and expenses.......................................      200,000
Fees and expenses (including legal fees) for qualifications
under state securities laws...................................       30,000
Trustee's fees and expenses...................................       16,500
Rating Agencies' fees and expenses............................      130,000
Miscellaneous.................................................      170,680
                                                                 ----------
    Total.....................................................   $1,000,000
                                                                 ----------
                                                                 ----------

ITEM 14. IDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145 of the Delaware General Corporation Law (the "DGCL") makes provision for the indemnification of officers and directors of corporations in terms sufficiently broad to indemnify the officers and directors of the registrant under certain circumstances from liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933, as amended (the "Act").

    As permitted by the DGCL, the registrant's Certificate of Incorporation (the "Charter") provides that, to the fullest extent permitted by the DGCL, no director shall be liable to the registrant or to its stockholders for monetary damages for breach of his fiduciary duty as a director. Delaware law does not permit the elimination of liability (i) for any breach of the director's duty of loyalty to the registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases, or (iv) for any transaction from which the director derives an improper personal benefit. The effect of this provision in the Charter is to eliminate the rights of the registrant and its stockholders (through stockholders' derivative suits on behalf of the registrant) to recover monetary damages against a director for breach of fiduciary duty as a director thereof (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i)-(iv), inclusive, above. These provisions will not alter the liability of directors under federal securities laws.

    The registrant's Bylaws (the "Bylaws") provide that the registrant may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the registrant) by reason of the fact that he is or was a director, officer, employee or agent of the registrant or is or was serving at the request of the registrant as a director, officer, employee or agent of any other corporation or enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful.

    The Bylaws also provide that the registrant may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the registrant to procure judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the registrant unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine that despite the adjudication of liability but in view of all the circumstances of the case, such person if fairly and reasonably entitled to be indemnified for such expenses which the Court of Chancery of the State of Delaware or the court in which such action was brought shall deem proper.

    The Bylaws also provide that to the extent a director or officer of the registrant has been successful in the defense of any action, suit or proceeding referred to in the previous paragraphs or in the defense of any claim, issue, or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for in the Bylaws shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the registrant may purchase and maintain insurance on behalf of a director or officer of the registrant against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the registrant would have the power to indemnify him against such liabilities under such Bylaws.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    The registrant has not issued or sold securities within the past three years pursuant to offerings that were not registered under the Securities Act of 1933, as amended (the "Securities Act"), except as follows:

      (a)  In August 1993, Saks Holdings sold 260 of its Class C Shares to Robert Ramsden for an aggregate of $26,000. These shares have since been repurchased by Saks Holdings.

      (b)  In December 1994, Saks Holdings sold 357 of its Class C Shares to Owen Dorsey for an aggregate of $35,700.

      (c)  In December 1994, Saks Holdings sold 260 of its Class C Shares to Richard Zannino for an aggregate of $26,000.

      (d)  In November 1995, Saks Holdings sold 97 of its Class C Shares to Stephen Bock for an aggregate of $9,700.

      (e)  In December 1995, Saks Investments Limited, Saks Equity Limited and Saks Capital
           Limited each converted 2,400 Class D Shares into 2,400 Class C Shares pursuant to
           Section 6(d) of the Certificate of Designations of Saks Holdings.

      (f)  In January 1996, Saks Holdings sold 357 of its Class C Shares to Gail Pisano for an aggregate of $35,700.

      (g)  In February 1996, Saks Holdings sold 357 of its Class C Shares to Dan Smith for an aggregate of $35,700.

      (h)  In February 1996, Saks Holdings sold 357 of its Class C Shares to Wayne Meichner for an aggregate of $35,700.

      (i)  In February 1996, Saks Holdings sold 357 of its Class C Shares to Barbara Lynne
           Ronon for an aggregate of $35,700.

      (j)  In February 1996, Saks Holdings sold 357 of its Class C Shares to Sheri Wilson-Gray for an aggregate of $35,700.

      (k)  In February 1996, Saks Holdings sold 260 of its Class C Shares to Mark Hood for an aggregate of $26,000.

      (l)  On various dates from January 30, 1993 through February 28, 1996, pursuant to the
           Old Incentive Plan, Saks Holdings awarded to key employees of Saks (i)
           Non-qualified Options, exercisable in whole or in part at $100.00 ($20.00 giving effect to the stock split in the form of a dividend effected on April 26, 1996 (the
           "Stock Split")) per share to purchase an aggregate of 129,313 (646,565 giving effect to the Stock Split) Class C Shares and (ii) ISOs, exercisable in whole or in part at $100.00 ($20.00 giving effect to the Stock Split) per share to purchase an aggregate of 47,557 (237,785 giving effect to the Stock Split) Class C Shares.

      (m)  On February 28, 1996, pursuant to the New Incentive Plan, Saks Holdings issued
           ISOs, exercisable in whole or in part at $80.00 ($16.00 giving effect to the Stock
           Split) per share, to purchase 324,171 (1,620,855 giving effect to the Stock Split)
           Class C Shares in exchange for the cancellation of Options issued pursuant to the
           Old Incentive Plan to purchase an indentical number of Class C Shares.

      (n)  On various dates from February 29, 1996 through April 19, 1996, pursuant to the New
           Incentive Plan, Saks Holdings issued ISOs, exercisable in whole or in part at
           $80.00 ($16.00 giving effect to the Stock Split) per share, to purchase 51,068
           (255,340 giving effect to the Stock Split) Class C Shares.

      (o)  On May 22, 1996, Saks Holdings granted ISOs, pursuant to the New Incentive Plan, to purchase 1,199,750 shares of Common Stock, exercisable in whole or in part at
           $25.00 per share.

    The transactions set forth above were undertaken in reliance upon the exemptions from the registration requirements of the Securities Act afforded by
(i) Section 4(2) thereof and/or Regulation D promulgated thereunder, as sales not involving a public offering, and/or (ii) Rule 701 promulgated thereunder, as sales by an issuer to employees, directors, officers, consultants or advisors pursuant to written compensatory benefit plans or written contracts relating to the compensation of such persons. The purchasers of the securities described above acquired them for their own account not with a view to any distribution thereof to the public. The certificates evidencing the securities bear legends stating that the shares may not be offered, sold or transferred other than pursuant to an effective registration statement under the Securities Act or an exemption from such registration requirements.

    With respect to the transaction described in paragraphs (l) through (o) above, on June 10, 1996, Saks Holdings registered on Form S-8 under the Securities Act the exercise of options granted under the Plans as well as any further grants of options granted under the New Incentive Plan.

    Upon the closing of Saks Holdings' initial public offering on May 28, 1996, all of Saks Holdings' capital stock, including all Class C Shares, was converted into Common Stock.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) Exhibits



  EXHIBIT
  NUMBER                                 DESCRIPTION OF EXHIBIT
- -----------  -------------------------------------------------------------------------------
1.01***      Form of Underwriting Agreement
3.01*        Amended and Restated Certificate of Incorporation of Saks Holdings, as filed with the Delaware Secretary of State on May 28, 1996
3.02*        Bylaws of Saks Holdings, as adopted on August 6, 1990
4.01**       Form of Indenture between Saks Holdings and Bankers Trust Company, as trustee,
             with regard to    % Covertible Subordinated Notes due 2006
4.02**       Form of    % Covertible Surbordinated Notes due 2006 (included in Exhibit 4.01)
4.03*        See Exhibits 3.01 and 3.02 as to the rights of holders of Saks Holdings' Common
             Stock
4.04*        Form of Stock Certificate of the Common Stock of Saks Holdings
4.05.1*      Amended and Restated Credit Agreement, dated as of July 1, 1993, among Saks,
             Chemical Bank and Bankers Trust Company as managing agents, Chemical Bank,
             Bankers Trust Company, the CIT Group/Business Credit, Inc. and Barclays Bank
             PLC as co-agents, and Chemical Bank as administrative agent (the "Credit
             Facility")
4.05.2*      First Amendment to the Credit Facility, dated as of March 1, 1995
4.05.3*      Second Amendment to the Credit Facility, dated as of October 24, 1995
4.05.4*      Third Amendment to the Credit Facility, dated as of March 5, 1996
4.05.5*      Fourth Amendment to the Credit Facility, dated as of April 10, 1996
4.05.6*      Fifth Amendment to the Credit Facility, dated as of April 18, 1996
4.05.7**     Sixth Amendement and Consent to the Credit Facility, dated as of August   ,
             1996
4.06*        Amended and Restated Loan and Security Agreement dated as of
             May 12, 1995 between Fifth Avenue Capital Trust ("FACT") and certain direct and indirect wholly-owned subsidiaries of Saks (the "Borrowers")
4.07*        Trust and Servicing Agreement dated as of May 12, 1995 among FACT, Bankers
             Trust Company, as servicer, and Marine Midland Bank, as trustee
4.08*        Amended and Restated Trust Agreement, dated as of May 12, 1995, among Saks,
             HNY, Inc. and Wilmington Company, as owner trustee
4.09*        Indenture, dated as of July 1, 1993, between Saks and AIBC Services N.V., as trustee
4.10*        First Supplemental Indenture, dated as of April 22, 1996, between Saks and AIBC
             Services N.V., as trustee
4.11***      Form of    % Subordinated Note from Saks to Saks Holdings
5.01***      Opinion of Gibson, Dunn & Crutcher LLP
8.01***      Opinion of Gibson, Dunn & Crutcher LLP
10.01.1*     Amended and Restated Pooling & Servicing Agreement, dated as of December 16,
             1991, among SFA Finance Company, Saks and Bankers Trust Company, as trustee
             (the "1991 P&S")
10.01.2*     First Amendment to the 1991 P&S, dated as of November 5, 1992
10.01.3*     Second Amendment to the 1991 P&S, dated as of October 26, 1993
10.02.1*     Second Amended and Restated Receivables Purchase Agreement, dated as of
             December 16, 1991, between Saks and SFA Finance Company (the "Receivables
             Purchase Agreement")
10.02.2*     First Amendment to the 1991 Receivables Purchase Agreement, dated as of
             November 5, 1992
10.02.3*     Second Amendment to the 1991 Receivables Purchase Agreement, dated as of
             October 26, 1993
10.03.1*     Series 1991-2 Supplement, dated as of December 16, 1991, among SFA Finance
             Company, Saks, MHTC, as administrative agent, and Bankers Trust Company, as trustee (the "1991-2 Supplement")

  EXHIBIT
  NUMBER                                 DESCRIPTION OF EXHIBIT
- -----------  -------------------------------------------------------------------------------
10.03.2*     First Amendment to the 1991-2 Supplement, dated as of July 22, 1992
10.03.3*     Second Amendment to the 1991-2 Supplement, dated as of August 20, 1992
10.03.4*     Third Amendment to the 1991-2 Supplement, dated as of November 5, 1992
10.03.5*     Fourth Amendment to the 1991-2 Supplement, dated as of May 20, 1993
10.03.6*     Fifth Amendment to the 1991-2 Supplement, dated as of October 28, 1993
10.03.7*     Sixth Amendment to the 1991-2 Supplement, dated as of September 30, 1994
10.04.1*     Class C Supplement to Series 1991-2 Supplement, dated as of
             November 5, 1992, among SFA Finance Company, Saks and Bankers Trust Company, as
             trustee (the "1991-2(C) Supplement")
10.04.2*     First Amendment to the 1991-2(C) Supplement, dated as of September 30, 1994
10.05*       Class B Supplement to Series 1991-2 Supplement, dated as of September 30, 1994, among SFA Finance Company, Saks and Bankers Trust Company, as trustee
10.06*       Series 1995-1 Supplement, dated as of November 13, 1995, among SFA Finance
             Company, Saks, Swiss Bank Corporation, New York Branch, as administrative agent, and Bankers Trust Company, as trustee
10.07*       Transition Supplement to the 1991 P&S, dated as of April 25, 1996, among SFA
             Finance Company, Saks and Bankers Trust Company, as trustee
10.08*       Pooling and Servicing Agreement, dated as of April 25, 1996, among SFA Finance
             Company, Saks and Bankers Trust Company, as trustee (the "1996 P&S")
10.09*       Series 1996-1 Supplement to the 1996 P&S, dated as of April 25, 1996, among SFA
             Finance Company, Saks and Bankers Trust Company, as trustee
10.10*       Third Amended and Restated Receivables Purchase Agreement, dated as of April
             25, 1996, between Saks and SFA Finance Company
10.11*       Series 1996-2 Supplement to the 1996 P&S, dated as of April 25, 1996, among SFA
             Finance Company, Saks and Bankers Trust Company, as trustee
10.12*       Purchase Agreement, dated May 4, 1995 among Saks, FACT, the Borrowers, Goldman,
             Sachs & Company and Chemical Securities, Inc., with respect to the sale of
             Commercial Mortgage Pass-Through Certificates due May 12, 2002
10.13*       Saks Fifth Avenue Supplemental Pension Plan, effective July 2, 1990
10.14*       Saks Holdings, Inc. Senior Management Stock Incentive Plan, dated as of October
             17, 1990 (the "Old Incentive Plan")
10.15*       Standard Form of Stock Option Agreement Pursuant to the Old Incentive Plan
10.16.1*     Saks Holdings, Inc. 1996 Management Stock Incentive Plan, dated as of February
             1, 1996 (the "New Incentive Plan")
10.16.2*     Amendment to the New Incentive Plan
10.17*       Standard Form of Stock Option Agreement Pursuant to the New Incentive Plan
10.18*       Amended and Restated Employment Agreement, dated as of March 1, 1996, between
             Saks and Philip B. Miller
10.19*       Amended and Restated Employment Agreement, dated as of March 1, 1996, between
             Saks and Rose Marie Bravo
10.20*       Amended and Restated Employment Agreement, dated as of March 1, 1996, between
             Saks and Owen E. Dorsey
10.21*       Employment Agreement, dated as of March 1, 1996, between Saks and Brian E.
             Kendrick
10.22*       Agreement for Management Advisory and Consulting Services, dated as of July 2,
             1995, between Saks and III
10.23*       Acquisitions Advisory Agreement, dated as of January 29, 1995, between Saks and
             III
10.24*       Public Company Expenses Agreement, dated as of April 27, 1996, between Saks
             Holdings and Saks.


  EXHIBIT
  NUMBER                                 DESCRIPTION OF EXHIBIT
- -----------  -------------------------------------------------------------------------------
10.25*       Form of Common Stock Purchase Agreement between Saks Holdings and Investcorp,
             S.A.
12.01**      Statement regarding the computation of the ratio of earnings to fixed charges
21.01*       Subsidiaries of Saks Holdings
23.01        Consent of Coopers & Lybrand L.L.P.
23.02***     Consents of Gibson, Dunn & Crutcher (contained in Exhibits 5.01 and 8.01)
24.01**      Power of Attorney (included on signature page of Registration Statement)


- ------------


  * Incorporated herein by reference to Saks Holdings' registration statement on Form S-1 (File No. 333-2426)
 **  Previously filed
***  To be filed by amendment.


ITEM 17. UNDERTAKINGS


    (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


    (b) The undersigned registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in The City of New York, State of New York, on September 5, 1996.


                                          SAKS HOLDINGS, INC.

                                          By   /s/ PHILIP B. MILLER
                                             ...................................

                                                      Philip B. Miller
                                                  Chief Executive Officer

                               POWER OF ATTORNEY

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacity indicated on September 5, 1996.


               SIGNATURE                               TITLE
- ----------------------------------------  ------------------------------------------------
          /s/ PHILIP B. MILLER            Chairman of the Board and
 ........................................    Chief Executive Officer
            Philip B. Miller                (Principal Executive Officer)

         /s/ BRIAN E. KENDRICK            Vice Chairman of the Board and
 ........................................    Chief Operating Officer
           Brian E. Kendrick

                   *                      President and Director
 ........................................
            Rose Marie Bravo

                   *                      Executive Vice President,
 ........................................    Chief Financial Officer and Treasurer
           Richard F. Zannino               (Principal Financial Officer)

                   *                      Director
 ........................................
             Savio W. Tung

                    *                     Director
 ........................................
             Jon P. Hedley

                    *                     Director
 ........................................
         E. Garrett Bewkes III

                    *                     Director
 ........................................
          Charles J. Philippin


               SIGNATURE                               TITLE
- ----------------------------------------  ------------------------------------------------
                    *                     Director
 ........................................
           Stephen I. Sadove

                    *                     Director
 ........................................
              Brian Ruder

            /s/ MARK E. HOOD              Senior Vice President--Finance
 ........................................    (Principal Accounting Officer)
              Mark E. Hood


*By:       /s/ MARK E. HOOD
     ...................................
            Mark E. Hood
           Attorney in Fact

                                 EXHIBIT INDEX


EXHIBIT
 NUMBER                             DESCRIPTION OF EXHIBIT                             PAGE
- --------   -------------------------------------------------------------------------   -----
1.01***    Form of Underwriting Agreement
3.01*      Amended and Restated Certificate of Incorporation of Saks Holdings, as
           filed with the Delaware Secretary of State on May 28, 1996
3.02*      Bylaws of Saks Holdings, as adopted on August 6, 1990
4.01**     Form of Indenture between Saks Holdings and Bankers Trust Company, as
           trustee, with regard to    % Covertible Subordinated Notes due 2006
4.02       Form of    % Covertible Surbordinated Notes due 2006 (included in Exhibit
           4.01)
4.03*      See Exhibits 3.01 and 3.02 as to the rights of holders of Saks Holdings'
           Common Stock
4.04*      Form of Stock Certificate of the Common Stock of Saks Holdings
4.05.1*    Amended and Restated Credit Agreement, dated as of July 1, 1993, among
           Saks, Chemical Bank and Bankers Trust Company as managing agents,
           Chemical Bank, Bankers Trust Company, the CIT Group/Business Credit, Inc.
           and Barclays Bank PLC as co-agents, and Chemical Bank as administrative agent (the "Credit Facility")
4.05.2*    First Amendment to the Credit Facility, dated as of March 1, 1995
4.05.3*    Second Amendment to the Credit Facility, dated as of October 24, 1995
4.05.4*    Third Amendment to the Credit Facility, dated as of March 5, 1996
4.05.5*    Fourth Amendment to the Credit Facility, dated as of April 10, 1996
4.05.6*    Fifth Amendment to the Credit Facility, dated as of April 18, 1996
4.05.7**   Sixth Amendement and Consent to the Credit Facility, dated as of August
             , 1996
4.06*      Amended and Restated Loan and Security Agreement dated as of
           May 12, 1995 between Fifth Avenue Capital Trust ("FACT") and certain direct and indirect wholly-owned subsidiaries of Saks (the "Borrowers")
4.07*      Trust and Servicing Agreement dated as of May 12, 1995 among FACT,
           Bankers Trust Company, as servicer, and Marine Midland Bank, as trustee
4.08*      Amended and Restated Trust Agreement, dated as of May 12, 1995, among
           Saks, HNY, Inc. and Wilmington Company, as owner trustee
4.09*      Indenture, dated as of July 1, 1993, between Saks and AIBC Services N.V., as trustee
4.10*      First Supplemental Indenture, dated as of April 22, 1996, between Saks and AIBC Services N.V., as trustee
4.11***    Form of    % Subordinated Note from Saks to Saks Holdings
5.01***    Opinion of Gibson, Dunn & Crutcher LLP
8.01***    Opinion of Gibson, Dunn & Crutcher LLP
10.01.1*   Amended and Restated Pooling & Servicing Agreement, dated as of December
           16, 1991, among SFA Finance Company, Saks and Bankers Trust Company, as
           trustee (the "1991 P&S")
10.01.2*   First Amendment to the 1991 P&S, dated as of November 5, 1992
10.01.3*   Second Amendment to the 1991 P&S, dated as of October 26, 1993
10.02.1*   Second Amended and Restated Receivables Purchase Agreement, dated as of
           December 16, 1991, between Saks and SFA Finance Company (the "Receivables
           Purchase Agreement")
10.02.2*   First Amendment to the 1991 Receivables Purchase Agreement, dated as of
           November 5, 1992
10.02.3*   Second Amendment to the 1991 Receivables Purchase Agreement, dated as of
           October 26, 1993
10.03.1*   Series 1991-2 Supplement, dated as of December 16, 1991, among SFA
           Finance Company, Saks, MHTC, as administrative agent, and Bankers Trust
           Company, as trustee (the "1991-2 Supplement")
10.03.2*   First Amendment to the 1991-2 Supplement, dated as of July 22, 1992
10.03.3*   Second Amendment to the 1991-2 Supplement, dated as of August 20, 1992

EXHIBIT
 NUMBER                             DESCRIPTION OF EXHIBIT                             PAGE
- --------   -------------------------------------------------------------------------   -----
10.03.4*   Third Amendment to the 1991-2 Supplement, dated as of November 5, 1992
10.03.5*   Fourth Amendment to the 1991-2 Supplement, dated as of May 20, 1993
10.03.6*   Fifth Amendment to the 1991-2 Supplement, dated as of October 28, 1993
10.03.7*   Sixth Amendment to the 1991-2 Supplement, dated as of September 30, 1994
10.04.1*   Class C Supplement to Series 1991-2 Supplement, dated as of
           November 5, 1992, among SFA Finance Company, Saks and Bankers Trust
           Company, as trustee (the "1991-2(C) Supplement")
10.04.2*   First Amendment to the 1991-2(C) Supplement, dated as of September 30,
           1994
10.05*     Class B Supplement to Series 1991-2 Supplement, dated as of September 30,
           1994, among SFA Finance Company, Saks and Bankers Trust Company, as
           trustee
10.06*     Series 1995-1 Supplement, dated as of November 13, 1995, among SFA
           Finance Company, Saks, Swiss Bank Corporation, New York Branch, as
           administrative agent, and Bankers Trust Company, as trustee
10.07*     Transition Supplement to the 1991 P&S, dated as of April 25, 1996, among
           SFA Finance Company, Saks and Bankers Trust Company, as trustee
10.08*     Pooling and Servicing Agreement, dated as of April 25, 1996, among SFA
           Finance Company, Saks and Bankers Trust Company, as trustee (the "1996
           P&S")
10.09*     Series 1996-1 Supplement to the 1996 P&S, dated as of April 25, 1996, among SFA Finance Company, Saks and Bankers Trust Company, as trustee
10.10*     Third Amended and Restated Receivables Purchase Agreement, dated as of
           April 25, 1996, between Saks and SFA Finance Company
10.11*     Series 1996-2 Supplement to the 1996 P&S, dated as of April 25, 1996, among SFA Finance Company, Saks and Bankers Trust Company, as trustee
10.12*     Purchase Agreement, dated May 4, 1995 among Saks, FACT, the Borrowers,
           Goldman, Sachs & Company and Chemical Securities, Inc., with respect to the sale of Commercial Mortgage Pass-Through Certificates due May 12,
           2002
10.13*     Saks Fifth Avenue Supplemental Pension Plan, effective July 2, 1990
10.14*     Saks Holdings, Inc. Senior Management Stock Incentive Plan, dated as of
           October 17, 1990 (the "Old Incentive Plan")
10.15*     Standard Form of Stock Option Agreement Pursuant to the Old Incentive
           Plan
10.16.1*   Saks Holdings, Inc. 1996 Management Stock Incentive Plan, dated as of
           February 1, 1996 (the "New Incentive Plan")
10.16.2*   Amendment to the New Incentive Plan
10.17*     Standard Form of Stock Option Agreement Pursuant to the New Incentive
           Plan
10.18*     Amended and Restated Employment Agreement, dated as of March 1, 1996, between Saks and Philip B. Miller
10.19*     Amended and Restated Employment Agreement, dated as of March 1, 1996, between Saks and Rose Marie Bravo
10.20*     Amended and Restated Employment Agreement, dated as of March 1, 1996, between Saks and Owen E. Dorsey
10.21*     Employment Agreement, dated as of March 1, 1996, between Saks and Brian
           E. Kendrick
10.22*     Agreement for Management Advisory and Consulting Services, dated as of
           July 2, 1995, between Saks and III
10.23*     Acquisitions Advisory Agreement, dated as of January 29, 1995, between
           Saks and III
10.24*     Public Company Expenses Agreement, dated as of April 27, 1996, between
           Saks Holdings and Saks.

EXHIBIT
 NUMBER                             DESCRIPTION OF EXHIBIT                             PAGE
- --------   -------------------------------------------------------------------------   -----
10.25*     Form of Common Stock Purchase Agreement between Saks Holdings and
           Investcorp, S.A.
12.01**    Statement regarding the computation of the ratio of earnings to fixed charges
21.01*     Subsidiaries of Saks Holdings
23.01      Consent of Coopers & Lybrand L.L.P.
23.02***   Consents of Gibson, Dunn & Crutcher (contained in Exhibits 5.01 and 8.0)
24.01**    Power of Attorney (included on signature page of Registration Statement)


- ------------


 * Incorporated herein by reference to Saks Holdings' registration statement on Form S-1 (File No. 333-2426)

 ** Previously filed.

*** To be filed by amendment.